EXECUTION VERSION
Dated December 4, 2018
Credit Agreement

among
Urban One, Inc.,
as the Borrower,

 Various Lenders,

Wilmington Trust, National Association,
as Administrative Agent
and
TCG Senior Funding L.L.C.,
as Sole Lead Arranger and Sole Bookrunner
THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE TERM LOANS WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING THE CHIEF FINANCIAL OFFICER AT +(301) 429-4638.

Section 1.	Definitions and Accounting Terms	1
1.01	Defined Terms	1
1.02	Other Definitional Provisions	33
1.03	Rounding	34
1.04	Calculations; Computations	34
1.05	References to Agreements, Laws, Etc	34
1.06	Timing of Payment of Performance	34
1.07	Certifications	34

Section 2.	Amount and Terms of Credit	35
2.01	The Commitments	35
2.02	Request for Borrowing of Term Loans	35
2.03	Funding of Borrowing	35
2.04	[Reserved]	35
2.05	Notes	35
2.06	[Reserved]	36
2.07	Pro Rata Borrowings	36
2.08	Interest	36
2.09	[Reserved]	37
2.10	Increased Costs, Illegality, Etc	37
2.11	[Reserved]	37
2.12	Change of Lending Office	37

Section 3.	Fees; Call Protection	38
3.01	Fees	38
3.02	Call Protection	38

Section 4.	Prepayments; Payments; Taxes	39
4.01	Voluntary Prepayments	39
4.02	Mandatory Repayments	39
4.03	Method and Place of Payment	41
4.04	Net Payments	42

Section 5.	Conditions Precedent to the Effective Date	45
5.01	This Agreement	45
5.02	Officer's Certificate	45
5.03	Opinions of Counsel	45
5.04	Company Documents; Proceedings; Etc	45
5.05	Adverse Change	45
5.06	Litigation, Disputes and Challenges	46
5.07	Subsidiaries Guaranty	46
5.08	Financial Statements	46
5.09	Solvency Certificate	46
5.10	Fees, Etc.	46
5.11	PATRIOT Act; Beneficial Ownership Regulation	46
5.12	No Default; Representation and Warranties	46

Section 6.	Conditions Precedent to the Funding Date	47
6.01	Effective Date; Notes	47
6.02	Officer's Certificate	47
6.03	Opinion of Counsel	47
6.04	Adverse Change	47
6.05	Litigation, Disputes and Challenges	47
6.06	Solvency Certificate	47
6.07	Fees, Etc	47
6.08	No Default; Representation and Warranties	47
6.09	Total Gross Leverage Ratio	48
6.10	Notice of Borrowing	48
6.11	Consummation of the Refinancing	48
6.12	No Amendments	48
6.13	Upfront Fee	48

Section 7.	Representations, Warranties and Agreements	49
7.01	Company Status	49
7.02	Power and Authority	49
7.03	No Violation	49
7.04	Approvals	49
7.05	Financial Statements; Financial Condition; Undisclosed Liabilities	50
7.06	Litigation	50
7.07	True and Complete Disclosure	50
7.08	Margin Regulations	51
7.09	Tax Returns and Payments	51
7.10	Compliance with ERISA	51
7.11	[Reserved].	52
7.12	Properties	52
7.13	Restricted Subsidiaries	52
7.14	Compliance with Statutes, Etc	53
7.15	Investment Company Act	53
7.16	Insurance	53
7.17	Environmental Matters	53
7.18	Employment and Labor Relations	53
7.19	Intellectual Property	54
7.20	Indebtedness	54
7.21	[Reserved].	54
7.22	Ownership of Stations	54
7.23	FCC Licenses and Other Matters	54
7.24	License Subsidiaries	54
7.25	Anti-Corruption Laws; Sanctions	55

Section 8.	Affirmative Covenants	56
8.01	Information Covenants	56
8.02	Books, Records and Inspections; Quarterly Conference Calls	59
8.03	Maintenance of Property	60
8.04	Existence; Franchises	60
8.05	Compliance with Statutes, Etc	60
8.06	Compliance with Environmental Laws	60
8.07	ERISA-Related Information	61
8.08	End of Fiscal Years; Fiscal Quarters	61
8.09	Payment of Taxes	61
8.10	[Reserved]	62
8.11	[Reserved]	62
8.12	Maintenance of Company Separateness	62
8.13	[Reserved].	62
8.14	Designation of Subsidiaries	62

Section 9.	Negative Covenants	64
9.01	Liens	64
9.02	Consolidation, Merger, Sale of Assets, Etc	67
9.03	Dividends	70
9.04	Indebtedness	72
9.05	Advances, Investments and Loans	74
9.06	Transactions with Principals, Named Executives and Credit Party Affiliates	78
9.07	[Reserved]	79
9.08	Total Gross Leverage Ratio	79
9.09	Modifications to Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, Etc	79
9.10	Limitation on Certain Restrictions on Restricted Subsidiaries	81
9.11	Limitation on Issuance of Equity Interests	82
9.12	Business; Etc	83

Section 10.	Events of Default	84
10.01	Payments	84
10.02	Representations, Etc	84
10.03	Covenants	84
10.04	Default Under Other Agreements	84
10.05	Bankruptcy, Etc	85
10.06	ERISA	85
10.07	[Reserved].	86
10.08	Guaranties	86
10.09	Judgments	86
10.10	Change of Control	86
10.11	[Reserved]	86
10.12	FCC Licenses and Authorizations	86
10.13	Senior Indebtedness	87

Section 11.	The Agents	88
11.01	Appointment	88
11.02	Nature of Duties	89
11.03	Lack of Reliance on the Agents	90
11.04	[Reserved]	91
11.05	Reliance	91
11.06	Indemnification	92
11.07	Each Agent in its Individual Capacity	92
11.08	[Reserved]	92
11.09	Resignation by the Administrative Agent	93
11.10	[Reserved].	93
11.11	Administrative Agent may File Bankruptcy Disclosure and Proofs of Claim	94
11.12	Delivery of Information; Lender's Acknowledgement	94
11.13	[Reserved].	95
11.14	Withholding Taxes	95

Section 12.	Miscellaneous	96
12.01	Payment of Expenses, Etc	96
12.02	Right of Setoff	98
12.03	Notices, Electronic Communications	98
12.04	Benefit of Agreement; Assignments; Participations	101
12.05	No Waiver; Remedies Cumulative	104
12.06	Payments Pro Rata	104
12.07	[Reserved]	104
12.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	105
12.09	Counterparts	106
12.10	[Reserved]	106
12.11	Headings Descriptive	106
12.12	Amendment or Waiver; Etc	106
12.13	Survival	107
12.14	Domicile of Loans	108
12.15	Register	108
12.16	Confidentiality	109
12.17	[Reserved].	110
12.18	PATRIOT Act	110
12.19	Post-Closing Actions	110
12.20	Interest Rate Limitation	110
12.21	FCC Ownership and Attribution Rules	111
12.22	Lender Action	111
12.23	Obligations Absolute	111
12.24	No Advisory or Fiduciary Responsibility	112
12.25	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	113

SCHEDULES:

SCHEDULE 1.01A	--	Commitments
SCHEDULE 1.01B	--	[Reserved]
SCHEDULE 1.01C	--	Unrestricted Subsidiaries
SCHEDULE 1.01D	--	Consolidated EBITDA
SCHEDULE 7.10	--	Plans
SCHEDULE 7.12	--	Real Property
SCHEDULE 7.13	--	Restricted Subsidiaries
SCHEDULE 7.16	--	Insurance
SCHEDULE 7.18	--	Agreements with Principals
SCHEDULE 7.20	--	Scheduled Existing Indebtedness
SCHEDULE 7.22	--	Stations
SCHEDULE 7.23	--	FCC Licenses
SCHEDULE 9.01	--	Existing Liens
SCHEDULE 9.02	--	Scheduled Dispositions
SCHEDULE 9.05A	--	Existing Investments
SCHEDULE 9.05B	--	Future Investments
SCHEDULE 9.06	--	Transactions with Credit Party Affiliates
SCHEDULE 12.19	--	Post-Closing Matters

EXHIBITS:

EXHIBIT A	--	Form of Notice of Borrowing
EXHIBIT B	--	Form of Note
EXHIBIT C	--	Form of Section 4.04(b)(ii) Certificate
EXHIBIT D	--	Form of Officers' Certificate
EXHIBIT E	--	Form of Subsidiaries Guaranty
EXHIBIT F	--	Form of Solvency Certificate
EXHIBIT G	--	Form of Budget
EXHIBIT H	--	Form of Compliance Certificate
EXHIBIT I	--	Form of Assignment and Assumption Agreement
EXHIBIT J	--	Form of Intercompany Note
EXHIBIT K	--	Form of Operating Agreement

CREDIT AGREEMENT, dated as of December 4, 2018 (as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time, this "Agreement"), among URBAN ONE, INC., a Delaware corporation (the "Borrower"), the Lenders party hereto from time to time, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent and TCG SENIOR FUNDING L.L.C., as Sole Lead Arranger and Sole Bookrunner.  All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.
W I T N E S S E T H:
WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Term Loans in an aggregate principal amount of $192,000,000 on the Funding Date.
WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrower the credit facility provided for herein;
NOW, THEREFORE, IT IS AGREED:
    Section 1. Definitions and Accounting Terms.
    1.01  Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
"9.25% Notes" shall mean those certain 9.25% Senior Subordinated Notes due 2020 issued by the Borrower pursuant to the 9.25% Notes Indenture in the aggregate original principal amount of $335,000,000, together with any additional notes issued in respect of interest payments on such 9.25% Notes, in each case as amended, restated, amended and restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be amended, restated, amended and restated, modified, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.
"9.25% Notes Documents" shall mean any and all agreements and guaranties relating to the 9.25% Notes, including but not limited to the 9.25% Notes and the 9.25% Notes Indenture, as amended, restated, amended and restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, amended and restated, modified, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.
"9.25% Notes Indenture" shall mean that certain Indenture, dated as of February 10, 2014, among the Borrower, certain of its Restricted Subsidiaries party thereto and Wilmington Trust, National Association, as trustee, as amended, restated, amended and restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, amended and restated, modified, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.
"Acquired Entity or Business" shall mean either (a) the assets constituting a business, division, product line or Station of any Person not already a Subsidiary of the Borrower or (b) 100% of the Equity Interests of any such Person (including by way of merger), which Person shall, as a result of the acquisition of such Equity Interests, become (i) a Domestic Restricted Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Domestic Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor, with the Borrower or such Subsidiary Guarantor being the surviving or continuing Person) or (ii) a Foreign Restricted Subsidiary of the Borrower (or shall be merged with and into a Foreign Restricted Subsidiary of the Borrower, with the Foreign Restricted Subsidiary of the Borrower being the surviving or continuing Person).

"Additional Cost-Savings and Adjustments" shall mean, with respect to any Specified Transaction, those cost-savings adjustments (in each case not included pursuant to subclause (x) of clause (c) of the definition of Pro Forma Basis contained herein) and other adjustments to reflect operating improvements, operating expense reductions, initiatives or synergies reasonably anticipated by the Borrower to be achieved, in connection with such Specified Transaction during the 18 month period following the consummation thereof, which adjustments shall be (i) factually supportable in the good faith judgment of the Borrower, (ii) net of costs reasonably expected to be incurred by the Borrower and its Restricted Subsidiaries to achieve any such cost savings, and (iii) described (in reasonable detail) in an officer's certificate delivered by an Authorized Officer of the Borrower to the Administrative Agent.
"Adjusted Consolidated Net Income" shall mean, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) the sum of the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense and non-cash interest expense) and net non-cash losses which were included in arriving at Consolidated Net Income for such period, plus (iii) the amount of all dividends and distributions actually paid in cash to the Borrower or any Restricted Subsidiary by Unrestricted Subsidiaries during such period, in each case to the extent not already included in determining Consolidated Net Income for such period, less (iv) the amount of all net non-cash gains and non-cash credits which were included in arriving at Consolidated Net Income for such period.
"Adjusted Consolidated Working Capital" shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.
"Administrative Agent" shall mean Wilmington Trust, National Association, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any permitted successor to the Administrative Agent appointed pursuant to Section 11.09.
"Administrative Agent Fee Letter" means that certain fee letter dated as of the date hereof between the Borrower and the Administrative Agent.
"Administrative Questionnaire" shall mean an Administrative Questionnaire in the form supplied from time to time by the Administrative Agent.
"Affiliate" shall mean, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with, such Person; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof as a result of this Agreement, the extension of credit hereunder, or its actions in connection herewith.
"Agents" shall mean, collectively, as the context may require, the Administrative Agent and the Lead Arranger.
"Aggregate Consideration" shall mean, with respect to any Permitted Acquisition, the sum (without duplication) of (i) the aggregate amount of all cash paid (or to be paid) by the Borrower or any of its Restricted Subsidiaries for the applicable Acquired Entity or Business in connection with such Permitted Acquisition and all contingent cash purchase price, earn-out and other similar obligations of the Borrower and its Restricted Subsidiaries incurred and reasonably expected to be incurred in connection therewith (as determined in good faith by the Borrower), including any cash payments made pursuant to non-competition agreements, (ii) the aggregate principal amount of all Indebtedness assumed, incurred, refinanced and/or issued in connection with such Permitted Acquisition to the extent permitted by Section 9.04 (including Permitted Acquired Debt) (excluding cash proceeds thereof paid and included pursuant to clause (i) above), and (iii) the fair market value of all other consideration paid (or to be paid) by the Borrower or its Restricted Subsidiaries in connection with such Permitted Acquisition; provided that "Aggregate Consideration" shall not include consideration paid in the form of common Equity Interests of the Borrower.

"Agreement" shall have the meaning provided in the first paragraph of this Agreement.
"Asset Sale" shall mean any sale, transfer or other disposition by the Borrower or any of its Restricted Subsidiaries to any Person (including by way of redemption by such Person) other than to the Borrower or a Wholly-Owned Restricted Subsidiary of the Borrower of any asset (including, without limitation, any transfer of Equity Interests of another Person, any sale or issuance of Equity Interests by a Restricted Subsidiary of the Borrower and any Subject Affiliate Transfer but excluding Recovery Events).
"Asset Swap" shall mean any transfer of assets of the Borrower or any Restricted Subsidiary to any Person (other than an Affiliate of the Borrower or such Restricted Subsidiary) in exchange for assets of such Person if:
(a)
such exchange would qualify, whether in part or in full, as a like-kind exchange pursuant to Section 1031 of the Code; provided that nothing in this definition shall require the Borrower or any Restricted Subsidiary to elect that Section 1031 of the Code be applicable to any Asset Swap;

(b)	the Fair Market Value of any property or assets received is at least equal to the Fair Market Value of the property or assets so transferred; and
(c)
to the extent applicable, any "boot" or other assets received by the Borrower or any Restricted Subsidiary is directly related to, and/or consists of Equity Interests issued by a Person in, a Permitted Business.

"Assignment and Assumption Agreement" shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed) or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.
"Authorizations" means all filings, recordings and registrations with, and all validations or exemptions, approvals, orders, authorizations, consents, Licenses, certificates and permits from, the FCC and other Governmental Authorities.
"Authorized Officer" shall mean, with respect to (i) delivering financial information and officer's certificates related thereto pursuant to this Agreement, the chief executive officer, the chief financial officer, the treasurer, the controller, the principal accounting officer of the Borrower or such other officer of the Borrower having substantially the same authority and responsibility, and (ii) for all other purposes hereunder, the chief executive officer, the chief financial officer, the treasurer, the controller, the principal accounting officer, the president, and any vice president.
"Bail-In Action" means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
"Bail-In Legislation" means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
"Bankruptcy Code" shall have the meaning provided in Section 10.05.

"Beneficial Owner" shall have the meaning provided to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.  The terms "Beneficially Owns," "Beneficially Owning" and "Beneficially Owned" have correlative meanings.
"Beneficial Ownership Certification" means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
"Beneficial Ownership Regulation" means 31 C.F.R. § 1010.230.
"Borrower" shall have the meaning provided in the first paragraph of this Agreement.
"Borrower Common Stock" shall mean the authorized common stock of the Borrower.
"Borrower Materials" shall have the meaning provided in Section 12.03(c).
"Borrowing" shall mean the borrowing of Loans on a given date.
"Business Day" shall mean for all purposes any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.
"Calculation Period" shall mean, with respect to any Permitted Acquisition, any Significant Asset Sale, any Subsidiary Designation, any Specified Transaction or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Significant Asset Sale, Subsidiary Designation, Specified Transaction or other event for which financial statements have been delivered to the Lenders pursuant to Section 8.01(a) or (b), as applicable; provided that, with respect to any event required to be calculated on a Pro Forma Basis that occurs prior to the date on which financial statements have been (or are required to be) delivered pursuant to Section 8.01(a) for the Fiscal Quarter ending nearest to September 30, 2018, the "Calculation Period" shall be the period of four consecutive Fiscal Quarters of the Borrower ended June 30, 2018 (taken as one accounting period), with Consolidated EBITDA (prior to giving pro forma effect to the applicable event required to be calculated on a Pro Forma Basis) being as set forth in the definition of "Test Period".
"Capital Expenditures" shall mean, with respect to any Person, for any period, the aggregate, without duplication, of all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the value of all assets under Capitalized Lease Obligations incurred by such Person and its Restricted Subsidiaries during such period (other than as a result of purchase accounting).
"Capitalized Lease Obligations" shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.
"Cash Equivalents" shall mean, as to any Person, (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within twelve months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's, (iv) Dollar denominated time deposits, eurodollar time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least "A" or the equivalent thereof from S&P or "A2" or the equivalent thereof from Moody's with maturities of not more than one year from the date of acquisition by such Person, (v) repurchase obligations with a term of not more than thirty (30) days for underlying securities of the types described in clause (ii) above entered into with any bank meeting the qualifications specified in clause (iv) above, (vi) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's and in each case maturing not more than nine months after the date of acquisition by such Person, (vii) investments in money market funds at least 95% of the assets of which are comprised of securities of the types described in clauses (i) through (vi) above, and (viii) in the case of any Foreign Restricted Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Restricted Subsidiary is organized and is conducting business or in the currency of, or obligations fully and unconditionally guaranteed by, such sovereign nation (or any agency thereof).

"CEO Employment Agreement" shall mean the Employment Agreement between the Borrower (formerly known as Radio One, Inc.) and Liggins, dated April 16, 2008, and as amended by the Terms of Employment Agreement between the Borrower and Liggins approved by the independent compensation committee of the Borrower on September 30, 2014 as referenced in the Borrower's Form 8-K filed October 6, 2014, as in effect on the Effective Date.
"Change of Control" shall mean (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than any "person" or "group" that is a Principal or Principal Related Party, (A) is or shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more on a fully diluted basis of the economic or voting interests in the Borrower's Equity Interests or (B) acquires direct or indirect Control of the Borrower or (ii) a "change of control" or similar event shall occur as provided in (x) any Permitted Subordinated Debt Document, any Senior Secured Notes Document, any 9.25% Notes Document or any Permitted Refinancing Debt Document relating to the foregoing and (y) any Qualified Preferred Stock, Disqualified Preferred Stock, Designated Preferred Stock or other Indebtedness (or the documentation governing the same) to the extent the outstanding principal amount or liquidation preference, as the case may be, of such Qualified Preferred Stock, Disqualified Preferred Stock, Designated Preferred Stock or other Indebtedness exceeds $20,000,000.
"Code" shall mean the U.S. Internal Revenue Code of 1986 and the regulations promulgated and rulings issued thereunder.  Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
"Comcast Note" shall mean that certain promissory note, dated as of April 17, 2015, made by the Borrower in favor of Comcast Programming Ventures V LLC, a Delaware limited liability company, in an initial aggregate principal amount of $11,872,030, as amended, restated, amended and restated, supplemented, extended, refinanced, replaced, waived or otherwise modified.
"Commitment" shall mean a Term Loan Commitment.
"Commodity Exchange Act" means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
"Communications" shall have the meaning provided in Section 12.03(b).
"Communications Act" shall mean the Communications Act of 1934, as amended, and the rules and regulations and published policies of the FCC thereunder.
"Company" shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate).

"Consolidated Current Assets" shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits (but excluding (i) assets held for sale, (ii) permitted loans to third parties, (iii) Plan assets, (iv) deferred bank fees, and (v) derivative financial instruments).
"Consolidated Current Liabilities" shall mean, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries as current liabilities at such date of determination, other than (i) the current portion of any Indebtedness, (ii) the current portion of interest, (iii) accruals for current or deferred Taxes based on income or profits, (iv) accruals of any costs or expenses related to restructuring reserves, (v) deferred revenue, and (vi) the current portion of pension liabilities.
"Consolidated EBITDA" shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains (or losses) and any related provision for taxes on such extraordinary gains (or losses), (y) any non-cash income (including any non-cash income resulting from the early extinguishment of Indebtedness), and (z) any gains or losses from sales of assets (other than inventory sold in the ordinary course of business)) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and commitment fees)) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income or profits and foreign withholding taxes and franchise, state single business unitary and similar taxes, for the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense (including but not limited to launch support provided for multichannel video program distributors) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period, (iv) cash charges and expenses actually incurred in connection with employee or management, recruitment, relocation, retention, signing bonus or severance costs during such period, (including, without limitation, related to Permitted Acquisitions, Investments, closures and consolidations of operations, Asset Sales and Specified Transactions), and in each case eliminating any increase or decrease in income resulting from non-cash accounting adjustments made in connection with the related Permitted Acquisition; provided, that in no event shall the sum of the amounts added back pursuant to this clause (iv) for any period, together with amounts added back pursuant to clause (xiii) below for such period, exceed $7,500,000 for such period, (v) customary and reasonable professional fees, costs and expenses and other costs and expenses incurred or paid in connection with, and reasonably related to, any Investment (including any Permitted Acquisition), issuance of Equity Interests, Significant Asset Sale, sale of assets or incurrence of Indebtedness permitted pursuant to Section 9.04 (as amended and/or modified from time to time), in each case, whether or not consummated, (vi) the amount of all fees, costs and expenses incurred or paid in connection with the Transaction, (vii) the amount of all other non-cash charges, losses or expenses of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (including impairment charges or asset write-offs, losses from investments recorded using the equity method, stock-based awards compensation expense or expenses relating to the vesting of warrants), in each case other than (A) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period and (B) any non-cash charge relating to write-offs, write-downs or reserves with respect to accounts receivable or inventory; provided that if any non-cash charges referred to in this clause (vii) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to such extent paid, (viii) proceeds of business interruption insurance, (ix) any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock), (x) expenses to the extent covered by contractual indemnification or refunding provisions in favor of the Borrower or a Restricted Subsidiary in connection with any Permitted Acquisition, other Investment or any disposition of assets permitted under this Agreement, to the extent actually paid or refunded in cash by a third party other than the Borrower or a Restricted Subsidiary, (xi) unrealized losses on Interest Rate Protection Agreements and Other Hedging Agreements, (xii) the amount of dividends and distributions actually paid in cash to the Borrower or any Restricted Subsidiary by Unrestricted Subsidiaries, in each case to the extent not already included in determining Consolidated Net Income for such period, (xiii) restructuring charges, accruals or reserves incurred or accrued during such period (including restructuring costs related to acquisitions after the Effective Date and to closure/consolidation of operations and retention charges); provided, that in no event shall the sum of the amounts added back pursuant to this clause (xiii) for any period, together with amounts added back pursuant to clause (iv) above for such period, exceed $7,500,000 for such period, (xiv) charges, accruals or reserves incurred or accrued during such period related to changes in operating format, (xv) compensation expenses for or payments to Liggins upon any liquidity event, monetization or other event requiring payment to Liggins of his award in connection with returns on the investment made in TV One, and (xvi) items listed on Schedule 1.01D hereto, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) (i) the amount of all cash payments or cash charges made (or incurred) by the Borrower or any of its Restricted Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (A)(vii) in a previous period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), (ii) any amount which, in the determination of Consolidated Net Income for such period, has been added for unrealized gains on Interest Rate Protection Agreements and Other Hedging Agreements and (iii) any gains in respect of pension or other post-retirement benefits or pension assets during such period.  For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

"Consolidated Indebtedness" shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Restricted Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Restricted Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Borrower and its Restricted Subsidiaries of the type described in clauses (iii)(y), (viii) and (ix) of the definition of Indebtedness and (iii) all Contingent Obligations of the Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that (x) the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Restricted Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time, and (y) any Disqualified Preferred Stock and Designated Preferred Stock of the Borrower shall be treated as Indebtedness of the Borrower, with an amount equal to the greater of the liquidation preference or the maximum mandatory fixed repurchase price of any such outstanding Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, to be deemed to be a component of Consolidated Indebtedness.

"Consolidated Net Income" shall mean, for any period, the net income (or loss) of the Borrower and its Restricted Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP; provided that the following items shall be excluded in computing Consolidated Net Income (without duplication):  (i) the net income (or loss) of any Person in which a Person or Persons other than the Borrower and its Restricted Subsidiaries has an Equity Interest or Equity Interests, except to the extent of the amount of the dividends or distributions actually paid in cash to the Borrower or any of its Restricted Subsidiaries by such Person, (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Restricted Subsidiary and (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Restricted Subsidiary of such net income is not at the date of determination permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, governmental regulation or law applicable to such Restricted Subsidiary, unless such restriction has been legally waived.
"Consolidated Net Senior Secured Indebtedness" shall mean, at any time, (x) Consolidated Indebtedness at such time that is secured by a Lien on any asset owned by the Borrower or any of its Restricted Subsidiaries less (y) Unrestricted cash and Cash Equivalents of the Borrower and other Credit Parties at such time.
"Contingent Obligation" shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any contractual arrangement, including, but not limited to, any acquisition, capital expenditure, investment or disposition of assets permitted under this Agreement (other than any such obligations with respect to Indebtedness).  The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
"Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power by contract or otherwise (or, when references in connection with the definition of "Change of Control", the ability to exercise voting power through ownership of Equity Interests).  "Controlling" and "Controlled" shall have meanings correlative thereto.

"Credit Documents" shall mean this Agreement, the Subsidiaries Guaranty, the Administrative Agent Fee Letter and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note.
"Credit Party" shall mean the Borrower and each Subsidiary Guarantor.
"Credit Party Affiliate" shall mean any one or more of the following:
(a)	any Affiliate or Related Party of a Credit Party (including any natural person);
(b)
any child, stepchild, grandchild, parent, step-parent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of any Related Party of a Credit Party which is a natural person, and shall include adoptive relationships of the same type; and

(c)
any trust (including any holding company directly or indirectly held by such trust) of which any of the persons referred to in paragraphs (a) and (b) above is a beneficiary or, in the case of a discretionary trust, is (to his or her knowledge) a discretionary object, or any family limited partnerships and other entities formed for the sole benefit of such persons.

"Debt Repurchase" shall have the meaning provided in Section 9.09(d).
"Debtor Relief Laws" shall mean the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
"Declined Proceeds" shall have the meaning provided in Section 4.02(m).
"Default" shall mean any event, act or condition which with notice or lapse of any applicable grace period, or both, would constitute an Event of Default.
"Designated Preferred Stock" shall mean Preferred Equity of the Borrower (other than Disqualified Preferred Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer's certificate executed by the principal financial officer of the Borrower, on the issuance date thereof.
"Designated Sales" shall mean, at any time of determination, (i) the sale of all or a portion of the businesses, properties, assets and operations of Interactive One, LLC (to the extent related to the internet businesses of such Persons), and (ii) the sale of any other assets or businesses of the Borrower and its Restricted Subsidiaries (other than the Equity Interests of any Person, unless all of the Equity Interests of such Person are so sold, and excluding any Equity Interest or other interest in any Unrestricted Subsidiary which holds, directly or indirectly, the MGM Investment).
"Disqualified Institutions" shall mean those Persons that are competitors of the Borrower and its Subsidiaries identified in writing by the Borrower to the Administrative Agent as being excluded from the definition of "Eligible Transferee" hereunder (and any such competitors' Affiliates (other than Affiliates that are bona fide debt funds or fixed income investors that are engaged in making or purchasing commercial loans in the ordinary course of business) that are either identified in writing by the Borrower to the Administrative Agent as being excluded from the definition of "Eligible Transferee" hereunder or that are clearly identifiable as an Affiliate of such competitor solely on the basis of their name (provided that the Administrative Agent shall have no obligation to carry out due diligence in order to identify such Affiliates)).  The Borrower shall confirm, upon the written request of the Administrative Agent or any Lender, whether a particular Person is a Disqualified Institution.  The list of Disqualified Institutions shall be made available to any Lender upon written request to the Administrative Agent (and each Lender that receives such list hereby agrees to keep such list confidential); provided, that to the extent Persons are identified as Disqualified Institutions after the Effective Date, the inclusion of such Persons as Disqualified Institutions shall not retroactively apply to prior assignments or participations in respect of any Loan under this Agreement.

"Disqualified Preferred Stock" shall mean any Preferred Equity of the Borrower that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable (other than solely for Borrower Common Stock or Qualified Preferred Stock), whether pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of holder thereof (other than solely for Borrower Common Stock or Qualified Preferred Stock), in whole or in part, or is required to be repurchased by the Borrower or any Restricted Subsidiary, in whole or in part, at the option of the holder thereof or (c) is or becomes convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or any other Equity Interests (other than solely Borrower Common Stock or Qualified Preferred Stock), in each case, prior to the date that is 91 days after the Term Loan Maturity Date, except, in the case of clauses (a) and (b), if as a result of a "change of control" or "asset sale", so long as any rights of the holders thereof upon the occurrence of such a change of control or asset sale event are subject to the prior payment in full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations) and the termination of the Commitments.
"Dividend" shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes.
"Documents" shall mean, collectively, (i) the Credit Documents, (ii) the TLB Loan Documents, (iii) the 9.25% Notes Documents, (iv) the Senior Secured Notes Documents, (v) the Revolving Loan Documents and (vi) on and after the execution and delivery thereof, the Permitted Subordinated Debt Documents.
"Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States.
"Domestic Restricted Subsidiary" of any Person shall mean any Domestic Subsidiary of such Person that is also a Restricted Subsidiary of such Person.
"Domestic Subsidiary" of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State or territory thereof or the District of Columbia (other than any U.S. Foreign Holding Company, except for purposes of the definition of Foreign Subsidiary).
"EEA Financial Institution" shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

"EEA Member Country" shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.
"EEA Resolution Authority" means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
"Effective Date" shall have the meaning provided in Section 5.
"Eligible Transferee" shall mean any Person, but in any event excluding (i) the Borrower and any Credit Party Affiliate and (ii) Disqualified Institutions (so long as the list of Disqualified Institutions is available to the Lenders).  "Eligible Transferee" shall not include at any time any Lender in default under this Agreement or any natural person.
"Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereafter, "Claims"), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.
"Environmental Law" shall mean any applicable federal, state, local or foreign law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof having the force of law, relating to the protection of the environment or of human health (as it relates to the exposure to environmental hazards) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.
"Equity Interests" of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest; provided, that any instrument evidencing Indebtedness convertible or exchangeable for Equity Interests shall not be deemed to be Equity Interests, unless and until any such instruments are so converted or exchanged.
"ERISA" shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
"ERISA Affiliate" shall mean any Person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Borrower or a Subsidiary of the Borrower under Section 414(b) or (c) of the Code or Section 4001 of ERISA.
"ERISA Event" shall mean any one or more of the following:
(a)	any Reportable Event;
(b)
the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;

(c)
the institution of proceedings, or the occurrence of an event or condition which would reasonably be expected to constitute grounds for the institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;

(d)
the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; there being or arising any "unpaid minimum required contribution" or failure to satisfy the "minimum funding standard" (as defined or otherwise set forth in Section 4971 of the Code or Part 3 of Subtitle B of Title I of ERISA), whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made;

(e)	engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA;
(f)
the complete or partial withdrawal of any Borrower, any Subsidiary of the Borrower or any ERISA Affiliate from a Multiemployer Plan, the insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; or

(g)
the Borrower, a Subsidiary of the Borrower or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

"EU Bail-In Legislation Schedule" shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
"Event of Default" shall have the meaning provided in Section 10.
"Excess Cash Flow" shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Adjusted Consolidated Net Income for such period, and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by the Borrower and its Restricted Subsidiaries during such period with internally generated cash of the Borrower and its Restricted Subsidiaries, (ii) the aggregate amount of permanent principal payments and principal prepayments of Indebtedness for borrowed money (including but not limited to all Scheduled Term Loan Repayments made pursuant to Section 4.02(b)) of the Borrower and its Restricted Subsidiaries and the permanent repayment of the principal component of Capitalized Lease Obligations of the Borrower and its Restricted Subsidiaries during such period (other than (1) repayments with the proceeds of the Term Loans, (2) repayments which are not made with internally generated cash of the Borrower or its Restricted Subsidiaries, (3) all voluntary and mandatory prepayments of Term Loans (except all Scheduled Term Loan Repayments made pursuant to Section 4.02(b)) and (4) repayments in respect of the Comcast Note), (iii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period, (iv) the aggregate amount of all cash payments made in respect of all Investments made in reliance on Sections 9.05(l) and (r) (including, without limitation, Permitted Acquisitions), consummated by the Borrower and its Restricted Subsidiaries during such period with internally generated cash of the Borrower and its Restricted Subsidiaries, (v) an amount equal to the aggregate net non-cash gain on Asset Sales by the Borrower and its Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Adjusted Consolidated Net Income, (vi) cash payments by the Borrower and its Restricted Subsidiaries during such period in respect of long-term liabilities of the Borrower and its Restricted Subsidiaries other than Indebtedness, (vii) the aggregate amount of expenditures actually made by the Borrower and its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period, (viii) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Borrower and its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness, (ix) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Borrower and its Restricted Subsidiaries pursuant to binding contracts (the "Contract Consideration") entered into prior to or during such period relating to Permitted Acquisitions, acquisitions, Investments or Capital Expenditures to be consummated or made, in each case during the period of four consecutive Fiscal Quarters of the Borrower following the end of such period; provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions, acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (x) the amount of cash taxes (including penalties and interest) or the tax reserves set aside in a prior period to the extent paid in cash in such period to the extent they exceed the amount of tax expense deducted in determining Adjusted Consolidated Net Income for such period, (xi) cash expenditures in respect of Interest Rate Protection Agreements and Other Hedging Agreements during such period to the extent not deducted in arriving at such Adjusted Consolidated Net Income, (xii) reimbursable or insured expenses incurred during such period to the extent that reimbursement has not yet been received (provided that any cash reimbursement received in a subsequent period shall be added to the calculation of Excess Cash Flow for such period), (xiii) cash expenditures for fees and expenses payable in connection with acquisitions or Investments, dispositions and the issuance of equity interests or Indebtedness, to the extent not deducted in arriving at such Adjusted Consolidated Net Income, (xiv) the aggregate amount of all cash payments made in respect of all Dividends and Debt Repurchases made by the Borrower and its Restricted Subsidiaries in reliance on Section 9.09(d)(ii) during such period with internally generated cash of the Borrower and its Restricted Subsidiaries, (xv) the aggregate amount of all cash proceeds received by the Borrower or any of its Restricted Subsidiaries from any dividends, distributions, return of capital or other similar or equivalent return of capital or any other amount received in respect of the MGM Investment, and (xvi) for the avoidance of doubt, the aggregate amount of all cash payments made in respect of any Debt Repurchase made by the Borrower after the Effective Date in respect of the 9.25% Notes.

"Excess Cash Flow Calculation Date" shall mean (i) the date occurring 60 days after the last day of the second quarterly accounting period of each Fiscal Year of the Borrower (commencing with the last day of the quarterly accounting period ending June 30, 2019) and (ii) the date occurring 90 days after the last day of each Fiscal Year of the Borrower (commencing with the Fiscal Year of the Borrower ending December 31, 2019).
"Excess Cash Flow Calculation Period" shall mean, with respect to the repayment required on each Excess Cash Flow Calculation Date, the immediately preceding six-month period.
"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
"Excluded Taxes" shall mean with respect to any Recipient (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income taxes), by a jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or that are Other Connection Taxes; (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction described in clause (a) above; (c) any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of a Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office other than at the request of the Borrower under Section 2.12), except to the extent that such Lender was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the borrower with respect to such withholding tax pursuant to Section 4.04; (d) any Tax attributable to such Recipient's failure to comply with Section 4.04(b), (c), (d) or (e); and (e) any withholding Tax imposed by FATCA.

"Fair Market Value" shall mean, with respect to any asset (including any Equity Interests of any Person), the price at which, in an arm's-length transaction, a willing and able buyer and a willing seller, neither of whom is under undue pressure or compulsion to complete the transaction, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Borrower or the Restricted Subsidiary of the Borrower selling such asset; provided, that such determination may be made in consideration of the circumstances existing at the time; provided, further, however, that if the Fair Market Value of the property or assets in question is so determined to be in excess of $10,000,000, such determination must be confirmed by an Independent Qualified Party.
"FATCA" shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future treasury regulations or official administrative interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code (and any amended or successor version described above) and any intergovernmental agreements or treaty entered into pursuant thereto.
 "FCC" shall mean the Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision of the United States of America).
"FCC License" shall mean any radio or television broadcast service license, community antenna relay service license, broadcast auxiliary license, earth station registration, business radio, microwave, special safety radio service license or other license, permit, authorization or certificate issued by the FCC pursuant to the Communications Act.
"Fees" shall mean all amounts payable pursuant to or referred to in Section 3.01.
"Fiscal Quarter" shall mean, for any Fiscal Year, (i) the fiscal period commencing on January 1 of such Fiscal Year and ending on March 31 of such Fiscal Year, (ii) the fiscal period commencing on April 1 of such Fiscal Year and ending on June 30 of such Fiscal Year, (iii) the fiscal period commencing on July 1 of such Fiscal Year and ending on September 30 of such Fiscal Year and (iv) the fiscal period commencing on October 1 of such Fiscal Year and ending on December 31 of such Fiscal Year.
"Fiscal Year" shall mean the fiscal year of the Borrower and its Restricted Subsidiaries ending on December 31 of each calendar year.
"Foreign Lender" shall have the meaning provided in Section 4.04(b).
"Foreign Pension Plan" shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Borrower or any one or more of its Subsidiaries primarily for the benefit of employees of the Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

"Foreign Restricted Subsidiary" shall mean, as to any Person, any Foreign Subsidiary of such Person that is also a Restricted Subsidiary of such Person.
"Foreign Subsidiary" shall mean, as to any Person, any Subsidiary of such Person that is (i) treated as a corporation for U.S. federal income tax purposes and formed or incorporated outside the United States or (ii) an entity substantially all of whose assets consist, directly or indirectly, of shares and debt obligations of Subsidiaries described in clause (i) of this definition.
"Funding Date" means the first date falling no later than twenty three (23) Business Days after the Effective Date, on which a Borrowing occurs.
"GAAP" shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 4.02 and 9, including defined terms as used therein, and for all purposes of determining the Total Senior Secured Leverage Ratio and the Total Gross Leverage Ratio, are subject (to the extent provided therein) to Section 1.04(a).
"Going Private Transaction" shall mean the initial occurrence of any of the following after the Effective Date:  (a) a Rule 13e-3 transaction (as that term is defined in Rule 13e-3 of the Exchange Act) involving the Borrower or (b) any transaction that results in the Borrower being eligible to cease filing reports under Section 13(a) or 15(d) of the Exchange Act with the SEC; provided that any transaction described in clause (a) or (b) is not a Change of Control.
"Governmental Authority" shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the FCC).
"Granting Lender" shall have the meaning assigned to such term in Section 12.04(d)
"Hazardous Materials" shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas or (b) any chemicals, materials, wastes, pollutants, contaminants or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics.
"Hughes" shall mean Catherine L. Hughes.
"Immaterial Subsidiary" shall mean, as of any date, any Domestic Restricted Subsidiary of the Borrower whose consolidated total assets, together with all other Domestic Restricted Subsidiaries that are not Subsidiary Guarantors, as of that date, are less than $5,000,000 and whose consolidated total revenues, together with all other Domestic Restricted Subsidiaries that are not Subsidiary Guarantors, for the then most recent twelve-month period do not exceed $5,000,000; provided that a Domestic Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Borrower or any Subsidiary Guarantor.
"Incremental Debt Amount" shall mean, at any time, a maximum aggregate amount of $12,500,000, which amount shall reduce from time to time on a dollar for dollar basis by the aggregate principal amount of Indebtedness incurred pursuant to Section 9.04(a)(x)(ii) and/or Section 9.04(a)(y)(ii) and/or Section 9.04(r).

 "Indebtedness" shall mean, as to any Person, without duplication, (i) all obligations of such Person for borrowed money and all monetary obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (ii) all obligations of such Person to pay the deferred purchase price of property or services (other than (x) trade accounts payable in the ordinary course of business, (y) any earn-out obligation until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP and (z) non-cash barter arrangements arising in the ordinary course of business), (iii)(x) the maximum amount available to be drawn or paid under all letters of credit, bankers' acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and (y) all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers' acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iv) all Indebtedness of the types described in clause (i), (ii), (iii), (v), (vi), (vii), (viii) or (ix) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person or is limited in recourse (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the Fair Market Value of the property to which such Lien relates), (v) all Capitalized Lease Obligations of such Person, (vi) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vii) all Contingent Obligations of such Person, (viii) all net obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement and (ix) all Off-Balance Sheet Liabilities of such Person.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.
"Indemnified Liabilities" shall have the meaning provided in Section 12.01.
"Indemnified Person" shall have the meaning provided in Section 12.01(a).
"Indemnified Taxes" means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of, any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.
"Independent Qualified Party" shall mean an investment banking firm, accounting firm or appraisal firm of national or regional standing; provided, however, that such firm is not an Affiliate of the Borrower.
"Information" shall have the meaning provided in Section 12.16(a).
"Intercompany Debt" shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Borrower or any Restricted Subsidiary of the Borrower to the Borrower or any other Restricted Subsidiary of the Borrower.
"Intercompany Loans" shall have the meaning provided in Section 9.05(h).

"Intercompany Note" shall mean a promissory note evidencing Intercompany Loans, duly executed and delivered substantially in the form of Exhibit J (or such other form as shall be satisfactory to the Required Lenders in their sole discretion), with blanks completed in conformity herewith.
"Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.
"Investments" shall have the meaning provided in Section 9.05.
"IRS" shall mean the U.S. Internal Revenue Service.
"Joint Venture" shall mean any Person, other than an individual or a Wholly-Owned Subsidiary of the Borrower, (i) in which the Borrower or a Subsidiary of the Borrower holds or acquires an ownership interest (whether by way of capital stock, partnership or limited liability company interest, or other evidence of ownership), (ii) which is engaged in a Permitted Business and (iii) which is organized under the laws of (and the assets of which are located in) the United States or any State thereof.
"Lead Arranger" shall mean TCG Senior Funding L.L.C. in its capacity as Sole Lead Arranger and Sole Bookrunner.
"Leaseholds" of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.
"Lender" shall mean each financial institution listed on Schedule 1.01A, as well as any Person that becomes a "Lender" hereunder pursuant to Section 12.04(b).
"License" shall mean as to any Person, any license, permit, certificate of need, authorization, certification, accreditation, franchise, approval, or grant of rights by any Governmental Authority or other Person necessary or appropriate for such Person to own, maintain, or operate its business or property, including FCC Licenses.  "License" shall not include licenses with respect to intellectual property.
"License Subsidiaries" shall mean any Wholly-Owned Restricted Subsidiary of the Borrower organized by the Borrower for the sole purpose of holding FCC Licenses, other Necessary Authorizations, and certain Operating Agreements and other assets incidental thereto as described in Sections 7.24 and 9.12(b).
"Lien" shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the UCC (or equivalent statutes) of any jurisdiction other than a precautionary financing statement not intended as a security agreement.
"Liggins" shall mean Alfred C. Liggins, III.
"LMA Agreement" shall mean any time brokerage agreement, local marketing agreement, joint sales agreement, joint operating agreement or joint operating venture for the operation of a radio station or related or similar agreements entered into, directly or indirectly, between the Borrower or any of its Restricted Subsidiaries and any other Person other than the Borrower or any of its Restricted Subsidiaries.
"Loan" shall mean each Term Loan.
"Margin Stock" shall have the meaning provided in Regulation U.

"Material Adverse Effect" shall mean (i) a material adverse effect on the business, operations, property, assets, liabilities or financial condition of the Borrower and its Restricted Subsidiaries taken as a whole or (ii) a material adverse effect (x) on the material rights or remedies of the Lenders or the Administrative Agent hereunder or under the Credit Documents or (y) on the ability of the Credit Parties, taken as a whole, to perform their payment obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document.
"Maximum Rate" shall have the meaning provided in Section 12.20.
"MGM Investment" shall mean, collectively, (a) Investments by the Borrower or a Restricted Subsidiary in Radio One Entertainment Holdings, LLC, (b) Investments by Radio One Entertainment Holdings, LLC in Urban One Entertainment SPV, LLC, and (c) Investments by Radio One Entertainment Holdings, LLC (or, following the transfer of such Investments to Urban One Entertainment SPV, LLC, Investments by Urban One Entertainment SPV, LLC) in MGM National Harbor, LLC, a Nevada limited liability company.
"Moody's" shall mean Moody's Investors Service, Inc.
"Multiemployer Plan" shall mean any multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or a Subsidiary of the Borrower, or with respect to which the Borrower or any Subsidiary of the Borrower has any liability (including on account of an ERISA Affiliate).
"NAIC" shall mean the National Association of Insurance Commissioners.
"Named Executives" shall mean each of the following from time to time: the chief executive officer of the Borrower (being, as at the Effective Date, Liggins), the chief financial officer of the Borrower (being, as at the Effective Date, Peter D. Thompson), the general manager of TV One (being, as at the Effective Date, Michelle Rice), the chief executive officer of the Borrower's Radio Division (being, as at the Effective Date, David Kantor) and the chief executive officer of Reach Media (being, as of the Effective Date, David Kantor).
"Necessary Authorization" shall mean any License, consent or order from, or any filing, recording or registration (other than filings, recordings and registrations with respect to intellectual property) with, any Governmental Authority (including, without limitation, the FCC) necessary to the conduct of the Borrower's or any of its Restricted Subsidiaries' business or for the ownership, maintenance and operation by the Borrower or any Restricted Subsidiary of the Borrower of any Station or other property or to the performance by the Borrower or any Restricted Subsidiary of the Borrower of its obligations under any LMA Agreement to which it is a party.
"Net Cash Proceeds" shall mean for any event requiring a repayment of Term Loans pursuant to Section 4.02, as the case may be, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received, and for purposes hereof, treating Cash Equivalent as cash) received from such event, net of the actual amount of any transaction costs (including, as applicable, any underwriting, brokerage or other customary commissions or placement fees, investment banking fees and legal, accounting, advisory, Taxes (it being understood and agreed that the actual amount of such Taxes payable by the Borrower shall be determined after taking into account any deductions or credits (including any carryover) available to the Borrower for such taxable year) and other fees and expenses associated therewith and amounts required to be applied to the repayment of Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) secured by a Lien on any properties sold in such event expressly permitted hereunder.

"Net Sale Proceeds" shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received and for purposes hereof, treating Cash Equivalent as cash) received from such sale or other disposition of assets, net of (i) transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, legal, advisory, accounting and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 365 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by a Lien on the respective assets which were sold or otherwise disposed of, (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower's consolidated group or any Restricted Subsidiary of the Borrower with respect to the fiscal year of the Borrower in which the sale or other disposition occurs as a result of such sale or other disposition, (v) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Restricted Subsidiaries from such sale or other disposition), and (vi) without duplication of amounts referred to in preceding clause (v), the amount of any reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Restricted Subsidiaries including, without limitation, Plan and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Sale Proceeds occurring on the date of such reduction).
"Non-Recourse Debt" shall mean Indebtedness:
(a)
as to which neither the Borrower nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (ii) is directly or indirectly liable as a guarantor or otherwise, or (iii) constitutes the lender;

(b)
no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of any applicable grace period or both any holder of any other Indebtedness (other than the Loans) of the Borrower or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(c)	as to which the holders of such Indebtedness do not otherwise have recourse to the stock or assets of the Borrower or any of its Restricted Subsidiaries.
"Non-Wholly-Owned Restricted Subsidiary" shall mean, as to any Person, each Restricted Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
"Non-Wholly-Owned Subsidiary" shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
"Note" shall have the meaning provided in Section 2.05(a).

"Notice of Borrowing" shall mean a written request by the Borrower for a Borrowing substantially in the form attached hereto as Exhibit A or such other form that is acceptable to the Administrative Agent.
 "Notice Information" shall mean, for the Administrative Agent, the following notice information:  Wilmington Trust, National Association, 10 South Riverside Plaza, Suite 875, Chicago, IL 60606, Attn: Meghan McCauley, Facsimile:  612-217-5651, Email: mmccauley@WilmingtonTrust.com, with a copy to: Arnold & Porter Kaye Scholer LLP, 250 West 55th Street, New York, New York 10019-9710, Attn: Alan Glantz, Facsimile:  (212) 836-6763, Email: alan.glantz@arnoldporter.com, or such other notice information as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
"Obligations" shall mean all amounts owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document (including all interest which accrues after the commencement of any case or proceeding in bankruptcy after the insolvency of, or for the reorganization of the Borrower or any of its Restricted Subsidiaries, whether or not allowed in such case or proceeding).
"Off-Balance Sheet Liabilities" of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.
"100%-Owned Subsidiary" shall mean, as to any Person, (i) any corporation 100% of whose outstanding Equity Interests is at the time owned by such Person and/or one or more 100%-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more 100%-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director's qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
"Operating Agreement" shall mean an agreement substantially in the form of Exhibit K hereto.
"Other Connection Taxes" shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).
"Other Hedging Agreements" shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
"Other Taxes" shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

"Parent Company" shall mean any Person that owns, directly or indirectly, 100% of the outstanding Equity Interests of the Borrower.
"PATRIOT Act" shall have the meaning provided in Section 12.18.
"Participant Register" shall have the meaning provided in Section 12.04(a).
"Payment Account" shall mean the account of the Administrative Agent designated in writing as such by the Administrative Agent to the other parties hereto from time to time.
"PBGC" shall mean the U.S. Pension Benefit Guaranty Corporation.
"Permitted Acquired Debt" shall have the meaning provided in Section 9.04(g).
"Permitted Acquisition" shall mean the acquisition by (a) the Borrower or a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into the Borrower (so long as the Borrower is the surviving Person) or a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor (so long as the Subsidiary Guarantor is the surviving Person)) or (b) any Wholly-Owned Foreign Restricted Subsidiary of the Borrower of an Acquired Entity or Business (including by way of merger of such Acquired Entity or Business with and into a Wholly-Owned Foreign Restricted Subsidiary of the Borrower (so long as such Wholly-Owned Foreign Restricted Subsidiary is the surviving Person)); provided that (in each case) (A) the consideration paid or to be paid by the Borrower or such Wholly-Owned Restricted Subsidiary consists solely of cash, Borrower Common Stock, Qualified Preferred Stock, the issuance of Disqualified Preferred Stock or Designated Preferred Stock permitted by Section 9.11(c), the issuance or incurrence of Indebtedness otherwise permitted by Section 9.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 9.04, (B) in the case of the acquisition of 100% of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person unless either (x) such other Person is a Wholly-Owned Subsidiary of such Acquired Entity or Business or (y) if such Acquired Entity or Business owns Equity Interests in any other Person which is not a Wholly-Owned Subsidiary of such Acquired Entity or Business, such other Person shall not have been created or established in contemplation of, or for purposes of consummating, such Permitted Acquisition and (C) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a Permitted Business.  Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of "Permitted Acquisition" shall constitute a Permitted Acquisition if, and to the extent, the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
"Permitted Business" means any business engaged in by the Borrower or its Restricted Subsidiaries as of the Effective Date or any business reasonably related, ancillary, supportive or complementary thereto (including, without limitation, any media- or entertainment-related business), in each case, as determined in good faith by the board of directors of the Borrower.
"Permitted Group" shall mean any investor that is a Beneficial Owner of Voting Stock of the Borrower or any Parent Company and that is also a party to a stockholders' agreement with any of the Principals or their Related Parties and any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) by virtue of any such stockholders' agreement; provided that the Principals and their Related Parties continue to collectively Beneficially Own, directly or indirectly, at all times more than 50% of the Voting Stock of the Borrower or Parent Company, as applicable, and the ability to elect a majority of the members of the Board of Directors of the Borrower or Parent Company (without giving effect to any Voting Stock that may be deemed to be beneficially owned by the Principals and their Related Parties pursuant to Rule 13d-3 or 13d-5 under the Exchange Act).

"Permitted Liens" shall have the meaning provided in Section 9.01.
"Permitted Refinancing" shall mean, with respect to any Person, any modification, refinancing, replacement, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, replaced, refunded, renewed or extended except by an amount equal to unpaid accrued interest, fees (including original issue discount), expenses and premium thereon and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, replacement, refunding, renewal or extension has a final stated maturity date equal to or later than the final stated maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended, (c) at the time thereof, no Event of Default shall have occurred and be continuing or would result therefrom, (d) such modification, refinancing, replacement, refunding, renewal or extension does not add guarantors, obligors or security from that which applied to such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended unless in connection with an acquisition (so long as such guarantors, obligors or security are also added to support the Obligations; for the avoidance of doubt, any guarantors, obligors or security applied to such Indebtedness shall be guarantors, obligors or security to support the Obligations), (e) to the extent such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, replacement, refunding, renewal or extension is subordinated in right of payment to the Obligations (i) on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended or (ii) on terms reasonably satisfactory to the Required Lenders, and (f) if such Indebtedness being modified, refinanced, replaced, refunded, renewed or extended is Indebtedness permitted pursuant to Section 9.04(o)(i), (p) or (q) (to the extent related to Indebtedness described in Section 9.04(o)(i) or (p)), the terms and conditions (including, if applicable, as to collateral but excluding as to subordination, interest rate and redemption premium) of any such modified, refinanced, replaced, refunded, renewed or extended Indebtedness (to the extent related to Indebtedness permitted pursuant to Section 9.04(o)(i), taken as a whole) are not materially less favorable to the Credit Parties or the Lenders than the terms and conditions of the Indebtedness being modified, refinanced, replaced, refunded, renewed or extended (to the extent related to Indebtedness permitted pursuant to Section 9.04(o)(i), taken as a whole); provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent (acting at the direction of the Required Lenders) notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).
"Permitted Refinancing Debt Documents" shall mean the documentation governing any Permitted Refinancing Indebtedness.
"Permitted Refinancing Indebtedness" shall mean any Indebtedness that modifies, refinances, replaces, refunds, renews or extends any Indebtedness pursuant to, and in accordance with the requirements of, a Permitted Refinancing.

"Permitted Subordinated Debt" shall mean any Subordinated Indebtedness of the Borrower, all of the terms and conditions of which (including, without limitation, with respect to interest rate, amortization, redemption provisions, maturities, covenants, defaults, remedies, guaranties and subordination provisions) are reasonably satisfactory to the Required Lenders, as such Indebtedness may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; provided, that in any event, unless the Required Lenders otherwise expressly consent in writing prior to the issuance thereof, (i) no such Indebtedness shall be secured by any asset of the Borrower or any of its Restricted Subsidiaries, (ii) no such Indebtedness shall be guaranteed by any person other than a Subsidiary Guarantor (and, if such Indebtedness is guaranteed by a Subsidiary Guarantor, such Subsidiary Guarantor's guarantee thereof shall be Subordinated Indebtedness of such Subsidiary Guarantor), (iii) except for the covenants described in clauses (iv) and (v) below, no such Indebtedness shall be subject to scheduled amortization or required redemption or repayment or have a final maturity, in any case prior to the date that is 91 days after the Term Loan Maturity Date, (iv) any "change of control" covenant included in the indenture governing such Indebtedness shall provide that, before the mailing of any required "notice of redemption" in connection therewith, the Borrower shall covenant to (I) obtain the consent of the Required Lenders or (II) pay all Obligations (other than contingent obligations not yet due and owing) in full in cash, (v) any "asset sale" offer to purchase covenant included in the indenture or other agreement governing such Indebtedness shall provide that the Borrower or the respective Restricted Subsidiary shall be permitted to repay obligations, and terminate commitments, under "senior debt" (including this Agreement) before offering to purchase such Indebtedness, (vi) the indenture shall not include any financial maintenance covenants, (vii) the "default to other indebtedness" event of default contained in the indenture or other agreement governing such Indebtedness shall provide for a "cross-acceleration" rather than a "cross-default", (viii) the subordination provisions contained therein shall provide for a permanent block on payments with respect to such Indebtedness upon a payment default with respect to "senior debt" and cover all Obligations and all obligations under Interest Rate Protection Agreements, and (ix) the redemption provisions, covenants, remedies and events of default shall be no more restrictive than those contained in the 9.25% Notes Indenture as in effect on the Effective Date.  The incurrence of Permitted Subordinated Debt shall be deemed to be a representation and warranty by the Borrower that all conditions thereto have been satisfied in all material respects and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Section 10.
"Permitted Subordinated Debt Documents" shall mean, on and after the execution and delivery thereof, all agreements and documents relating to the incurrence of the Permitted Subordinated Debt, as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms hereof and thereof.
"Person" shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.
"Plan" shall mean an "employee benefit plan" as defined in Section 3 of ERISA (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA maintained or contributed to by the Borrower or a Subsidiary of the Borrower or with respect to which the Borrower or a Restricted Subsidiary of the Borrower has any liability (including on account of an ERISA Affiliate).
"Platform" shall have the meaning provided in Section 12.03(c).
"Preferred Equity", as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock, any Disqualified Preferred Stock and any Designated Preferred Stock.

"Principal" shall mean Hughes and/or Liggins.
"Principal Related Party" shall mean:
(a)	any 80% (or more) owned Subsidiary or immediate family member of any Principal; or
(b)
any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons Beneficially Owning an 80% or more controlling interest of such entity(ies) consists of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (a).

"Pro Forma Basis" shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (w) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Restricted Subsidiary pursuant to a Subsidiary Designation) or to finance a Permitted Acquisition, a Dividend, an Investment in an Acquired Entity or Business or any other Specified Transaction) or issuance of Disqualified Preferred Stock or Designated Preferred Stock after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness or Disqualified Preferred Stock had been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (x) the permanent repayment or redemption of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) or Disqualified Preferred Stock or Designated Preferred Stock after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness or Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, (y) the Subsidiary Designation, if any, then being designated as well as any other Subsidiary Designation after the first day of the relevant Calculation Period and on or prior to the date of the respective Subsidiary Designation then being designated and (z) any Permitted Acquisition, Specified Transaction, or any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary) then being consummated as well as any other Permitted Acquisition, Specified Transaction or any other Significant Asset Sale (or other disposition, as applicable) if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition, Specified Transaction or Significant Asset Sale (or other disposition, as applicable), as the case may be, then being effected, with the following rules to apply in connection therewith:
(a)
all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including to refinance any outstanding Indebtedness of an Unrestricted Subsidiary at the time same is designated as a Restricted Subsidiary pursuant to a Subsidiary Designation) or to finance Permitted Acquisitions, Dividends, Investments in an Acquired Entity or Business or any other Specified Transaction) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition, a Dividend, an Investment in an Acquired Entity or Business or any other Specified Transaction, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;

(b)
all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock assumed to be outstanding pursuant to preceding clause (a) shall be deemed to have borne interest or accrued dividends, as the case may be, at (x) the rate applicable thereto, in the case of fixed rate indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as the case may be, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock, as the case may be (although interest expense with respect to any Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness, Disqualified Preferred Stock or Designated Preferred Stock (whether actually outstanding or deemed outstanding) bearing interest at a floating rate shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and

(c)
in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition, any other Investment in an Acquired Entity or Business, any Subsidiary Designation, Specified Transaction or any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary) if effected during the respective Calculation Period or Test Period (or thereafter, for purposes of determinations pursuant to the definition of "RP/Investment Basket Amount" and/or Sections 4.02(e), 6.09, 8.14, 9.04(a), 9.04(p), 9.04(r), 9.05(l), 9.05(r), 9.06(c), 9.06(k) and 9.11(c) only) as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, taking into account (x) in the case of any Permitted Acquisition or Subsidiary Designation, factually supportable and identifiable cost savings, expenses, expense reductions, operating improvements and synergies (if applicable) as if such cost savings, expenses, expense reductions, operating improvements and synergies (if applicable) were realized on the first day of the respective period and (y) in the case of each Specified Transaction, Additional Cost-Savings and Adjustments as if such Additional Cost-Savings and Adjustments had been realized on the first day (and during the entirety of) of the respective period, net of the benefits actually realized for the respective period to the extent such are already included in the determination of Consolidated Net Income for the applicable period; provided that the aggregate amount of all Additional Cost-Savings and Adjustments included for all Fiscal Quarters included in any Test Period or Calculation Period, as applicable, shall not exceed $10,000,000 for such Test Period or Calculation Period.

"Pro Rata Share" shall mean, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is (a) sum of (x) the principal amount of outstanding Term Loans of such Lender at such time and (y) the unused Commitment of such Lender at such time, and (b) the denominator of which is the sum of (x) the aggregate principal amount of outstanding Term Loans at such time and (y) the unused Total Term Loan Commitment at such time.
"Public Lender" shall have the meaning provided in Section 12.03(c).
"Qualified Preferred Stock" shall mean Preferred Equity of the Borrower other than Disqualified Preferred Stock.

"Quarterly Interest Payment Date" shall mean the last day of the three-month period commencing on the Funding Date and the last day of each subsequent three-month period thereafter.
 "Quarterly Payment Date" shall mean the last Business Day of each March, June, September and December occurring after the Funding Date.
"Real Property" of any Person shall mean all the right, title and interest of such Person in and to land, improvements and fixtures which constitute real property, including Leaseholds to the extent constituting an interest in real property.
"Recipient" means any Agent or any Lender, as applicable.
"Recovery Event" shall mean any event that gives rise to the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 8.03 (other than business interruption insurance).
"Refinancing" shall mean the refinancing transactions described in Section 6.11.
"Refinancing Documents" shall mean all tender offer documents, pay-off letters, guaranty releases and other release documents and agreements entered into in connection with the Refinancing.
"Register" shall have the meaning provided in Section 12.15.
"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
"Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
"Regulation U" shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
"Regulation X" shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
"Rejection Notice" shall have the meaning provided in Section 4.02(m).
"Related Fund" shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
"Related Parties" shall mean, with respect to any specified Person, such Person's Affiliates and sub-agents and the respective directors, partners, trustees, officers, employees, shareholders, agents, advisors, attorney-in-fact, sub-agents and Controlling persons of such Person and such Person's Affiliates and sub-agents.
"Release" shall mean disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, or migrating, into, through or upon any land or water or air, or otherwise entering into the environment.

"Reportable Event" shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.
"Required Lenders" shall mean, at any time, Lenders the sum of whose outstanding Term Loans and unused Term Loan Commitments at such time represents more than 50% of the sum of all outstanding Term Loans and unused Term Loan Commitments of all Lenders.
"Restricted" shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as "restricted" on a consolidated balance sheet of the Borrower or of any such Restricted Subsidiary (unless such appearance is related to the TLB Loan Documents, the Revolving Loan Documents or Liens created thereunder), or (ii) are subject to any Lien (other than inchoate or banker's Liens) in favor of any Person.
"Restricted Subsidiary" shall mean, as to any Person, any Subsidiary of such Person that is not an Unrestricted Subsidiary.
"Retained Excess Cash Flow" means Excess Cash Flow which is not required to be applied in making any repayment required pursuant to Section 4.02(f).
"Returns" shall have the meaning provided in Section 7.09.
"Revolving Administrative Agent" shall mean the administrative agent for the secured parties under the Revolving Loan Documents, together with its successors and permitted assigns.
"Revolving Credit Agreement" shall mean the Credit Agreement, dated as of April 21, 2016, among the Borrower, the lenders party thereto from time to time and the Revolving Administrative Agent, as amended, restated, amended and restated, supplemented, modified, replaced, substituted, extended or refinanced from time to time in accordance with the terms hereof and thereof.
"Revolving Loan Documents" shall mean the Revolving Credit Agreement and the other "Credit Documents" as defined therein, in each case as amended, restated, amended and restated, supplemented, modified, replaced, substituted, extended or refinanced from time to time in accordance with the terms hereof and thereof.
"RP/Investment Basket Amount" shall initially be $5,000,000, which amount shall be (A) increased on each Excess Cash Flow Calculation Date, so long as any repayment required pursuant to Section 4.02(f) has been made, by an amount equal to the remainder of (x) Excess Cash Flow for the immediately preceding Excess Cash Flow Calculation Period multiplied by a percentage equal to 25% minus (y) the aggregate principal amount of all Loans made as voluntary prepayments pursuant to Section 4.01 which reduce the amount of the mandatory prepayment for such Excess Cash Flow Calculation Period pursuant to Section 4.02(f) by operation of the proviso therein, and (B) reduced to zero to the extent, and for so long as, the Borrower fails to comply, on a Pro Forma Basis, with a Total Senior Secured Leverage Ratio equal to, or less than, 5.35:1.00.
"S&P" shall mean S&P Global Ratings.
"Scheduled Existing Indebtedness" means certain Indebtedness existing on the Effective Date as listed on Schedule 7.20.
"Scheduled Term Loan Repayment" shall have the meaning provided in Section 4.02(b).
"Scheduled Term Loan Repayment Date" shall have the meaning provided in Section 4.02(b).
"SEC" shall have the meaning provided in Section 8.01(g).

"Section 4.04(b)(ii) Certificate" shall have the meaning provided in Section 4.04(b)(ii).
"Senior Secured Notes" shall mean those certain 7.375% Senior Secured Notes due 2020 issued by the Borrower pursuant to the Senior Secured Notes Indenture in the original aggregate principal amount of $350,000,000, as amended, restated, amended and restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, amended and restated, modified, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.
"Senior Secured Notes Documents" shall mean any and all agreements and guaranties relating to the Senior Secured Notes, including but not limited to the Senior Secured Notes and the Senior Secured Notes Indenture, as amended, restated, amended and restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, amended and restated, modified, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.
"Senior Secured Notes Indenture" shall mean that certain Indenture, dated as of April 17, 2015, between the Borrower, as issuer, and the Senior Secured Notes Trustee, as amended, restated, amended and restated, modified and/or supplemented on or prior to the Effective Date, and as the same may be further amended, restated, amended and restated, modified and/or, supplemented, refinanced, replaced, refunded, renewed and/or extended from time to time in accordance with the terms hereof and thereof.
"Senior Secured Notes Trustee" shall mean Wilmington Trust, National Association, as trustee and collateral trustee under the Senior Secured Notes Indenture.
"Significant Asset Sale" shall mean each Asset Sale which generates Net Sale Proceeds of at least $5,000,000.
"Sole Bookrunner" shall have the meaning assigned to such term in the preamble to this Agreement.
"Sole Lead Arranger" shall have the meaning assigned to such term in the preamble to this Agreement.
"Specified Transaction" shall mean any Permitted Acquisition, any other Investment in an Acquired Entity or Business, any Subsidiary Designation, any Asset Swaps, any Significant Asset Sale (or, at the option of the Borrower, any other disposition to a Person other than the Borrower or a Restricted Subsidiary), any Dividend, any Debt Repurchase or any other event that by the terms of this Agreement requires compliance on a "Pro Forma Basis" with a test or covenant hereunder.
"SPV" shall have the meaning assigned to such term in Section 12.04(d).
"Stated Maturity" shall mean, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provisions providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
"Station" shall mean a radio or television station operated to broadcast commercial radio or television programming over signals within a specified geographic area.
"Subject Affiliate Transfer" shall mean any transfer of any property or assets of, or Equity Interests in, any Unrestricted Subsidiary (other than any Unrestricted Subsidiary which holds, directly or indirectly, the MGM Investment) to any Principal, Principal Related Party, Permitted Group or Person of which more than 50% of the Voting Stock is Beneficially Owned, directly or indirectly, by a Principal or a Principal Related Party or a Permitted Group.

"Subordinated Indebtedness" shall mean, with respect to any Person, any Indebtedness of such Person if the instrument creating or evidencing such Indebtedness or pursuant to which such Indebtedness is outstanding expressly provides that such Indebtedness is (i) if incurred by the Borrower, subordinated in right of payment to the Obligations or (ii) if incurred by a Restricted Subsidiary, subordinated in right of payment to the guarantee and other obligations made by such Restricted Subsidiary pursuant to the Subsidiaries Guaranty and the Obligations, as the same relate to a Restricted Subsidiary.
"Subsidiaries Guaranty" shall have the meaning provided in Section 5.07.
"Subsidiary" shall mean, with respect to any specified Person:  (i) any corporation, association, limited liability company or other business entity (other than a partnership) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or through another Subsidiary, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof), or (c) as to which such Person and its Subsidiaries are entitled to receive more than 50% of the assets of such partnership upon its dissolution.
"Subsidiary Designation" shall have the meaning provided in Section 8.14.
"Subsidiary Guarantor" shall mean each Domestic Restricted Subsidiary of the Borrower (other than any Immaterial Subsidiary of the Borrower) that is a party to the Subsidiaries Guaranty, in each case, whether existing on the Effective Date or established, created or acquired after the Effective Date, unless and until such time as the respective Domestic Restricted Subsidiary is released from all of its obligations under the Subsidiaries Guaranty in accordance with the terms and provisions thereof.
"Synthetic Lease" shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an "operating lease" by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
"Taxes" means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
"Term Loan" shall mean the term loans made on the Funding Date pursuant to Section 2.01(a) hereof.
"Term Loan Commitment" shall mean, for each Lender, the amount set forth opposite such Lender's name in Schedule 1.01A directly below the column entitled "Term Loan Commitment," as the same may be terminated pursuant to Section 2.01(b) and/or Section 10.
"Term Loan Maturity Date" shall mean December 31, 2022.
"Test Period" shall mean each period of four consecutive Fiscal Quarters of the Borrower then last ended, in each case taken as one accounting period; provided, that in the case of determinations of the Total Senior Secured Leverage Ratio and the Total Gross Leverage Ratio pursuant to this Agreement, such further adjustments (if any) as described in the proviso to the definition of "Total Senior Secured Leverage Ratio" or "Total Gross Leverage Ratio", as the case may be, contained herein shall be made to the extent applicable.

"TLB Administrative Agent" shall mean the administrative agent for the secured parties under the TLB Loan Documents, together with its successors and permitted assigns.
"TLB Credit Agreement" shall mean the Credit Agreement, dated as of April 18, 2017, among the Borrower, the lenders party thereto from time to time and the TLB Administrative Agent, as amended, restated, amended and restated, supplemented, modified, replaced, substituted, extended or refinanced from time to time in accordance with the terms hereof and thereof.
"TLB Loan Documents" shall mean the TLB Credit Agreement and the other "Credit Documents" as defined therein, in each case as amended, restated, amended and restated, supplemented, modified, replaced, substituted, extended or refinanced from time to time in accordance with the terms hereof and thereof.
"Total Gross Leverage Ratio" shall mean, on any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Gross Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (c) of the definition of "Pro Forma Basis" contained herein, (ii) for purposes of any calculation of the Total Gross Leverage Ratio pursuant to Sections 4.02(e), 6.09, 9.04(a), 9.04(p), 9.04(r), 9.05(l), 9.05(r) and 9.11(c), Consolidated Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of "Pro Forma Basis" contained herein and (iii) if any Indebtedness or Lien is incurred in reliance on any provision measured by reference to the Total Gross Leverage Ratio, then any cash received from the incurrence of such proposed Indebtedness or Lien shall not be netted in the calculation of the Total Gross Leverage Ratio (but giving effect to any substantially concurrent prepayment of Indebtedness).
"Total Senior Secured Leverage Ratio" shall mean, on any date of determination, the ratio of (x) Consolidated Net Senior Secured Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Senior Secured Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with clause (c) of the definition of "Pro Forma Basis" contained herein, provided that Consolidated EBITDA for the purposes of calculation of the Total Senior Secured Leverage Ratio pursuant to this Agreement shall not include any amount of dividends and distributions paid to the Borrower or any Restricted Subsidiary by any Unrestricted Subsidiary to the extent that such dividend or distribution derives from, or is otherwise attributable to, the proceeds of secured Indebtedness incurred after the Effective Date (including secured Indebtedness incurred as a result of the capitalization of interest otherwise scheduled for payment in cash after the Effective Date and, for the avoidance of doubt, excluding regularly scheduled interest paid in kind) by such Unrestricted Subsidiary, (ii) for purposes of any calculation of the Total Senior Secured Leverage Ratio pursuant to the definition of "RP/Investment Basket Amount" and Sections 9.06(c) and 9.06(k) only, Consolidated Net Senior Secured Indebtedness shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of "Pro Forma Basis" contained herein and (iii) if any Indebtedness or Lien is incurred in reliance on any provision measured by reference to the Total Senior Secured Leverage Ratio, then any cash received from the incurrence of such proposed Indebtedness or Lien shall not be netted in the calculation of the Total Senior Secured Leverage Ratio (but giving effect to any substantially concurrent prepayment of Indebtedness).
"Total Term Loan Commitment" shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.  The Total Term Loan Commitment on the Effective Date (prior to giving effect to the termination thereof on the Funding Date pursuant to Section 2.01(b)) equals $192,000,000.

"Transaction" shall mean, collectively, (i) the consummation of the Refinancing and the other transactions contemplated by the Refinancing, (ii) the execution, delivery and performance by each Credit Party of the Credit Documents to which it is a party, the incurrence of Term Loans on the Funding Date and the use of proceeds thereof, and (iii) the payment of all fees and expenses incurred in connection with the foregoing.
"TV One" shall mean TV One, LLC.
"TV One Award" shall mean Liggins' annual award in connection with returns on the investment made by any member of the Borrower's consolidated group in TV One pursuant to the CEO Employment Agreement or otherwise and shall include any similar or replacement arrangement whereby Liggins receives a return related to, in respect of, or otherwise determined by reference to, such investment in, or the performance of, TV One.
"TV One Employment Agreement Award" shall mean compensation expenses for or payments to Liggins upon any liquidity event, monetization or other event requiring payment to Liggins of his award in connection with returns on the investment made in TV One pursuant to the CEO Employment Agreement or otherwise and shall include any similar or replacement arrangement whereby Liggins receives a return related to, in respect of, or otherwise determined by reference to, any liquidity event, monetization or other event in relation to TV One.
"UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
"Unfunded Pension Liability" of any Plan shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan, determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets (excluding any accrued but unpaid contributions).
"United States" and "U.S." shall each mean the United States of America.
"Unrestricted" shall mean, when referring to cash or Cash Equivalents of the Borrower or any of its Restricted Subsidiaries, that such cash or Cash Equivalents are not Restricted.
"Unrestricted Subsidiary" shall mean:
(a)	as of the Effective Date any entity set forth on Schedule 1.01C;
(b)
any other Subsidiary of the Borrower that is designated by the board of directors of the Borrower as an Unrestricted Subsidiary pursuant to a board resolution and in accordance with Section 8.14, but only to the extent that such Subsidiary:

(i)	has no Indebtedness other than Non-Recourse Debt;
(ii)
is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary of the Borrower unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower;

(iii)
is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

(iv)	has not guaranteed or otherwise directly or indirectly provided credit support for any then outstanding Indebtedness of the Borrower or any of its Restricted Subsidiaries; and
(c)	any Subsidiary of an Unrestricted Subsidiary;
provided that if, at any time, any Unrestricted Subsidiary would fail to meet the requirements of an "Unrestricted Subsidiary" set forth above in this definition, then such Unrestricted Subsidiary shall be deemed to be a Restricted Subsidiary of the Borrower; provided, however, that if the Borrower is not in compliance with clauses (a), (b) and (c) of Section 8.14 and Sections 9.01, 9.04 or 9.05 after giving effect to such deemed designation, such non-compliance shall be treated as a breach of such Section and constitute an Event of Default.
"U.S. Foreign Holding Company" shall mean, as to any Person, any Subsidiary of such Person that qualifies as a Foreign Subsidiary pursuant to clause (ii) of the definition thereof.
"U.S. Lender" shall have the meaning provided in Section 4.04(d).
"Voting Stock" of any Person as of any date shall mean the Equity Interests of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors of such Person.
"Weighted Average Life to Maturity" shall mean, when applied to any Indebtedness or Preferred Equity, as the case may be, at any date, the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Preferred Equity multiplied by the amount of such payment; by (b) the sum of all such payments.
"Wholly-Owned Domestic Restricted Subsidiary" shall mean, as to any Person, any Wholly-Owned Restricted Subsidiary of such Person which is a Domestic Subsidiary.
"Wholly-Owned Foreign Restricted Subsidiary" shall mean, as to any Person, any Wholly-Owned Restricted Subsidiary of such Person which is a Foreign Subsidiary.
"Wholly-Owned Restricted Subsidiary" shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is also a Restricted Subsidiary of such Person.
"Wholly-Owned Subsidiary" shall mean, as to any Person, (i) any corporation at least 90% of whose outstanding Equity Interests is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and any other outstanding Equity Interests are owned by officers, directors or employees of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Subsidiary of the Borrower with respect to the preceding clauses (i) and (ii), director's qualifying shares and/or other nominal amount of shares required to be held by Persons other than the Borrower and its Subsidiaries under applicable law).
"Withholding Agent" means the Borrower and the Administrative Agent.
"Write-Down and Conversion Powers" shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

    1.02 Other Definitional Provisions.  (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP (ii) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation", (iii) the word "incur" shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words "incurred" and "incurrence" shall have correlative meanings), (iv) unless the context otherwise requires, the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word "will" shall be construed to have the same meaning and effect as the word "shall", (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person's permitted successors and assigns and (B) to the Borrower or any other Credit Party shall be construed to include the Borrower or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding, (vii) references to "knowledge" or similar phrases referring to "knowledge" shall be interpreted to mean the actual knowledge of an Authorized Officer of the applicable Person (or, if no Person is specified, an Authorized Officer of the Borrower and the other Credit Parties), (viii) all references to any Governmental Authority, shall include any other Governmental Authority that shall have succeeded to any or all of the functions thereof, and (ix) unless otherwise specified, all references to any Subsidiary (including a Domestic Subsidiary, Foreign Subsidiary, Immaterial Subsidiary, Non-Wholly-Owned Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary or Wholly-Owned Subsidiary, or any subset or combination thereof) shall be deemed to refer to a Subsidiary (or such applicable category of Subsidiary) of the Borrower.
(c) The words "hereof", "herein" and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e) For purposes of determining compliance with Section 9.01, 9.03, 9.04, 9.05 or 9.09(d) at any time, in the event that any Lien, Dividend, Indebtedness, Investment or Debt Repurchase, as applicable, meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of Section 9.01, 9.03, 9.04, 9.05 or 9.09(d), as applicable, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as reasonably determined, without duplication, by the Borrower at such time; provided that (i) all Indebtedness under the TLB Loan Documents shall be deemed to be incurred under Section 9.04(a)(x) (and may not later be reclassified), (ii) all Indebtedness under the Revolving Loan Documents shall be deemed to be incurred under Section 9.04(a)(y) (and may not later be reclassified), (iii) all Indebtedness under the Senior Secured Notes Documents shall be deemed to be incurred under Section 9.04(o)(x) (and may not later be reclassified) and (iv) all Indebtedness under the 9.25% Notes Documents shall be deemed to be incurred under Section 9.04(o)(y) (and may not later be reclassified).

    1.03 Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).
    1.04 Calculations; Computations.  (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Administrative Agent); provided that, (i) except as otherwise specifically provided herein, all computations of Excess Cash Flow, and all computations and all definitions (including accounting terms) used in determining compliance with Sections 6.09, 8.14, 9.02(e), 9.03(g), 9.03(h), 9.03(i), 9.04(i), 9.04(n), 9.04(p), 9.05(l), 9.05(q), 9.05(r), 9.05(v), 9.05(w), 9.08, 9.09(d) and 9.11(c) shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Borrower referred to in Section 7.05(a) for the Fiscal Year ended December 31, 2017; (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election under FASB Accounting Standards Codification Topic 825-Financial Instruments (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof; (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; and (iv) except as otherwise expressly provided herein, for purposes of calculating financial terms, all covenants and related definitions, all such calculations based on the operations of the Borrower and its Restricted Subsidiaries on a consolidated basis shall be made without giving effect to the operations of any Unrestricted Subsidiaries.
(b) All computations of interest and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Fees are payable.
    1.05 References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, amendments and restatements, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, amendments and restatements, restatements, extensions, supplements and other modifications are permitted by the Credit Documents; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law (including by succession of comparable successor laws).
    1.06 Timing of Payment of Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day (except where otherwise expressly provided herein).
    1.07 Certifications.  All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party's behalf and not in such Person's individual capacity.

Section 2. Amount and Terms of Credit.
    2.01 The Commitments.  (a)  Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a "Term Loan" and, collectively, the "Term Loans") to the Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Funding Date, (ii) shall be denominated in Dollars, and (iii) shall be made by each such Lender in an aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Effective Date.  Once repaid, Term Loans incurred hereunder may not be reborrowed.
(b) The Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Funding Date (after giving effect to the incurrence of Term Loans on such date).
2.02 Request for Borrowing of Term Loans. Each Borrowing of Term Loans to be made hereunder on the Funding Date shall be made upon irrevocable written notice by the Borrower to the Administrative Agent (which written notice shall be by delivery to the Administrative Agent of a duly completed Notice of Borrowing, appropriately completed and signed by an Authorized Officer of the Borrower).  Such Notice of Borrowing must be received by the Administrative Agent (by fax or other electronic transmission (including ".pdf" or ".tif")) not later than 12:00 p.m. (New York City time) one Business Day prior to the Funding Date.  The Notice of Borrowing shall specify the following information:
(i)	the aggregate amount of the requested Borrowing;
(ii)	the date of such Borrowing, which shall be a Business Day; and
(iii)	the wiring information of the Borrower's account to which funds are to be disbursed.
    2.03 Funding of Borrowing.  Each Lender shall make the Term Loan to be made by it hereunder not later than 2:30 p.m. (New York City time) on the Business Day specified in the Notice of Borrowing by wire transfer of immediately available funds to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Term Loans available to the Borrower by promptly disbursing the amounts so received, in like funds, to the account of the Borrower specified in the Notice of Borrowing.
    2.04 [Reserved].
    2.05 Notes.  (a)  The Borrower's obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.15 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrower substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a "Note" and, collectively, the "Notes").
(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby.  Failure to make any such notation or any error in such notation shall not affect the Borrower's obligations in respect of such Loans.  The entries made in the Register and in the internal records maintained pursuant to this paragraph (b) shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that in the event of any inconsistency between the Register maintained by the Administrative Agent pursuant to Section 12.15 and any Lender's records, the Register maintained by the Administrative Agent shall govern.
(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes.  No failure of any Lender to request or obtain a Note evidencing its Loans to the Borrower shall affect or in any manner impair the obligations of the Borrower to pay the Loans (and all related Obligations) incurred by the Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents.  Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b).  At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

    2.06 [Reserved].
    2.07 Pro Rata Borrowings.  All Borrowings of Term Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments.  It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
    2.08 Interest.
        (a)  The unpaid principal amount of each Loan shall bear interest from the date of Borrowing at a rate per annum equal to:
(i)
from the date of Borrowing until and including the first date thereafter on which the entire principal amount of the Term Loans incurred on the Funding Date then outstanding is equal to or less than $96,000,000 (such date, the "First Post-Funding Date Adjustment Date"), 12.875%;

(ii)
from and including the first day following the First Post-Funding Date Adjustment Date until and including the first date on which the entire principal amount of the Term Loans incurred on the Funding Date then outstanding is equal to or less than $48,000,000 (such date, the "Second Post-Funding Date Adjustment Date"), 11.875%; and

(iii)	from and including the first day following the Second Post-Funding Date Adjustment Date until and including the Term Loan Maturity Date, 10.875%.
For the avoidance of doubt, if on any date more than one of clause (i), (ii) and/or (iii) are applicable, the interest rate applicable to the Term Loans on such date shall be the lowest interest rate of such clauses.
(b) [Reserved].
(c) Upon the occurrence and during the continuance of an Event of Default under Section 10.01 or 10.05, overdue principal in respect of each outstanding Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate otherwise applicable to such Loans.  In addition, to the extent permitted by applicable law, (i) overdue interest in respect of each Loan shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans and (ii) all other overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Loans from time to time.  Any and all interest that accrues under this Section 2.08(c) shall be payable in cash promptly upon written demand.
(d) Accrued (and theretofore unpaid) interest shall be payable in respect of each Loan, (x) in arrears on each Quarterly Interest Payment Date, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, promptly upon demand.

    2.09 [Reserved].
    2.10 Increased Costs, Illegality, Etc.
(a) If any Lender determines that after the Effective Date the introduction of, or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender's Commitments hereunder or its obligations hereunder, then the Borrower agrees to pay to such Lender, within ten (10) Business Days of its written demand (including documentation reasonably supporting such request) therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital.  In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender's determination of compensation owing under this Section 2.10(a) shall, absent manifest error, be final and conclusive and binding on all the parties hereto.  Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(a), will give prompt written notice thereof to the Borrower (with a copy to the Administrative Agent), which notice shall show in reasonable detail the basis for calculation of such additional amounts.
(b) Notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a change after the Effective Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.10), other than any final rules, regulations, orders, requests, guidelines or directives under the Dodd-Frank Wall Street Reform and Consumer Protection Act or Basel III that the Lenders are required to comply with prior to the date of this Agreement.
    2.11 [Reserved].
    2.12 Change of Lending Office.  Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a) or Section 4.04 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage in any material respect, with the object of avoiding the consequence of the event giving rise to the operation of such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10(a) and 4.04.

Section 3. Fees; Call Protection.
    3.01 Fees.  The Borrower agrees to pay (a) to the Administrative Agent, for its own account, the fees in the amounts and at the times set forth in the Administrative Agent Fee Letter and (b) to the Lenders on the Funding Date, the upfront fee described in Section 6.13.
    3.02 Call Protection.  In the event all or any portion of the Term Loans are repaid, prepaid, refinanced or replaced (other than as a result of a voluntary prepayment pursuant to Section 4.01(a) funded with Retained Excess Cash Flow or with the proceeds of any Asset Sale, or as a result of any mandatory repayment pursuant to Section 4.02), in each case on or prior to February 15, 2020, such repayment, prepayment, refinancing or replacement will be made together with a prepayment premium in an amount equal to 3.00% of the aggregate principal amount of Term Loans so repaid, prepaid, refinanced or replaced.

Section 4. Prepayments; Payments; Taxes.
4.01 Voluntary Prepayments.  (a)  The Borrower shall have the right to prepay the Loans, without premium or penalty (except as, and to the extent, provided in Section 3.02) in whole or in part at any time and from time to time on the following terms and conditions:  (i) the Borrower shall give the Administrative Agent prior to 1:00 P.M. (New York City time) at least three Business Days' prior written notice of its intent to prepay Loans, which notice (in each case) shall specify the amount of such prepayment, the date of prepayment (which shall be a Business Day), if such prepayment will be funded with Retained Excess Cash Flow or with the proceeds of any Asset Sale and any prepayment premium payable thereon pursuant to Section 3.02, and which notice the Administrative Agent shall promptly transmit to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 4.01(a) shall be in an aggregate principal amount of at least $1,000,000 and integral multiples of $1,000,000 (or such lesser amount as is acceptable to the Administrative Agent in any given case); (iii) each prepayment pursuant to this Section 4.01(a) shall be applied pro rata among the Loans; and (iv) each voluntary prepayment of Term Loans pursuant to this Section 4.01(a) shall reduce the then remaining Scheduled Term Loan Repayments in inverse chronological order (based upon the then remaining principal amounts of each Scheduled Term Loan Repayment after giving effect to all prior reductions thereto).
(b) In the event of certain refusals by a Lender to consent to certain proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 12.12(b), the Borrower may, upon five (5) Business Days' prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 3.02), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender in accordance with, and subject to the requirements of, said Section 12.12(b), so long as the consents, if any, required by Section 12.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.  Each prepayment of Term Loans pursuant to this Section 4.01(b) shall reduce the then remaining Scheduled Term Loan Repayments in inverse chronological order (based upon the then remaining principal amounts of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto).
4.02 Mandatory Repayments.
(a) [Reserved].
(b) In addition to any other mandatory repayments pursuant to this Section 4.02, (v) on each Quarterly Payment Date, beginning with the Quarterly Payment Date occurring in March, 2019 and ending with the Quarterly Payment Date occurring in December, 2019, the Borrower shall be required to repay a principal amount of Term Loans, to the extent then outstanding, equal to 1/4 of 7.5% of the aggregate initial principal amount of all Term Loans incurred by the Borrower on the Funding Date pursuant to Section 2.01, (w) on each Quarterly Payment Date, beginning with the Quarterly Payment Date occurring in March, 2020 and ending with the Quarterly Payment Date occurring in December, 2020, the Borrower shall be required to repay a principal amount of Term Loans, to the extent then outstanding, equal to 1/4 of 10% of the aggregate initial principal amount of all Term Loans incurred by the Borrower on the Funding Date pursuant to Section 2.01, (x) on each Quarterly Payment Date, beginning with the Quarterly Payment Date occurring in March, 2021 and ending with the Quarterly Payment Date occurring in December, 2021, the Borrower shall be required to repay a principal amount of Term Loans, to the extent then outstanding, equal to 1/4 of 10% of the aggregate initial principal amount of all Term Loans incurred by the Borrower on the Funding Date pursuant to Section 2.01, (y) on each Quarterly Payment Date, beginning with the Quarterly Payment Date occurring in March, 2022 and ending with the Quarterly Payment Date occurring in December, 2022, the Borrower shall be required to repay a principal amount of Term Loans, to the extent then outstanding, equal to 1/4 of 12.5% of the aggregate initial principal amount of all Term Loans incurred by the Borrower on the Funding Date pursuant to Section 2.01, and (z) on the Term Loan Maturity Date, the Borrower shall be required to repay in full the entire principal amount of the Term Loans then outstanding (each Quarterly Payment Date described above and the Term Loan Maturity Date, a "Scheduled Term Loan Repayment Date" and with each such repayment pursuant to this Section 4.02(b), as the same may be reduced as provided in Section 4.01(a), 4.01(b) or 4.02(h), a "Scheduled Term Loan Repayment").

(c) [Reserved].
(d) In addition to any other mandatory repayments pursuant to this Section 4.02, within ten (10) Business Days after each date after the Funding Date upon which the Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any dividend, distribution or other similar or equivalent return of capital or receives any other amount whatsoever in each case in respect of the MGM Investment, an amount equal to 100% of the Net Cash Proceeds of the respective dividend, distribution, return of capital or other amount shall be applied on such date as a mandatory repayment of the Term Loans in accordance with the requirements of Sections 4.02(h) and (m).
(e) In addition to any other mandatory repayments pursuant to this Section 4.02, within five (5) Business Days after each date on or after the first day on which any Loans are funded upon which the Borrower or any of its Restricted Subsidiaries receives any proceeds in the form of cash or Cash Equivalents from any Asset Sale (including any Subject Affiliate Transfer, but excluding (1) sales of assets pursuant to Sections 9.02(a), (b), (c), (e), (f), (g), (h), (i), (j), (l), (m), (n), (q), (r), (s) and (u), (2) Designated Sales permitted to be consummated pursuant to Section 9.02(t) and (3) any other sale, transfer or disposition (for such purpose, treating any series of related sales, transfers, or dispositions as a single such transaction) that involves properties or assets having a Fair Market Value of less than $1,000,000), an amount equal to 100% of the Net Sale Proceeds in excess of $5,000,000 in the aggregate following the Funding Date shall be applied on such date as a mandatory repayment in accordance with the requirements of Sections 4.02(h), (i) and (m), provided, however, that such Net Sale Proceeds shall not be required to be so applied to the extent that they would be required to be applied and/or permitted to be invested under section 4.02(e) of the TLB Credit Agreement as in effect on the Effective Date.
(f) In addition to any other mandatory repayments pursuant to this Section 4.02, on each Excess Cash Flow Calculation Date, an amount equal to 75% of the Excess Cash Flow for the related Excess Cash Flow Calculation Period shall be applied as a mandatory repayment of the Term Loans in accordance with the requirements of Sections 4.02(h), (i) and (m); provided that repayments of principal of Loans made as a voluntary prepayment pursuant to Section 4.01 with internally generated funds during the applicable Excess Cash Flow Calculation Period shall reduce on a dollar-for-dollar basis the amount of such mandatory repayment and/or commitment reduction otherwise required on the applicable Excess Cash Flow Calculation Date pursuant to this Section 4.02(f).
(g) [Reserved].

(h) Each amount required to be applied pursuant to Sections 4.02(d), (e) and (f) in accordance with this Section 4.02(h) shall be applied (subject to Section 4.02(m) below) to repay the outstanding principal amount of Term Loans ratably.  The amount of each principal repayment of Term Loans made as required by Sections 4.02(d), (e) and (f) shall be applied to reduce the then remaining Scheduled Term Loan Repayments in inverse chronological order (based upon the then remaining principal amounts of each such Scheduled Term Loan Repayment after giving effect to all prior reductions thereto).
(i) With respect to each repayment of Loans required by this Section 4.02, the Loans shall be repaid ratably.
(j) [Reserved].
(k) [Reserved].
(l) [Reserved].
(m) The Borrower shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Sections 4.02(d), (e) or (f) at least three (3) Business Days prior to the date of such repayment.  Each such notice shall specify the date of such repayment and provide a reasonably detailed calculation of the amount of such repayment.  The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the Borrower's repayment notice and of such Lender's pro rata share of any repayment.  Each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the "Declined Proceeds") of Term Loans required to be made pursuant to Sections 4.02(d), (e) or (f) by providing written notice (each, a "Rejection Notice") to the Administrative Agent and the Borrower no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender's receipt of notice from the Administrative Agent regarding such repayment.  Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender.  If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled.  Any Declined Proceeds shall be retained by the Borrower.
4.03 Method and Place of Payment.  Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars in immediately available funds to the Payment Account.  All payments received by the Administrative Agent after 1:00 P.M. (New York City time) shall in each case be deemed received on the next succeeding Business Day, in the Administrative Agent's sole discretion, and any applicable interest shall continue to accrue.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
Unless the Administrative Agent has received written notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lender the amount due.  In such event, if the Borrower has not in fact made such payment, then each Lender severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

4.04 Net Payments.  (a)  All payments made by any Credit Party hereunder and under any Note will be made without deduction or withholding for any Taxes (but excluding Excluded Taxes and except as required by applicable law).  If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.  Without duplication of any other obligation under this Section 4.04(a), the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.  Without duplication of any other obligation under this Section 4.04(a), the Credit Parties shall indemnify each Recipient within fifteen (15) Business Days of receipt of the written request of such Recipient, including documentation reasonably supporting such request, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by any such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  The applicable Credit Party will furnish to the Administrative Agent within forty-five (45) days after the date the payment of any Taxes pursuant to this Section, certified copies of tax receipts or other documentation reasonably evidencing such payment by such Credit Party.   A certificate as to the amount of such payment or liability delivered to the Borrower by an Agent or a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent demonstrable error.
(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a "Foreign Lender") for U.S. federal income Tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04(b) or otherwise (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, as applicable, (i) two accurate and complete signed copies of IRS Form W-8ECI, IRS Form W-8IMY (together with any applicable underlying forms), IRS Form W-8BEN or IRS Form W-8BEN-E (or subsequent versions or successor forms), in each case, certifying to such Lender's entitlement as of such date to a complete exemption from, or reduced rate of, United States withholding Tax with respect to payments to be made under this Agreement and under any Note along with such supplementary documentation as may be prescribed by law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made, or (ii) in the case of a Foreign Lender claiming exemption from or reduction in U.S. federal withholding Tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest," two accurate and complete signed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or successor forms) certifying to such Lender's entitlement as of such date to a complete exemption from United States withholding Tax with respect to payments of interest to be made under this Agreement and under any Note, a certificate substantially in the form of Exhibit C (any such certificate, a "Section 4.04(b)(ii) Certificate") representing that such Foreign Lender (x) is not a bank for purposes of Section 881(c)(3)(A) of the Code, (y) is not a 10 percent shareholder of the Borrower or any Subsidiary Guarantor (within the meaning of Section 881(c)(3)(B) of the Code), and (z) is not a controlled foreign corporation related to the Borrower or any Subsidiary Guarantor (within the meaning of Section 881(c)(3)(C) of the Code); provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interests exemption, such Foreign Lender may provide a Section 4.04(b)(ii) Certificate on behalf of each such direct or indirect partner.  In addition, each Lender agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders any of the previous certifications obsolete or inaccurate in any material respect, (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), such Lender will deliver to the Borrower and the Administrative Agent two new accurate and complete signed copies of IRS Form W-8ECI, IRS Form W-8IMY, IRS Form W-8BEN or IRS Form W-8BEN-E (with respect to the benefits of any income tax treaty), or IRS Form W-8BEN or IRS Form W-8BEN-E (with respect to the portfolio interest exemption) and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Lender to a continued exemption from or reduction in United States withholding Tax with respect to payments under this Agreement and any Note, or such Lender shall immediately notify the Borrower and the Administrative Agent of its inability to deliver any such IRS Form or Section 4.04(b)(ii) Certificate, in which case such Lender shall not be required to deliver any such IRS Form or Section 4.04(b)(ii) Certificate pursuant to this Section 4.04(b).  Any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(c) If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender's obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (c), "FATCA" shall include any amendments made to FATCA after the date of this Agreement.
(d) Each Lender that is a United States person as such term is defined in Section 7701(a)(30) of the Code) (a "U.S. Lender") for U.S. federal income tax purposes agrees to deliver to the Borrower and the Administrative Agent on or prior to the Effective Date or, in the case of a U.S. Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 12.04(b) or otherwise (unless the respective U.S. Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such U.S. Lender, as applicable, two accurate and complete signed copies of IRS Form W-9 certifying as to such U.S. Lender's entitlement to full exemption from United States backup withholding Tax, or any successor forms.

(e) If the Administrative Agent is a United States person, it shall deliver to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement a duly completed copy of IRS Form W-9. If the Administrative Agent is not a United States person, it shall provide to the Borrower on or prior to the date on which it becomes the Administrative Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower): (1) two executed copies of IRS Form W-8ECI with respect to any amounts payable to the Administrative Agent for its own account and (2) two executed copies of IRS Form W-8IMY with respect to any amounts payable to the Administrative Agent for the account of others, certifying that it is a "U.S. branch" and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a United States person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a United States person with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).
(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.04, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 4.04 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or a Lender be required to pay any amount pursuant to this paragraph (f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section 4.04 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

Section 5. Conditions Precedent to the Effective Date.  This Agreement shall become effective on the date (the "Effective Date") of the satisfaction (or waiver by the Required Lenders) of the following conditions:
5.01 This Agreement.  The Borrower, the Administrative Agent, the Lead Arranger and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered (by electronic transmission or otherwise) the same to the Administrative Agent and the Lead Arranger.
5.02 Officer's Certificate.  On the Effective Date, the Administrative Agent and the Lead Arranger shall have received a certificate, dated the Effective Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 5.05, 5.06 and 5.12 have been satisfied on such date.
5.03 Opinions of Counsel.  On the Effective Date, the Administrative Agent and the Lead Arranger shall have received (i) from Kirkland & Ellis LLP, special counsel to the Credit Parties, an opinion, addressed to the Administrative Agent, the Lead Arranger and each of the Lenders and dated the Effective Date, (ii) from Wiley Rein LLP, regulatory counsel to the Credit Parties, a customary opinion addressed to the Administrative Agent, the Lead Arranger and each of the Lenders and dated the Effective Date, and (iii) from local counsel in Ohio and Michigan, customary opinions addressed to the Administrative Agent, the Lead Arranger and each of the Lenders and dated the Effective Date, in each case, in form and substance reasonably acceptable to the Required Lenders.
5.04 Company Documents; Proceedings; Etc.  (a)  On the Effective Date, the Administrative Agent and the Lead Arranger shall have received a certificate from each Credit Party, dated the Effective Date, signed by an Authorized Officer of such Credit Party or, to the extent applicable, such Credit Party's member or manager, and attested to by the Secretary or any Assistant Secretary of such Credit Party or, to the extent applicable, such Credit Party's member or manager, substantially in the form of Exhibit D with appropriate insertions, together with copies of the certificate or articles of incorporation and by‑laws (or other equivalent organizational documents), as applicable, of such Credit Party, the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Required Lenders.
(b) On the Effective Date, the Administrative Agent and the Lead Arranger shall have received good standing certificates from the jurisdiction of organization as of a recent date, for each of the Credit Parties which the Required Lenders reasonably may have requested, certified by proper Governmental Authorities.
5.05 Adverse Change.  (a)  Since December 31, 2017, nothing shall have occurred (and no Lender shall have become aware of any facts or conditions not previously known) which, either individually or in the aggregate, has had, or could reasonably be expected to have, (i) a Material Adverse Effect or (ii) a material adverse effect on the Transaction.
(b) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the authorization, execution, delivery and performance of the Credit Documents shall have been obtained and remain in effect.

5.06 Litigation, Disputes and Challenges.  (a)  On the Effective Date, there shall be no actions, suits or proceedings or, to the knowledge of the Borrower, objections or challenges, in each case pending or, to the knowledge of the Borrower, threatened with respect to the Transaction, this Agreement or any other Credit Document (in each case, including, but not limited to, as related to any other Document, and including, but not limited to, any objection to any of the terms of the Credit Documents by or on behalf of the TLB Administrative Agent, the Revolving Administrative Agent and/or the Senior Secured Notes Trustee).
(b) A certificate of an Authorized Officer shall be delivered to the TLB Administrative Agent and the Revolving Administrative Agent (with a copy to the Administrative Agent and the Lead Arranger), together with a copy of this Agreement and the Credit Agreement to be dated as of the date hereof, by and among Radio One Entertainment Holdings, LLC, Urban One Entertainment SPV, LLC, various lenders party thereto, Wilmington Trust, National Association, as administrative agent and collateral agent, and TCG Senior Funding L.L.C., as sole lead arranger and sole bookrunner, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirements of the definition of "Permitted Refinancing" (as defined in the TLB Credit Agreement and the Revolving Credit Agreement respectively) and further stating that such certificate shall be conclusive evidence that the terms and conditions of this Agreement satisfy the foregoing requirements unless the TLB Administrative Agent or the Revolving Administrative Agent (as the case may be) notifies the Borrower within five (5) Business Days prior to the making of the Term Loans that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees).
5.07 Subsidiaries Guaranty.  On the Effective Date, each Subsidiary Guarantor shall have duly authorized, executed and delivered the Subsidiaries Guaranty in the form of Exhibit E (as amended, restated, amended and restated, modified, extended and/or supplemented from time to time, the "Subsidiaries Guaranty").
5.08 Financial Statements.  On or prior to the Effective Date, the Lead Arranger shall have received true and correct copies of the historical financial statements.
5.09 Solvency Certificate.  On the Effective Date, the Administrative Agent and the Lead Arranger shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit J hereto dated the Effective Date.
5.10 Fees, Etc. On the Effective Date, the Administrative Agent shall have received a fully executed copy of the Administrative Agent Fee Letter and shall have received the Fees earned, due and payable on the Effective Date thereunder.
5.11 PATRIOT Act; Beneficial Ownership Regulation.  The Agents and the Lenders shall have received all documentation and other information required by regulatory authorities with respect to the Borrower and Subsidiary Guarantors under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the PATRIOT Act to the extent requested at least ten (10) days prior to the Effective Date. At least two (2) days prior to the Effective Date (or such later date as the Required Lenders may agree), the Borrower and the Subsidiary Guarantors shall have delivered to the Administrative Agent a Beneficial Ownership Certification in relation to the Borrower and the Subsidiary Guarantors.
5.12 No Default; Representation and Warranties.  On the Effective Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Effective Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to "materiality," "Material Adverse Effect" or similar language shall be true and correct in all respects on such date).
In determining the satisfaction of the conditions specified in this Section 5, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction.

Section 6. Conditions Precedent to the Funding Date.  The obligation of each Lender to make Term Loans on the Funding Date is subject at the time of making of such Term Loans to the satisfaction (or waiver by the Required Lenders) of the following conditions:
6.01 Effective Date; Notes.  The Effective Date shall have occurred and there shall have been delivered to each of the Lenders that has requested the same (with a copy of such request to the Administrative Agent) at least five (5) Business Days in advance of the Funding Date, the appropriate Note executed by the Borrower in the amount, maturity and as otherwise provided herein.
6.02 Officer's Certificate.  On the Funding Date, the Administrative Agent and the Lead Arranger shall have received a certificate, dated the Funding Date and signed on behalf of the Borrower by an Authorized Officer of the Borrower, certifying on behalf of the Borrower that all of the conditions in Sections 6.04, 6.05, 6.08, 6.09 and 6.12 have been satisfied on such date.
6.03 Opinion of Counsel.  On the Funding Date, if any Notes have been requested pursuant to Section 6.01, the Administrative Agent and the Lead Arranger shall have received from Kirkland & Ellis LLP, special counsel to the Credit Parties, an opinion with respect to the Notes, addressed to the Administrative Agent, the Lead Arranger and each of the Lenders and dated the Funding Date, in form and substance reasonably acceptable to the Required Lenders.
6.04 Adverse Change.  (a)  Since the Effective Date, nothing shall have occurred (and no Lender shall have become aware of any facts or conditions not previously known) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect (i) on the material rights or remedies of the Lenders or the Administrative Agent hereunder or under the Credit Documents, (ii) on the ability of the Credit Parties, taken as a whole, to perform their payment obligations to the Lenders or the Administrative Agent hereunder or under any other Credit Document, or (iii) on the Transaction.
(b)
On or prior to the Funding Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the authorization, execution, delivery and performance of the Credit Documents shall have been obtained and remain in effect.

6.05 Litigation, Disputes and Challenges.  On the Funding Date, there shall be no actions, suits or proceedings or, to the knowledge of the Borrower, objections or challenges, in each case pending or, to the knowledge of the Borrower, threatened with respect to the Transaction, this Agreement or any other Credit Document (in each case, including, but not limited to, as related to any other Document, and including, but not limited to, any objection to any of the terms of the Credit Documents by or on behalf of the TLB Administrative Agent, the Revolving Administrative Agent and/or the Senior Secured Notes Trustee).
6.06 Solvency Certificate.  On the Funding Date, the Administrative Agent and the Lead Arranger shall have received a solvency certificate from the chief financial officer of the Borrower in the form of Exhibit J hereto, dated the Funding Date.
6.07 Fees, Etc.  On the Funding Date, the Borrower shall have paid to the Administrative Agent (and its relevant Affiliates), the Lead Arranger (and its relevant Affiliates) and each Lender all invoiced reasonable out-of-pocket costs, fees and expenses (including, without limitation, legal fees and expenses of one primary counsel to the Administrative Agent and one primary counsel to the Lead Arranger (and its Affiliates), one local counsel in each relevant jurisdiction and one regulatory counsel) and other compensation contemplated hereby (or in any other written agreement between the Borrower and such Agent) payable to the Administrative Agent, the Lead Arranger or such Lender to the extent then earned, due and payable.
6.08 No Default; Representation and Warranties.  On the Funding Date and after giving effect to the Term Loans made on the Funding Date (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Funding Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to "materiality," "Material Adverse Effect" or similar language shall be true and correct in all respects on such date).

6.09 Total Gross Leverage Ratio.  On the Funding Date, the Borrower and its Restricted Subsidiaries shall be in compliance, on a Pro Forma Basis, with a Total Gross Leverage Ratio of not greater than 8.00:1.00.
6.10 Notice of Borrowing.  Prior to the making of the Term Loans, the Administrative Agent shall have received a Notice of Borrowing in accordance with Section 2.02.
6.11 Consummation of the Refinancing.  Substantially concurrently with the incurrence of the Term Loans on the Funding Date, the net proceeds of the Term Loans shall have been applied to purchase, repay, redeem, defease, discharge, refinance, replace or terminate a portion of the 9.25% Notes equal to such amount in accordance with the terms of the 9.25% Notes Indenture (provided that any portion of 9.25% Notes so purchased is immediately and permanently cancelled), and the Administrative Agent and the Lead Arranger shall have received Refinancing Documents in form and substance reasonably satisfactory to the Required Lenders required to satisfy the conditions described in this Section 6.11.
6.12 No Amendments.  Since the Effective Date, there shall have been no amendments, amendments and restatements, restatements, extensions, supplements or other modifications (excluding, for the avoidance of doubt, any waivers with respect to the Senior Secured Notes Indenture, the 9.25% Notes Indenture, the TLB Loan Documents or the Revolving Loan Documents to the extent relating to the Transaction or the timing for repayment of the Comcast Note) to this Agreement, any other Credit Document, the Senior Secured Notes Indenture, the 9.25% Notes Indenture, the TLB Loan Documents or the Revolving Loan Documents as in effect on the Effective Date without the prior consent of the Required Lenders.
6.13 Upfront Fee.  The Borrower shall have paid each Lender an upfront fee equal to 2.00% of its Term Loan Commitment on the Funding Date (as in effect immediately before giving effect to the termination thereof pursuant to Section 2.01(b)), with such payment to be earned by, and payable to, each such Lender on the Funding Date; provided that, at the Lender's option, such upfront fee may be taken in the form of original issue discount.
In determining the satisfaction of the conditions specified in this Section 6, to the extent any item is required to be satisfactory to any Lender, such item shall be deemed satisfactory to each Lender which has not notified the Administrative Agent in writing prior to the occurrence of the relevant Borrowing that the respective item or matter does not meet its satisfaction.

Section 7. Representations, Warranties and Agreements.  In order to induce the Agents and the Lenders to enter into this Agreement and to induce the Lenders to make the Loans, the Borrower makes the following representations, warranties and agreements.
7.01 Company Status.  The Borrower and each of its Restricted Subsidiaries (i) is a duly organized and validly existing Company in good standing (or existing, as applicable) under the laws of the jurisdiction of its organization (other than as applies to the Borrower, except to the extent any failure to be so organized, existing and in good standing would not reasonably be expected to have a Material Adverse Effect), (ii) has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage, except to the extent any failure to have such power or authority would not reasonably be expected to have a Material Adverse Effect and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except for failures to be so qualified or authorized which, either individually or in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect.
7.02 Power and Authority.  Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Credit Documents.  Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
7.03 No Violation.  Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any applicable provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, except in the case of any contravention that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party or any of its Restricted Subsidiaries pursuant to the terms of (x) the Senior Secured Notes Indenture, the 9.25% Notes Indenture, the TLB Loan Documents or the Revolving Loan Documents, (y) after the execution and delivery thereof, the Permitted Subordinated Debt Documents and any Permitted Refinancing Debt Documents in respect of the 9.25% Notes, the Senior Secured Notes, the TLB Loan Documents, the Revolving Loan Documents and the Permitted Subordinated Debt, in any such case to the extent governing Indebtedness in an aggregate outstanding principal amount equal to or greater than $5,000,000, and (z) any other indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument, in each case to which any Credit Party or any of its Restricted Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject, except, in the case of the preceding subclause (z), for any contravention, breach, default, lien and/or conflict, that would not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.
7.04 Approvals.  No material order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those orders, consents, approvals, licenses, authorizations, and validations that have otherwise been obtained and those filings, recordings, and registrations that have been made on or prior to the Effective Date and which remain in full force and effect on the Effective Date) is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Document or (ii) the legality, validity, binding effect or enforceability of any such Document, except that (x) certain actions which may be taken by the Administrative Agent or the Lenders in the exercise of their rights and remedies under this Agreement or any other Credit Document may require the prior consent of the FCC, and (y) copies of this Agreement and the other Credit Documents may be required to be filed with the FCC for informational purposes pursuant to Section 73.3613 of the FCC's rules.

7.05 Financial Statements; Financial Condition; Undisclosed Liabilities.  (a)  The audited consolidated balance sheet of the Borrower at December 31, 2016 and December 31, 2017 and the related consolidated statements of income and cash flows and changes in shareholders' equity of the Borrower for the Fiscal Years of the Borrower ended on such dates, in each case furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial position of the Borrower at the date of said financial statements and the results for the respective periods covered thereby.  All such financial statements have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to such financial statements.
(b) On and as of the Effective Date, (i) the sum of the fair value (on a going concern basis) of the assets, at a fair valuation, of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (ii) the sum of the present fair salable value of the assets (on a going concern basis) of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (iii) the Borrower and its Restricted Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Borrower and its Restricted Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses as currently conducted or proposed to be conducted.  For purposes of this Section 7.05(b), "debt" means any liability on a claim, and "claim" means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
(c) Since December 31, 2017, nothing has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.
7.06 Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to the Transaction or any Credit Document or (ii) that have a reasonable likelihood of adverse determination, and, if adversely determined, have had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
7.07 True and Complete Disclosure.  All factual information (when furnished and taken as a whole) furnished by or on behalf of the Borrower in writing to the Agents or any Lender (including, without limitation, all information contained in the Documents) for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is, and all other such factual information as supplemented (when furnished and taken as a whole) hereafter furnished by or on behalf of the Borrower in writing to the Agents or any Lender will be, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information as supplemented (when furnished and taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood and agreed that for purposes of this Section 7.07, such factual information shall not include any pro forma financial information, the budgets referred to in Section 8.01(d) or projections or forward looking statements and information regarding general economic conditions.

7.08 Margin Regulations. No part of any Term Loan (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Term Loan nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.  Not more than 25% of the value of the assets of the Borrower and its Restricted Subsidiaries taken as a whole is represented by Margin Stock.
7.09 Tax Returns and Payments.  Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed (or filed for extension) with the appropriate taxing authority all federal income and other material returns, statements, forms and reports for Taxes (the "Returns") required to be filed by, or with respect to the income, properties or operations of, the Borrower and/or any of its Subsidiaries, except where the failure to timely file or cause to be timely filed such Returns would not reasonably be expected to result in a Material Adverse Effect.  The Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby.  Each of the Borrower and each of its Subsidiaries has paid all Taxes and assessments payable by it which have become due, other than (i) those that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with GAAP or (ii) to the extent the failure to pay such Taxes or assessments could not reasonably be expected to result in a Material Adverse Effect.
7.10 Compliance with ERISA.  (a)  Schedule 7.10 sets forth each Plan as of the Effective Date.  Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected to have a Material Adverse Effect.  Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, to the knowledge of the Borrower or any Subsidiary of the Borrower, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of the Borrower or any Subsidiary of the Borrower, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).  No ERISA Event has occurred other than as would not individually or in the aggregate, have a Material Adverse Effect.
(b) There exists no Unfunded Pension Liability with respect to any Plan that would have a Material Adverse Effect.
(c) To the knowledge of the Borrower or any Subsidiary of the Borrower, no Multiemployer Plan is insolvent.  None of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan, and if each of the Borrower, each Subsidiary of the Borrower and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to result in a Material Adverse Effect.
(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrower or any Subsidiary of the Borrower, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to have a Material Adverse Effect.

(e) The Borrower, each Subsidiary of the Borrower and each ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan save where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(f) No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA.  None of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate has ceased operations at a facility so as to become subject to the provisions of Section 4068(a) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions.  No lien imposed under the Code or ERISA on the assets of the Borrower or any Subsidiary of the Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan.  None of the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.
(g) Except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made, (iii) neither the Borrower nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Borrower's most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.
7.11 [Reserved].
7.12 Properties.  All material Real Property owned and leased by the Borrower or any of its Restricted Subsidiaries as of the Effective Date, and the nature of the interest therein, is correctly set forth in Schedule 7.12.  Each of the Borrower and each of its Restricted Subsidiaries has good and marketable title to all material Real Property owned by it (except as sold or otherwise disposed of as permitted by the terms of this Agreement) and necessary in the ordinary conduct of its business, free and clear of all Liens, other than Permitted Liens.
7.13 Restricted Subsidiaries.  On and as of the Effective Date, the Borrower has no Restricted Subsidiaries other than those Restricted Subsidiaries listed on Schedule 7.13.  Schedule 7.13 sets forth, as of the Effective Date, the percentage ownership (direct and indirect) of the Borrower in each class of Equity Interests of each of its Restricted Subsidiaries and also identifies the direct owner thereof.  Except as set forth on Schedule 7.13, all outstanding shares of Equity Interests of each Restricted Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable (to the extent applicable) and have been issued free of preemptive rights.  Except as set forth on Schedule 7.13, no Restricted Subsidiary of the Borrower has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

7.14 Compliance with Statutes, Etc.  Each of the Borrower and each of its Restricted Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
7.15 Investment Company Act.  Neither the Borrower nor any of its Restricted Subsidiaries is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.
7.16 Insurance.  Schedule 7.16 sets forth a listing of all insurance maintained by the Borrower and its Restricted Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.
7.17 Environmental Matters.  Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:  (a) each of the Borrower and each of its Restricted Subsidiaries is, and has been, in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (b) there are no Environmental Claims pending, or to the knowledge of the Borrower, threatened, against the Borrower or any of its Restricted Subsidiaries; (c) no Lien, other than a Permitted Lien, has been recorded, or to the knowledge of the Borrower, threatened under any Environmental Law with respect to any Real Property currently owned by the Borrower or any Restricted Subsidiary; (d) neither the Borrower nor any of its Restricted Subsidiaries has agreed to contractually assume or accept responsibility, for any liability of any other Person under any Environmental Law; and (e) there are no facts, circumstances, conditions or occurrences with respect to the past or present business or operations of the Borrower or any of its Restricted Subsidiaries, or any of their respective predecessors, or any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to give rise to any Environmental Claim or any liability under any Environmental Law.  This Section 7.17 and Sections 7.05, 7.07 and 7.14 set forth the sole representations and warranties of the Borrower and the Subsidiaries with respect to environmental matters.
7.18 Employment and Labor Relations.  Neither the Borrower nor any of its Restricted Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.  There is (i) no unfair labor practice complaint pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened in writing against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrower, threatened against the Borrower or any of its Restricted Subsidiaries, (iii) no union representation question exists with respect to the employees of the Borrower or any of its Restricted Subsidiaries, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the Borrower's knowledge, threatened against the Borrower or any of its Restricted Subsidiaries and (v) no wage and hour department investigation has been made of the Borrower or any of its Restricted Subsidiaries, except (with respect to any matter specified in clauses (i) - (iv) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.  On and as of the Effective Date, Schedule 7.18 sets forth a list of all agreements in place between (i) the Borrower and any of its Restricted Subsidiaries and (ii) any Principal.

7.19 Intellectual Property.  Each of the Borrower and each of its Restricted Subsidiaries owns or has the right to use all patents, trademarks, permits, domain names, service marks, trade names, copyrights, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, necessary for the present conduct of its or their business, without, to the knowledge of the Borrower, any infringement of the intellectual property rights of others which, or the failure to own or have such right to use which, as the case may be, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
7.20 Indebtedness.  Schedule 7.20 sets forth a list of all Indebtedness with respect to debt for borrowed money owed by the Borrower and its Restricted Subsidiaries as of the Effective Date (excluding the Loans, the Senior Secured Notes, the 9.25% Notes, the Indebtedness under the TLB Loan Documents, the Indebtedness under the Revolving Loan Documents, the Comcast Note and Intercompany Debt), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Restricted Subsidiaries which directly or indirectly guarantees such debt.
7.21 [Reserved].
7.22 Ownership of Stations.  As of the Effective Date, (a) Schedule 7.22 completely and correctly lists each Station owned directly or indirectly by the Borrower or any of its Restricted Subsidiaries and (b) neither the Borrower nor any of its Restricted Subsidiaries owns any Station other than the Stations so listed.
7.23 FCC Licenses and Other Matters.  (a)  Schedule 7.23 accurately lists all material authorizations, licenses, permits and franchises granted or assigned to Borrower and its Restricted Subsidiaries by the FCC and all applications therefor with respect to the Stations.  Borrower and its Restricted Subsidiaries hold all Necessary Authorizations required to conduct the businesses of the Stations as presently conducted and have filed all applications for Necessary Authorizations required to conduct the businesses of the Stations as proposed to be conducted.  All FCC Licenses and Necessary Authorizations are in full force and effect and are duly issued in the name of, or validly assigned to, Borrower or a Restricted Subsidiary.  Schedule 7.23 also correctly specifies the expiration date of each FCC License in effect.
(b) Except as set forth on Schedule 7.23, Borrower and its Restricted Subsidiaries are in compliance in all material respects with applicable law (including the Communications Act).  Neither Borrower nor any Restricted Subsidiary has knowledge of any investigation, notice of apparent liability, notice of violation, notice of forfeiture or complaint issued by or filed with or before the FCC with respect to any Station (other than proceedings relating to the broadcast industry generally).  No event has occurred that has resulted in, or after notice or lapse of time or both would reasonably be expected to result in, revocation, suspension, material adverse modifications, non-renewal, material impairment, material restriction or termination of, or material order of forfeiture with respect to, any material FCC License or other Necessary Authorization.
(c) Borrower and its Restricted Subsidiaries have duly filed any and all material filings, reports, applications, documents, instruments and information required to be filed by it under the Communications Act, and all such filings were when made true, correct and complete in all material respects.  Neither Borrower nor any Restricted Subsidiary knows of any reason why any of the FCC Licenses should not be renewed in the regular course without any materially adverse conditions.
7.24 License Subsidiaries.  All FCC Licenses and other Necessary Authorizations issued by the FCC relating to the Stations of the Borrower and its Restricted Subsidiaries are held by a License Subsidiary.

7.25 Anti-Corruption Laws; Sanctions.  (a)  Each of the Borrower and its Subsidiaries represents and warrants that none of (i) the Borrower or any Subsidiary or any of their respective directors, officers or employees, or, to the knowledge of the Borrower and each such Subsidiary, any agent, representative, Credit Party Affiliate or any other Person acting on behalf of the Borrower or any Subsidiary, (ii) any Person controlled by or, to the knowledge of the Borrower or any Subsidiary, controlling the Borrower or any Subsidiary, (iii) any Person having a beneficial ownership interest of 50% or greater in the Borrower or any Subsidiary and (iv) any Person for whom the Borrower or any Subsidiary acts as an agent or nominee is the subject of sanctions imposed by the United States, the European Union, Her Majesty's Treasury of the United Kingdom, the United Nations Security Council or other applicable sanctions laws ("Sanctions Laws") or domiciled, organized or resident in a country or territory that is, or whose government is, the subject of country-wide or territory-wide sanctions broadly prohibiting or restricting dealings in, with or involving such country or territory (as of the date hereof, Cuba, Iran, North Korea, Sudan, Syria and the Crimea region of Ukraine).  Each of the Borrower and the Subsidiaries represents and warrants that it will not engage or transact with any Person that is the subject of Sanctions Laws in violation of such laws.  Each of the Borrower and the Subsidiaries further represents that, to the best of its knowledge, none of the proceeds of the Loans will be used for any purpose prohibited under Sanctions Laws, or in any manner that would constitute or give rise to a violation of Sanctions Laws by any party hereto, including any Lender.
(b) Each of the Borrower and its Subsidiaries represents and warrants that it has complied and will comply in all material respects with the US Foreign Corrupt Practices Act, the UK Bribery Act and any other applicable anti-bribery or corruption laws (collectively, the "Anti-Corruption Laws").  In connection with this Agreement, neither the Borrower nor any of its Subsidiaries or, to the knowledge of the Borrower and each such Subsidiary, any Person acting on behalf of each of the foregoing Persons, shall knowingly authorize the giving of, offer or promise to give anything of value to a Public Official, or any other party in violation of Anti-Corruption Laws.  As used herein, the term "Public Official" includes (a) any officer or employee of a government or any government department, agency or instrumentality thereof, including state-owned entities, or any Person acting in an official capacity for or on behalf of such government, department, agency or instrumentality; (b) any officer or employee of a public international organization, such as the World Bank or the United Nations; (c) any officer or employee of a political party or any Person acting in an official capacity on behalf of a political party; and (d) any candidate for political office.  Each of the Borrower and the Subsidiaries have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such Anti-Corruption Laws and with the representation and warranty contained herein.  None of the Borrower or any of the Subsidiaries will use the proceeds of the Loans in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws.

Section 8. Affirmative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Term Loan Commitment has terminated and the Loans, Notes (in each case together with interest thereon), Fees and all other Obligations (other than indemnities described in Section 12.13 and reimbursement obligations under Section 12.01 which, in each case, are not then due and payable) incurred hereunder and under the other Credit Documents, are paid in full:
8.01 Information Covenants.  The Borrower will furnish to the Administrative Agent (for distribution to the Lenders):
(a)
Quarterly Financial Statements.  Within sixty (60) days after the close of each of the first three quarterly accounting periods in each Fiscal Year of the Borrower (or, if earlier, ten (10) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (x) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and statement of cash flows for such quarterly accounting period and for the elapsed portion of the Fiscal Year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior Fiscal Year, all of which shall be certified by the chief financial officer of the Borrower that they fairly present in all material respects in accordance with GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (y) management's discussion and analysis of the important operational and financial developments during such quarterly accounting period; provided that at any time the Borrower has any Unrestricted Subsidiaries, then the quarterly financial information required by this Section 8.01(a) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(b)
Annual Financial Statements.  Within 120 days after the close of each Fiscal Year of the Borrower (or, if earlier, fifteen (15) days after the date required to be filed with the SEC (without giving effect to any extension permitted by the SEC)), (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year and certified by BDO USA, LLP or other independent certified public accountants of recognized national standing reasonably acceptable to the Required Lenders, accompanied by an opinion of such accounting firm (which opinion shall be without a "going concern" or like qualification or exception and without any qualification or exception as to scope of audit other than a "going concern" exception or explanatory note resulting solely from an upcoming maturity of the Term Loans, the Indebtedness under the TLB Loan Documents or the Indebtedness under the Revolving Loan Documents occurring within one year from the most recent balance sheet date to which such opinion relates) stating that in the course of its regular audit of the financial statements of the Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or an Event of Default relating to financial or accounting matters which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof, and (ii) management's discussion and analysis of the important operational and financial developments during such Fiscal Year; provided that at any time the Borrower has any Unrestricted Subsidiaries, then the annual financial information required by this Section 8.01(b) shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries excluding the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower (although such separate presentation of financial information excluding the effects of Unrestricted Subsidiaries need not be audited).

(c)
PATRIOT Act; Beneficial Ownership Regulation.  Promptly after the request by the Administrative Agent or any Lender, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act and the Beneficial Ownership Regulation.

(d)
Budget.  No later than sixty (60) days following the first day of each Fiscal Year of the Borrower, a budget in the form of Exhibit G hereto (with such modifications thereto as may be reasonably acceptable to the Required Lenders and the Borrower).

(e)
Officer's Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and (b), a compliance certificate from an Authorized Officer of the Borrower substantially in the form of Exhibit H (with blanks appropriately completed and with any deviations from such form as may be reasonably acceptable to the Required Lenders) certifying on behalf of the Borrower that, to such officer's knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) set forth (x) in reasonable detail the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the provisions of Section 9.08 at the end of such Fiscal Quarter or Fiscal Year, as the case may be, and (y) the RP/Investment Basket Amount on the last day of the Fiscal Quarter or Fiscal Year, as the case may be, covered by such financial statements, (ii) if delivered with the financial statements required (1) by Section 8.01(a) in respect of the second quarterly accounting period in each Fiscal Year or (2) by Section 8.01(b), set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the respective Excess Cash Flow Calculation Period, and (iii) set forth a list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Borrower as of the date of such compliance certificate.

(f)
Notice of Default, Litigation and Material Adverse Effect.  Promptly, and in any event within five (5) Business Days after any Authorized Officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, written notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation, investigation or proceeding pending against the Borrower or any of its Restricted Subsidiaries (x) which, either individually or in the aggregate, has a reasonable likelihood of adverse determination and such adverse determination could reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, (iii) the filing or commencement of any action, suit or proceeding by or before any arbitrator, the FCC or any other Governmental Authority against or affecting the Borrower or any Credit Party Affiliate that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect, (iv) (x) any material admonition, censure or adverse citation or order by the FCC or any other Governmental Authority or regulatory agency that could reasonably be expected to result in a Material Adverse Effect or (y) any competing application, petition to deny or other opposition to any license renewal application filed by the Borrower or any of its Subsidiaries with the FCC that could reasonably be expected to result in a Material Adverse Effect, (v) information and a copy of any notice received by the Borrower or any of its Restricted Subsidiaries from the FCC or other Governmental Authority or any Person that concerns (x) any event or circumstance that could reasonably be expected to materially adversely affect any material Necessary Authorization and (y) any notice of abandonment, expiration, revocation, material impairment, nonrenewal or suspension of any material Necessary Authorization, together with a written explanation of any such event or circumstance or the circumstances surrounding such abandonment, expiration, revocation, material impairment, nonrenewal or suspension or (vi) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g)
Other Reports and Filings.  To the extent not otherwise delivered hereunder, promptly after the filing or delivery thereof, copies of all material financial information, proxy materials and reports, if any, which the Borrower or any of its Restricted Subsidiaries shall publicly file with the U.S. Securities and Exchange Commission or any successor thereto (the "SEC") (which delivery requirement shall be deemed satisfied by the posting of such information, materials or reports on EDGAR or any successor website maintained by the SEC so long as the Administrative Agent shall have been promptly notified in writing by the Borrower of the posting thereof) or deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Disqualified Preferred Stock, any Designated Preferred Stock, the Senior Secured Notes, the 9.25% Notes, any Permitted Subordinated Debt or pursuant to the terms of any TLB Loan Documents or Revolving Loan Documents or any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect of the foregoing Indebtedness.

(h)
Environmental Matters.  Promptly after any Authorized Officer of the Borrower or any of its Restricted Subsidiaries obtains knowledge thereof, written notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:

(i)
any pending or threatened Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries;

(ii)
any condition or occurrence on or arising from any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by the Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Borrower or any of its Restricted Subsidiaries or any such Real Property;

(iii)
any condition or occurrence on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Borrower or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv)
the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Borrower's or such Restricted Subsidiary's response thereto.
(i)
Other FCC Information.  Promptly upon their becoming available, (i) copies of any material correspondence exchanged with the FCC or any other federal, state or local governmental agency or authority and (ii) copies of any periodic or special reports filed by the Borrower or any of its Restricted Subsidiaries with the FCC or any other federal, state or local governmental agency or authority, in each case if such reports or correspondence indicate any material change in the ownership of the Borrower or such Restricted Subsidiary, or any materially adverse change in the business, operations, affairs or condition of the Borrower or such Restricted Subsidiary.

(j)
Other Information.  Promptly upon reasonable request, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the any of the Agents or any Lender (through the Administrative Agent) may reasonably request.

Financial statements required to be delivered pursuant to Sections 8.01(a) and (b) and information required to be delivered pursuant to Section 8.01(g) (in each case, to the extent such financial statements or information are included in materials otherwise filed with the SEC) shall be deemed to have been delivered to the Administrative Agent on the date on which such information has been posted on the Borrower's website on the Internet at http://www.urban1.com (or such other website identified by the Borrower to the Administrative Agent in writing) or is available via the EDGAR system of the SEC on the Internet (to the extent such information has been posted or is available as described in such notice); provided that in each case the Borrower shall (x) notify the Administrative Agent in writing of the posting of any such documents and (y) notwithstanding the immediately subsequent sentence, deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent or any Lender requests the Borrower to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.  Information required to be delivered pursuant to this Section 8.01 (including, but not limited to, clauses (a) and (b)) may also be delivered by electronic communication pursuant to procedures permitted by this Agreement.  Notwithstanding anything to the contrary contained in this Section 8.01, the Borrower shall not be required to deliver to the Agents or any Lender any information subject to confidentiality agreements or attorney/client work privilege.
8.02 Books, Records and Inspections; Quarterly Conference Calls.  (a)  The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all material dealings and transactions in relation to its business and activities.  The Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of the Borrower or such Restricted Subsidiary, any of the properties of the Borrower or such Restricted Subsidiary, and to examine the books of account of the Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as any such Agent or Lender may reasonably request; provided that the Borrower and its Restricted Subsidiaries shall not be required to disclose any information to any Agent or any Lender to the extent it is subject to confidentiality agreements or attorney/client privilege; provided, further that the Administrative Agent (or the relevant Lender, if applicable) shall give the Borrower the opportunity to participate in any discussion by the Administrative Agent (or the relevant Lender, if applicable) with its accountants; provided, further that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent (or its designee or representative) on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 8.02 and the Administrative Agent (or its designee or representative) shall not exercise such rights more often than two (2) times during any calendar year; provided, however that when an Event of Default exists, any Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.
(b) At the request of the Administrative Agent, the Borrower will within ten (10) days after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 8.01(a) and (b), hold a conference call or teleconference, at a time selected by the Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous Fiscal Quarter or Fiscal Year, as the case may be, and the financial condition of the Borrower and its Subsidiaries and the budgets presented for the current Fiscal Year of the Borrower and its Restricted Subsidiaries.

8.03 Maintenance of Property.  The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep all material property (other than intellectual property) necessary to the business of the Borrower and its Restricted Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Restricted Subsidiaries, and (iii) furnish to the Administrative Agent, promptly upon request therefor, full information as to the insurance carried.  Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.
8.04 Existence; Franchises.  The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material franchises, Licenses and permits; provided, however, that nothing in this Section 8.04 shall prevent (i) sales of assets and other transactions, dispositions or actions or omissions by the Borrower or any of its Restricted Subsidiaries in accordance with Section 9.02 or (ii) the withdrawal by the Borrower or any of its Restricted Subsidiaries of its qualification as a foreign Company in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.05 Compliance with Statutes, Etc.  The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.06 Compliance with Environmental Laws.  (a)  The Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits required thereunder applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, except such noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws except for Permitted Liens related thereto and except for Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of a Credit Party.
(b) (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 8.01(h), (ii) at any time that the Borrower or any of its Restricted Subsidiaries is not in compliance with Section 8.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the second to last paragraph of Section 10, the Borrower will provide, at the sole expense of the Borrower and at the written request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent (acting at the direction of the Required Lenders), reasonable in scope based upon the circumstances of the request, indicating, where relevant to the subject matter of the request, the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property or the nature of any noncompliance or other liability and the potential cost of any corrective actions required to remedy the condition or event at issue.  If the Borrower fails to take adequate steps to provide the same within thirty (30) days after such request was made, the Administrative Agent or the Lead Arranger may order the same, the cost of which shall be borne by the Borrower, and the Borrower shall grant and does hereby grant to the Administrative Agent and the Lenders and their respective agents access to such Real Property and specifically grants the Administrative Agent and the Lenders an irrevocable non-exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Borrower, all at the sole expense of the Borrower.

8.07 ERISA-Related Information.  The Borrower shall supply to the Administrative Agent (in sufficient copies for all the Lenders, if the Administrative Agent so requests):
(a)	promptly and in any event within fifteen (15) days receiving a request from the Agent a copy of IRS Form 5500 (including the Schedule B) with respect to a Plan;
(b)
promptly and in any event within thirty (30) days after the Borrower, any Subsidiary of the Borrower or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that would reasonably be expected to result in material liability to the Borrower or any Subsidiary of the Borrower, a certificate of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Borrower, such Subsidiary of the Borrower or such ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of ERISA Events under paragraph (d) of the definition thereof, the thirty-day period set forth above shall be a ten-day period, and, in the case of ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of the ERISA Event;

(c)
promptly, and in any event within thirty (30) days, after becoming aware that there has been (A) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) that are reasonably expected to result in material liability to Borrower since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable; (B) a material increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that are reasonably expected to result in material liability to Borrower or any Subsidiary; or (C) the adoption of any amendment to a Plan which results in a material increase in contribution obligations of the Borrower or any Subsidiary, a detailed written description thereof from the chief financial officer of the Borrower; and

(d)
If, at any time after the Effective Date, the Borrower, any Restricted Subsidiary of the Borrower or any ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), a Plan or Multiemployer Plan which is not set forth in Schedule 7.10, then the Borrower shall deliver to the Administrative Agent an updated Schedule 7.10 as soon as practicable, and in any event within thirty (30) days after the Borrower, such Subsidiary or such ERISA Affiliate maintains, or contributes to (or incurs an obligation to contribute to), thereto.

8.08 End of Fiscal Years; Fiscal Quarters.  The Borrower will cause (i) its and each of its Restricted Subsidiaries' fiscal years to end on December 31 of each calendar year and (ii) its and each of its Restricted Subsidiaries' fiscal quarters to end on the last day of each period described in the definition of "Fiscal Quarter", unless, in each case, as otherwise agreed by the Required Lenders in their reasonable discretion.
8.09 Payment of Taxes.  The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 9.01(i); provided that neither the Borrower nor its Subsidiaries shall be required to pay any such Tax (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP or (ii) to the extent the failure to pay such Tax could not reasonably be expected to result in a Material Adverse Effect.

8.10 [Reserved].
8.11 [Reserved].
8.12 Maintenance of Company Separateness.  The Borrower will, and will cause each of its Subsidiaries and other Restricted Subsidiaries to, satisfy customary Company formalities, including, as applicable, (i) the holding of regular board of directors' and shareholders' meetings or action by directors or shareholders without a meeting and (ii) the maintenance of separate Company offices and records.  Neither the Borrower nor any of its Restricted Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary and no bank account of any Unrestricted Subsidiary shall be commingled with any bank account of the Borrower or any of its Restricted Subsidiaries.  Any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the Company separateness of such Unrestricted Subsidiary from the Borrower and its Restricted Subsidiaries.
8.13 [Reserved].
8.14 Designation of Subsidiaries.  The board of directors of the Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary (any such designation, a "Subsidiary Designation"); provided that:
(a)	immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing;
(b)
on a Pro Forma Basis, the Total Gross Leverage Ratio immediately after giving effect to such designation is equal to, or less than, the Total Gross Leverage Ratio immediately before giving effect to such designation;

(c)
no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it is a "restricted subsidiary" immediately after giving effect to any such designation hereunder for purposes of the Senior Secured Notes Documents, the 9.25% Notes Documents, any Permitted Subordinated Debt Documents, any TLB Loan Document, any Revolving Loan Document, any document with respect to Indebtedness permitted by Section 9.04(b), 9.04(r) or 9.04(s), or any Permitted Refinancing Debt Documents in respect of the foregoing, as applicable;

(d)	[reserved];

(e)
in the case of a designation of a Restricted Subsidiary as an Unrestricted Subsidiary, (1) such Subsidiary to be so designated shall satisfy all of the requirements of an "Unrestricted Subsidiary" as set forth in the definition thereof, (2) if such Restricted Subsidiary to be so designated is directly owned by the Borrower or any of its Wholly-Owned Domestic Restricted Subsidiaries, 100% of the Equity Interests of such Subsidiary are owned by the Borrower or such Wholly-Owned Domestic Restricted Subsidiary and (3) the Investment resulting from the designation of such Subsidiary as an Unrestricted Subsidiary as provided in the following sentence is permitted by Section 9.05(v) or (w);

(f)
in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, (1) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such designation (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date, (2) except in the case of a deemed designation as provided in the first proviso to the definition of "Unrestricted Subsidiary", such Subsidiary shall be a Wholly-Owned Subsidiary of the Borrower (both before and after giving effect to such designation), and (3) the Indebtedness and Liens of such Subsidiary resulting from the designation of such Subsidiary as a Restricted Subsidiary as provided in the following sentence are permitted under Section 9.04 or 9.01, as applicable;

(g)	in no event may any License Subsidiary be designated as an Unrestricted Subsidiary; and
(h)
the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of the Borrower, certifying to such officer's knowledge, compliance with the requirements of preceding clauses (i) through (vii), inclusive, and containing the calculations of compliance (in reasonable detail) with preceding clause (ii).

The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of all outstanding Investments owned by the Borrower and its Restricted Subsidiaries in the respective Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence by a Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 9. Negative Covenants.  The Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Term Loan Commitment has terminated and the Loans, Notes, Fees and all other Obligations (other than any indemnities described in Section 12.13 and reimbursement obligations under Section 12.01 which, in each case, are not then due and payable) incurred hereunder and under the other Credit Documents, are paid in full:
9.01 Liens.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets of the Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as "Permitted Liens"):
(a)
inchoate Liens for taxes, assessments or governmental charges or levies not yet due and Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b)
Liens in respect of property or assets of the Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, contractors' and mechanics' liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower's or such Restricted Subsidiary's property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Restricted Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c)
Liens in existence on the Effective Date (which are listed, and the property subject thereto described, in Schedule 9.01), plus renewals, replacements and extensions of such Liens; provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension, plus accrued and unpaid interest and cash fees and expenses (including premium) incurred in connection with such renewal, replacement or extension and (y) any such renewal, replacement or extension does not encumber any additional assets or properties (other than the proceeds and products thereof and accessions thereto) of the Borrower or any of its Restricted Subsidiaries, unless such Lien is otherwise permitted under separate provisions of this Section 9.01;

(d)	Liens created by or pursuant to the TLB Loan Documents, the Revolving Loan Documents or the Senior Secured Notes Documents (or any Permitted Refinancing thereof);
(e)
(x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Restricted Subsidiaries to other Persons entered in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole and (y) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Agreement to which the Borrower or any of its Restricted Subsidiaries is a party;

(f)
Liens upon assets of the Borrower or any of its Restricted Subsidiaries subject to Capitalized Lease Obligations or mortgage financings to the extent such Capitalized Lease Obligations or mortgage financings are permitted by Section 9.04(d); provided that (x) such Liens only serve to secure the payment of Indebtedness and/or other monetary obligations arising under such Capitalized Lease Obligation or mortgage financing and (y) the Lien encumbering the asset or assets giving rise to such Capitalized Lease Obligation or mortgage financing does not encumber any asset of the Borrower or any other asset of the Borrower or any Restricted Subsidiary of the Borrower other than the proceeds of the assets giving rise to such Capitalized Lease Obligations or mortgage financing;

(g)
Liens placed upon equipment, machinery or other fixed assets acquired or constructed after the Effective Date and used in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries and placed at the time of the acquisition or construction thereof by the Borrower or such Restricted Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase or construction price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition or construction of any such equipment, machinery or other fixed assets or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided that (x) the Indebtedness secured by such Liens is permitted by Section 9.04(d) and (y) in all events, the Lien encumbering the equipment, machinery or other fixed assets so acquired or constructed does not encumber any other asset of the Borrower or such Restricted Subsidiary;

(h)
Liens which may arise as a result of zoning, building codes, and other land use laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any governmental authority and which are not violated in any material way by the current use or occupancy of such real property, easements, rights-of-way, restrictions, encroachments, minor survey defects and other similar charges or encumbrances, minor title defects or irregularities affecting Real Property, in each case not securing Indebtedness for borrowed money, not materially interfering with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries, taken as a whole;

(i)	Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;
(j)
Liens arising out of the existence of judgments or awards (x) in respect of which the Borrower or any of its Restricted Subsidiaries shall in good faith be prosecuting an appeal or proceedings for review and in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings; provided that the aggregate amount of all cash and the Fair Market Value of all other property subject to such Liens does not exceed $10,000,000 or (y) with respect to which payment in full above any applicable customary deductible is covered by insurance from a reputable third-party insurance provider which has been notified thereof in writing and not denied or contested coverage;

(k)	statutory and common law landlords' liens under leases to which the Borrower or any of its Restricted Subsidiaries is a party;
(l)
Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with industry practice (exclusive of obligations in respect of the payment for borrowed money);

(m)	[reserved];
(n)
Liens on property or assets acquired pursuant to a Permitted Acquisition or other permitted Investment, or on property or assets of a Restricted Subsidiary of the Borrower in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition or other permitted Investment; provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 9.04(g) or constitutes Permitted Refinancing Indebtedness in respect thereof permitted by Section 9.04(h), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or other Investment and do not attach to any other asset (other than the proceeds and products thereof and accessories thereto) of the Borrower or any of its Restricted Subsidiaries;

(o)
Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(p)
Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, and (y) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(q)
bankers' Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Restricted Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management, automated clearing house transfers and operating account arrangements, and Liens on Restricted cash or Cash Equivalents;

(r)	Liens on earnest money deposits of cash or Cash Equivalents made by the Borrower or its Restricted Subsidiaries in connection with any Permitted Acquisition;
(s)	Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under Section 9.04;
(t)	Liens consisting of an agreement to dispose of property permitted by Section 9.02;
(u)	Liens incurred on cash or Cash Equivalents of the Borrower to secure reimbursement obligations in an aggregate amount not to exceed $5,000,000 at any one time outstanding; and
(v)
additional Liens of the Borrower or any Restricted Subsidiary of the Borrower not otherwise permitted by this Section 9.01 that (w) were incurred in the ordinary course of business, (x) do not encumber any assets of the Borrower or any of its Restricted Subsidiaries the fair market value (as reasonably determined by senior management of the Borrower) of which exceeds the amount of the Indebtedness or other obligations secured by such assets, (y) do not materially impair the use of such assets in the operation of the business of the Borrower or such Restricted Subsidiary and (z) do not secure obligations in excess of $1,000,000 in the aggregate for all such Liens at any time; and

(w)	Liens in respect of Indebtedness permitted to be incurred pursuant to Section 9.04(r).

9.02 Consolidation, Merger, Sale of Assets, Etc.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership or merge or consolidate, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales of air-time advertisements and similar promotional activities in the ordinary course of business), or enter into any sale-leaseback transactions, except that:
(a)	the Borrower and its Restricted Subsidiaries may effect Dividends permitted under Section 9.03;
(b)	the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of obsolete, worn-out or uneconomical property in the ordinary course of business;
(c)	the Borrower and its Restricted Subsidiaries may grant Liens in their property and assets to the extent permitted under Section 9.01;
(d)
the Borrower and its Restricted Subsidiaries may sell assets (other than the Equity Interests of any Wholly-Owned Restricted Subsidiary or any Unrestricted Subsidiary, unless, in the case of a Wholly-Owned Restricted Subsidiary, all of the Equity Interests of such Wholly-Owned Restricted Subsidiary are sold in accordance with this clause (d)), so long as (v) no Event of Default then exists or would result therefrom, (w) the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 4.02(e) and (z) the sum of Consolidated EBITDA derived from the assets related to any such sale plus the Consolidated EBITDA derived from the assets related to all other sales of assets consummated pursuant to this clause (d) (in each case measured from the Effective Date through and including the last day of the Calculation Period most recently ended prior to such asset sale), shall represent not more than 25% of the Borrower's Consolidated EBITDA (measured from the Effective Date through and including the last day of the Calculation Period most recently ended prior to such asset sale) at the time such sale is consummated;

(e)
each of the Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent otherwise permitted by Section 9.04);

(f)
each of the Borrower and its Restricted Subsidiaries may sell or discount, in each case without recourse and in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(g)
each of the Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Borrower or any of its Restricted Subsidiaries (taken as a whole);

(h)
the Borrower or any Restricted Subsidiary (other than a License Subsidiary) of the Borrower may convey, sell or otherwise transfer all or any part of its business, properties and assets to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor;

(i)
(a) any Restricted Subsidiary (other than a License Subsidiary) of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, the Borrower or any Subsidiary Guarantor, so long as (i) in the case of any such merger, consolidation, dissolution or liquidation involving the Borrower, the Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution or liquidation, and (ii) in all other cases, a Wholly-Owned Domestic Restricted Subsidiary of the Borrower which is a Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation, and (b) any Restricted Subsidiary of the Borrower that is not a Subsidiary Guarantor may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, any other Restricted Subsidiary of the Borrower and its Restricted Subsidiaries that is not a Subsidiary Guarantor;

(j)
any Foreign Restricted Subsidiary of the Borrower may be merged, consolidated or amalgamated with and into, or be dissolved or liquidated into, or transfer any of its assets to, any Wholly-Owned Foreign Restricted Subsidiary of the Borrower, so long as such Wholly-Owned Foreign Restricted Subsidiary of the Borrower is the surviving or continuing entity of any such merger, consolidation, amalgamation, dissolution or liquidation;

(k)
to the extent constituting an Investment, any conveyance, sale, lease or other disposition (other than by way of merger or consolidation) by the Borrower or any of its Restricted Subsidiaries permitted by Section 9.05;

(l)
the Borrower and its Restricted Subsidiaries may liquidate or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash or other Cash Equivalents at Fair Market Value;

(m)
so long as no Event of Default exists or would result therefrom, (x) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 9.05; provided that the continuing or surviving Person shall be a Restricted Subsidiary (and, if such Restricted Subsidiary is a (i) Wholly-Owned Domestic Restricted Subsidiary, the continuing or surviving Person shall be a Wholly-Owned Domestic Restricted Subsidiary, (ii) Wholly-Owned Foreign Restricted Subsidiary, the continuing or surviving Person shall be a Wholly-Owned Foreign Restricted Subsidiary or (iii) Subsidiary Guarantor, the continuing or surviving Person shall be a Subsidiary Guarantor) and (y) any Permitted Acquisition may be consummated in accordance with the requirements of Section 9.05(l) or Section 9.05(v), as applicable;

(n)
any License Subsidiary of the Borrower may merge or consolidate with and into, or be dissolved or liquidated into, or transfer any of its assets to, any other License Subsidiary which is a Subsidiary Guarantor, so long as the License Subsidiary which is a Subsidiary Guarantor is the surviving or continuing corporation of any such merger, consolidation, dissolution or liquidation;

(o)
Asset Swaps made in accordance with the requirements of the definition thereof, so long as (v) if the Fair Market Value of the assets transferred exceeds $1,000,000 but is less than $25,000,000, the board of directors of the Borrower approves such transfer and exchange, (w) if the Fair Market Value of the assets transferred equals or exceeds $25,000,000, the board of directors of the Borrower approves such transfer and exchange and the Borrower secures an appraisal of the property or assets received given by an unaffiliated third party in form and substance reasonably satisfactory to the Required Lenders, (x) the Fair Market Value of any property or assets received in connection therewith is at least equal to the Fair Market Value of the property or assets so transferred, (y) each such Asset Swap is effected in connection with an Investment permitted by Section 9.05, and (z) to the extent applicable, any "boot" or other assets received by the Borrower or any Restricted Subsidiary complies with the requirements of clause (y) above and the Net Sale Proceeds of such boot or other assets (and any "boot" received in the form of cash) are applied as (and to the extent) required by Section 4.02(e);

(p)
the Borrower and its Restricted Subsidiaries may from time to time sell Equity Interests of Unrestricted Subsidiaries (other than any Unrestricted Subsidiary which holds, directly or indirectly, the MGM Investment), so long as (v) no Event of Default then exists or would result therefrom, (w) each such sale is an arm's length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, (y) all (and not less than all) of the Equity Interests of such Unrestricted Subsidiary are sold in accordance with this clause (p) and (z) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 4.02(e);

(q)
the Borrower and its Restricted Subsidiaries may (v) cancel, abandon, sell, assign, transfer or otherwise dispose of intellectual property rights that, in each case, (i) Borrower or any Restricted Subsidiary decides in its reasonable business judgment to no longer use or (ii) are, in Borrower's or any Restricted Subsidiary's reasonable business judgment, no longer material to, or no longer used or useful in its business, and (w) permit intellectual property rights to expire in accordance with their statutory terms (except to the extent such terms may be extended or renewed);

(r)	the Borrower and its Restricted Subsidiaries may terminate or unwind any Interest Rate Protection Agreement or Other Hedging Agreement in accordance with its terms;
(s)
the Borrower and its Restricted Subsidiaries may dispose of property and assets to the extent they were the subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(t)
the Borrower and its Restricted Subsidiaries may from time to time after the Effective Date effect Designated Sales, so long as (v) no Event of Default then exists or would result therefrom, (w) each such sale is an arm's length transaction and the Borrower or the respective Restricted Subsidiary receives at least Fair Market Value, (x) the consideration received by the Borrower or such Restricted Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale, and (z) the aggregate amount of the cash and non-cash proceeds received from all Designated Sales made pursuant to this clause (t) shall not exceed $25,000,000 (for this purpose using the Fair Market Value of property other than cash); and

(u)	the Borrower and its Restricted Subsidiaries may effect dispositions set forth on Schedule 9.02.

9.03 Dividends.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, authorize, declare or pay any Dividends with respect to the Borrower or any of its Restricted Subsidiaries, except that:
(a)
(A) any Restricted Subsidiary of the Borrower may pay cash Dividends to the Borrower or to any Wholly-Owned Domestic Restricted Subsidiary of the Borrower, (B) any Foreign Restricted Subsidiary of the Borrower may pay cash Dividends to any Wholly-Owned Foreign Restricted Subsidiary of the Borrower, (C) any Restricted Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Subsidiary that is a Domestic Restricted Subsidiary and (D) any Foreign Restricted Subsidiary of the Borrower may pay Dividends to any Wholly-Owned Subsidiary that is a Foreign Restricted Subsidiary; provided that, in the case of clauses (A) and (B), except in the case of Dividends paid for purposes of paying tax liabilities by a parent company when and as due, no Event of Default exists at the time of payment of any such Dividend;

(b)
any Non-Wholly-Owned Restricted Subsidiary of the Borrower may pay Dividends to its shareholders, members or partners generally, so long as the Borrower or its respective Restricted Subsidiary which owns the Equity Interest in the Restricted Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Restricted Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Restricted Subsidiary);

(c)
the Borrower may acquire Equity Interests in connection with the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent a portion of the exercise price of those stock options, warrants or other convertible or exchangeable securities by way of cashless exercise;

(d)
the Borrower may retire any shares of Disqualified Preferred Stock by conversion into, or by exchange for, shares of Disqualified Preferred Stock, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Borrower) of other shares of Disqualified Preferred Stock; provided that such Disqualified Preferred Stock shall not require the direct or indirect payment of the liquidation preference earlier in time than the final stated maturity of such retired shares of Disqualified Preferred Stock;

(e)	the Borrower and its Restricted Subsidiaries may make cash payments in lieu of the issuance of fractional shares of Equity Interests in connection with any transaction permitted under this Agreement;
(f)
the Borrower may pay Dividends on its Qualified Preferred Stock pursuant to the terms thereof through the issuance of additional shares of such Qualified Preferred Stock; provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Borrower may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;

(g)
the Borrower may pay cash Dividends on its Equity Interests or redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower's Equity Interests (or options or warrants to purchases Borrower Common Stock) not otherwise permitted pursuant to this Section 9.03; provided that (x) no Default or Event of Default then exists or would result therefrom, (y) in no event shall the sum of the Dividends permitted by this clause (l) exceed the RP/Investment Basket Amount then in effect and (z) the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of the Borrower, certifying to such officer's knowledge, compliance with the requirements of preceding clauses (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (y);

(h)	[reserved];
(i)
the Borrower may redeem, repurchase or otherwise acquire for value outstanding shares of the Borrower's Equity Interests (or options or warrants to purchase Borrower Common Stock) (x) in exchange for, or out of the Net Cash Proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock) or (y) from the Net Cash Proceeds of the substantially concurrent cash contribution to the common equity capital of the Borrower (other than from any Restricted Subsidiary);

(j)
the Borrower may declare and pay Dividends or other payments or distributions on account of the Borrower's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower) or redeem, repurchase, retire, defease or otherwise acquire any Equity Interests of the Borrower in connection with a substantially concurrent Going Private Transaction (i) out of the Net Cash Proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Preferred Stock and Designated Preferred Stock) or (ii) from the Net Cash Proceeds of substantially concurrent cash contribution to the common equity capital of the Borrower;

(k)	[reserved]; and
(l)
the Borrower may redeem, repurchase or otherwise acquire for value in cash, outstanding shares of the Borrower's or Subsidiaries' Equity Interests (or options or warrants to purchase Borrower Common Stock) held by any future, present or former employee, director or consultant of the Borrower or any of its Subsidiaries (or permitted transferees, assigns, estates, trusts or heirs of such employee, director or consultant)either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or upon the termination of such employee, director or consultant's employment or directorship; provided, however, that the aggregate amount of all payments, redemptions or repurchases permitted under this clause (xii) do not exceed $1,750,000 in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $3,500,000 in any calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(i)
the cash proceeds from the sale or issuance of Borrower Common Stock or Qualified Preferred Stock (other than Designated Preferred Stock) to members of management, directors or consultants of the Borrower or any of its Subsidiaries that occurred after the Effective Date, to the extent the cash proceeds from such sale or issuance have not otherwise been applied to payments under Section 9.03(g); plus

(ii)	the cash proceeds of key man life insurance policies received by the Borrower and its Restricted Subsidiaries after the Effective Date; less
(iii)	the amount of any payments made in previous calendar years pursuant to clauses (i) and (ii) of this clause;
and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from members of management, directors, employees or consultants of the Borrower or its Restricted Subsidiaries in connection with a repurchase of capital stock of the Company will not be deemed to constitute a Dividend for purposes of this Section 9.03 or any other provision of this Agreement.

9.04 Indebtedness.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(a)
Indebtedness incurred pursuant to (w) this Agreement and the other Credit Documents, (x) the TLB Credit Agreement and any other obligations in respect of the TLB Loan Documents, in an aggregate principal amount outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (a)(x), not to exceed at any time (i) $344,750,000 (less the amount of any repayments of principal thereof made pursuant to the Refinancing), plus (ii) the Incremental Debt Amount, (y) the Revolving Credit Agreement and any other obligations in respect of the Revolving Loan Documents, in an aggregate principal amount outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (a)(y), not to exceed at any time (i) $25,000,000, plus (ii) the Incremental Debt Amount; provided that for the purposes of clause (a)(x)(ii) and clause (a)(y)(ii), (A) on a Pro Forma Basis, the Total Gross Leverage Ratio immediately after the incurrence of such Indebtedness is equal to, or less than, the Total Gross Leverage Ratio immediately before the incurrence of such Indebtedness and (B) no Event of Default has occurred and is continuing;

(b)
Scheduled Existing Indebtedness outstanding on the Effective Date and listed on Schedule 7.20 (as reduced by any repayments of principal thereof other than with the proceeds of Permitted Refinancing Indebtedness), without giving effect to any subsequent extension, renewal or refinancing thereof except through one or more issuances of Permitted Refinancing Indebtedness in respect thereof;

(c)
Indebtedness of the Borrower under (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 9.04 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Restricted Subsidiaries against fluctuations in currency values in connection with the Borrower's or any of its Restricted Subsidiaries' operations, in each case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(d)
Indebtedness of the Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness described in Section 9.01(g); provided that in no event shall the sum of the aggregate principal amount of all Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness permitted by this clause (d) exceed $5,000,000 at any time outstanding;

(e)	Indebtedness constituting Intercompany Loans to the extent permitted by Section 9.05(h) or other Intercompany Debt otherwise permitted by Section 9.05;
(f)
Indebtedness consisting of guaranties (x) by the Borrower and Subsidiary Guarantors of each other's Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement, (y) by Foreign Restricted Subsidiaries of the Borrower of each other's Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement and (z) by Restricted Subsidiaries who are not Subsidiary Guarantors of each other's Indebtedness and lease and other contractual obligations not restricted by the terms of this Agreement;

(g)
Indebtedness of a Restricted Subsidiary (other than a License Subsidiary) of the Borrower acquired pursuant to a Permitted Acquisition or other permitted Investment (or Indebtedness assumed at the time of a Permitted Acquisition or other permitted Investment of an asset securing such Indebtedness) (any such Indebtedness, "Permitted Acquired Debt") and Permitted Refinancing Indebtedness in respect thereof; provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or other permitted Investment and (y) the aggregate principal amount of all Indebtedness permitted by this clause (g) shall not exceed $1,000,000 at any one time outstanding;

(h)
Indebtedness arising from customary cash management services, netting arrangements, automated clearing house transfers, or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within five (5) Business Days of its incurrence;

(i)	Indebtedness of the Borrower and its Restricted Subsidiaries with respect to performance bonds, surety bonds, appeal bonds or customs bonds required in the ordinary course of business;
(j)	Indebtedness evidenced by letters of credit and the Borrower's continuing reimbursement obligations in respect thereof in an aggregate amount not to exceed $5,000,000 at any one time outstanding;
(k)
Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Restricted Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve (12) months;

(l)
Indebtedness of the Borrower or any of its Restricted Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the disposition of assets in accordance with the requirements of this Agreement, so long as the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds (including the Fair Market Value of non-cash proceeds) actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(m)
Indebtedness of any Restricted Subsidiary that is not a Credit Party; provided that the aggregate amount of Indebtedness outstanding at any time pursuant to this clause (m) shall not exceed $5,000,000;

(n)	[reserved];
(o)
Indebtedness of the Borrower and guaranties thereof by the Subsidiary Guarantors under (i) the Senior Secured Notes Indenture and the other Senior Secured Notes Documents in an aggregate principal amount not to exceed $350,000,000 (less, without duplication, (x) the amount of any repayments of principal thereof made after the Effective Date and (y) the aggregate principal amount of any Permitted Refinancing Indebtedness incurred in respect of (and to refinance) such Indebtedness), and (ii) on or prior to the Funding Date, the 9.25% Notes Indenture and the other 9.25% Notes Documents in an aggregate principal amount not to exceed $245,000,000 (less, without duplication, the amount of any repayments of principal thereof made after the Effective Date);

(p)
Permitted Subordinated Debt and guaranties thereof by the Subsidiary Guarantors in an aggregate principal amount not to exceed $25,000,000; provided that (x) no Default or Event of Default then exists or would result therefrom, (y) on a Pro Forma Basis, the Total Gross Leverage Ratio immediately after the incurrence of such Indebtedness is equal to, or less than, the Total Gross Leverage Ratio immediately before the incurrence of such Indebtedness, and (z) the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of the Borrower, certifying to such officer's knowledge, compliance with the requirements of preceding clauses (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (y);

(q)
Permitted Refinancing Indebtedness incurred in respect of (and to refinance) Indebtedness theretofore outstanding (and permitted to be outstanding) pursuant to clauses (b), (o)(i) and (p) of this Section 9.04;

(r)
additional Indebtedness incurred by the Borrower and the Subsidiary Guarantors (except the License Subsidiaries), so long as (A) on a Pro Forma Basis, the Total Gross Leverage Ratio immediately after the incurrence of such additional Indebtedness is equal to, or less than, the Total Gross Leverage Ratio immediately before the incurrence of such additional Indebtedness, (B) no Default or Event of Default then exists or would result therefrom, and (C) the aggregate principal amount of all Indebtedness permitted by this clause (r) does not exceed the Incremental Debt Amount;

(s)	[reserved]; and
(t)	on or prior to February 15, 2019, the Indebtedness of the Borrower under the Comcast Note.
9.05 Advances, Investments and Loans.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make any direct or indirect advance, loan or other extension of credit (including by way of guarantee or similar arrangement) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to another Person, or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by, such other Person, together with all items that are barter contributions or would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP, or hold any cash or cash equivalents or purchase or otherwise acquire (in one or a series of related transactions) all or a substantial portion of the property or assets or business of another Person or assets constituting a business unit, line of business, division or Station of any Person (each of the foregoing an "Investment" and, collectively, "Investments"), except that the following shall be permitted:

(a)
the Borrower and its Restricted Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Restricted Subsidiary;

(b)	the Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;
(c)
the Borrower and its Restricted Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 9.05A (and any increase in the value of such Investments not resulting from an additional Investment); provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(d)
the Borrower and its Restricted Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)
the Borrower and its Restricted Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $1,000,000 at any time (determined without regard to any write‑downs or write-offs of such loans and advances);

(f)
the Borrower and its Restricted Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers' and employees' acquisition of shares of the Borrower Common Stock (so long as no cash is actually advanced by Borrower or any of its Restricted Subsidiaries in connection with the acquisition of such obligations);

(g)	the Borrower may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 9.04(c);
(h)
(I) the Borrower or any Restricted Subsidiary may make Investments in any Subsidiary Guarantor, (II) the Borrower or any Subsidiary Guarantor may make Investments in any Restricted Subsidiary which is not a Credit Party and (III) any Restricted Subsidiary which is not a Subsidiary Guarantor may make Investments in any Restricted Subsidiary that is not a Subsidiary Guarantor (such Investments in the form of intercompany loans and advances referred to in preceding clauses (I) through (III) being collectively called the "Intercompany Loans"); provided, that (v) at no time shall the aggregate outstanding principal amount of all Intercompany Loans made pursuant to preceding sub-clause (II) of this clause (h) (for this purpose, taking the Fair Market Value of any property (other than cash) so invested at the time of such Investment), exceed at any time $5,000,000 (determined without regard to any write-downs or write-offs of such Investments and net of any returns on any such Investment in the form of a principal repayment, distribution, dividend or redemption, as applicable), (w) each Intercompany Loan made by any Restricted Subsidiary of the Borrower that is not a Credit Party to a Credit Party shall be subject to the subordination provisions contained in the respective Intercompany Note, (x) no Investment constituting a purchase of Equity Interests shall be permitted pursuant to sub-clause (I) in any new Restricted Subsidiary which concurrently becomes a Credit Party, (y) each Intercompany Loan shall be evidenced by an Intercompany Note, and (z) any Investment made to any Subsidiary Guarantor or any Foreign Restricted Subsidiary pursuant to this clause (h) shall cease to be permitted by this clause (h) if such Subsidiary Guarantor or Foreign Restricted Subsidiary, as the case may be, ceases to constitute a Subsidiary Guarantor that is a Domestic Restricted Subsidiary or a Foreign Restricted Subsidiary, as the case may be;

(i)	the Borrower and its Restricted Subsidiaries may make Investments in deposit accounts and securities accounts maintained by the Borrower or such Restricted Subsidiary, as the case may be;
(j)
the Borrower and its Restricted Subsidiaries may own the Equity Interests of their respective Restricted Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Restricted Subsidiaries are independently justified under another provision of this Section 9.05);

(k)	Contingent Obligations permitted by Section 9.04, to the extent constituting Investments;
(l)
the Borrower and each Restricted Subsidiary of the Borrower may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition) (a) no Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Permitted Acquisition or immediately after giving effect thereto; (b) the Borrower shall have given to the Administrative Agent and the Lenders at least five (5) Business Days' prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Required Lenders), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (c) the Aggregate Consideration attributable to all Persons and assets purchased or acquired pursuant to all Permitted Acquisitions which do not become Credit Parties shall not, when combined with the aggregate amount of Investments made in reliance on Section 9.05(r), exceed $10,000,000 at any time; (d) calculations are made by the Borrower demonstrating compliance with a Total Gross Leverage Ratio equal to, or less than, the applicable Total Gross Leverage Ratio immediately before the occurrence of the respective Permitted Acquisition for the respective Calculation Period on a Pro Forma Basis as if the respective Permitted Acquisition had occurred on the first day of such Calculation Period; (e) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and (f) the Borrower shall have delivered to the Administrative Agent a certificate executed by its Authorized Officer, certifying to such officer's knowledge, compliance with the requirements of preceding clauses (a) through (e), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (c);

(m)	the Borrower and its Restricted Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 9.02;
(n)
the Borrower and its Restricted Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Restricted Subsidiary;

(o)	Asset Swaps may be consummated in accordance with the definition thereof and Section 9.02(o);
(p)	[reserved];
(q)	[reserved];
(r)
the Borrower and each Restricted Subsidiary of the Borrower may from time to time make Investments in Joint Ventures and Unrestricted Subsidiaries, so long as (a) no Default or Event of Default shall have occurred and be continuing at the time of such Investment or immediately after giving effect thereto; (b) the aggregate amount of Investments made in reliance on this clause (r), taken together with the aggregate amount of Investments made in reliance on Section 9.05(l)(c), does not exceed $10,000,000 at any time; (c) calculations are made by the Borrower demonstrating compliance with a Total Gross Leverage Ratio equal to, or less than, the applicable Total Gross Leverage Ratio immediately before the occurrence of the respective Investment for the respective Calculation Period on a Pro Forma Basis as if the respective Investment had occurred on the first day of such Calculation Period; and (d) the Borrower shall have delivered to the Administrative Agent a certificate executed by its Authorized Officer, certifying to such officer's knowledge, compliance with the requirements of preceding clauses (a) through (d), inclusive, and containing the calculations (in reasonable detail) required by preceding clause (c);

(s)	the Borrower and its Restricted Subsidiaries may make the Investments described on Schedule 9.05B;
(t)	[reserved];
(u)	[reserved];
(v)
the Borrower and its Restricted Subsidiaries may make additional Investments not otherwise permitted pursuant to this Section 9.05; provided that (x) no Default or Event of Default then exists or would result therefrom, (y) in no event shall the sum of the Investments made pursuant to this clause (v) exceed the RP/Investment Basket Amount then in effect and (z) the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of the Borrower, certifying to such officer's knowledge, compliance with the requirements of preceding clauses (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (y);

(w)	[reserved];
(x)
Investments consisting of advances to customers or extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business;

(y)	[reserved]; and
(z)
the Borrower and its Restricted Subsidiaries may make Investments in the ordinary course of business consisting of UCC Article 3 endorsements for collection or deposit and UCC Article 4 customary trade arrangements with customers consistent with past practices.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a disposition or otherwise) and other amounts received or realized in respect of such Investment.

9.06 Transactions with Principals, Named Executives and Credit Party Affiliates.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Principal, any Named Executive, any Credit Party Affiliate or any of its Restricted Subsidiaries, other than in the ordinary course of business and on terms and conditions substantially as favorable to the Borrower or such Restricted Subsidiary as would reasonably be obtained by the Borrower or such Restricted Subsidiary at that time in a comparable arm's-length transaction with a Person other than a Principal, Named Executive or Credit Party Affiliate, except that the following in any event shall be permitted:
(a)	Dividends may be paid to Affiliates to the extent provided in Section 9.03;
(b)	loans may be made and other transactions may be entered into by the Borrower and its Restricted Subsidiaries to the extent permitted by Sections 9.01, 9.02, 9.04, 9.05 and 9.09;
(c)
customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Restricted Subsidiaries who are not otherwise Credit Party Affiliates to the extent, and for so long as, with respect to such fees and reimbursements (but not indemnities), the Borrower is in compliance, on a Pro Forma Basis, with a Total Senior Secured Leverage Ratio equal to, or less than, 5.43333:1.00 or, if the Borrower is not in compliance with such Total Senior Secured Leverage Ratio, the amount of such fees and reimbursements does not exceed $500,000;

(d)	(a) the Borrower may issue Borrower Common Stock and Qualified Preferred Stock, and (b) Restricted Subsidiaries may issue Equity Interests;
(e)
the Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment agreements, consulting arrangements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Restricted Subsidiaries in the ordinary course of business; provided that any employment agreement, stock option plan and other similar compensatory arrangement with Named Executives or Credit Party Affiliates shall require approval by the Borrower's independent compensation committee (it being understood and agreed that this clause 9.06(e) shall not apply to any payments of the type contemplated by clause 9.06(k));

(f)
Restricted Subsidiaries of the Borrower may pay management fees, licensing fees and similar fees to the Borrower or to any Domestic Restricted Subsidiary of the Borrower that is a Subsidiary Guarantor;

(g)
any transactions with Credit Party Affiliates listed on Schedule 9.06 (which shall include any transactions pursuant to any agreement in effect on the Effective Date (it being understood that any such agreement may be amended, modified or supplemented from time to time; provided that any such amendment, modification or supplement (taken as a whole) will not be more disadvantageous to the Borrower in any material respect than such agreement as it was in effect on the Effective Date);

(h)	any transactions solely between or among the Credit Parties not otherwise prohibited by this Agreement;
(i)	personal, non-exclusive licenses of intellectual property rights;

(j)	[reserved];
(k)
payments to Liggins in respect of the TV One Award or the TV One Employment Agreement Award (which payments may be deferred to subsequent Fiscal Years) in order to facilitate payment of (i) any such award in cash in accordance with the proviso below, strictly subject to compliance with the condition set out in the proviso below as at the time of payment, by way of the issuance of Borrower Common Stock, and (ii) annual bonus payments to Named Executives (which may not be so deferred), by way of the issuance of Borrower Common Stock; provided that, in each case, such payments may only be made in cash to the extent, and for so long as, the Borrower is in compliance, on a Pro Forma Basis, with a Total Senior Secured Leverage Ratio equal to, or less than, 5.43333:1.00 as of the time of payment; and

(l)
any other transaction involving the expenditure of cash which, together with the amount of cash expenditure in respect of any other transaction made in reliance on this clause (l), does not exceed $250,000 in aggregate.

Notwithstanding anything to the contrary contained above in this Section 9.06, in no event shall the Borrower or any of its Restricted Subsidiaries pay any management, consulting or similar fee to any of their respective Affiliates or Credit Party Affiliates except as specifically provided in clause (f) of this Section 9.06.  Each Subject Affiliate Transfer shall be subject to this Section 9.06, with each affected Unrestricted Subsidiary to be bound by this Section 9.06 as a "Restricted Subsidiary" as contemplated by clause (c) of the proviso appearing in the definition of "Unrestricted Subsidiary".
9.07 [Reserved].
9.08 Total Gross Leverage Ratio.  The Borrower will not permit the Total Gross Leverage Ratio:
(a)	on the last day of any Fiscal Quarter of the Borrower which ends during the Fiscal Year ending on December 31, 2019, to be greater than 8.00:1.00;
(b)	on the last day of any Fiscal Quarter of the Borrower which ends during the Fiscal Year ending on December 31, 2020, to be greater than 7.50:1.00;
(c)	on the last day of any Fiscal Quarter of the Borrower which ends during the Fiscal Year ending on December 31, 2021, to be greater than 7.25:1.00;
(d)	on the last day of any Fiscal Quarter of the Borrower which ends during the Fiscal Year ending on December 31, 2022, to be greater than 6.75:1.00.
9.09 Modifications to Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, Etc.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to:
(a)
without prejudice to the generality of the restrictions under Section 9.06, enter into, amend, modify or change any agreement with any Principal (including, without limitation, the CEO Employment Agreement) or any Named Executive, unless the entry into of such agreement or such amendment, modification, change or other action contemplated by this clause (a) (i) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect or (ii) other than with respect to the TV One Employment Agreement Award, was approved by the Borrower's independent compensation committee;

(b)
amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Equity Interests (including Qualified Preferred Stock), or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (b) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(c)
enter into any new tax sharing agreement, tax allocation agreement or similar agreement or, after the entry of any such agreement, amend, modify or change any provision of any such agreement in a manner materially adverse to the Lenders, in any case without the prior written consent of the Required Lenders (such consent not to be unreasonably withheld, delayed or conditioned);

(d)
make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar required "repurchase" event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any 9.25% Notes, any Subordinated Indebtedness (including Permitted Subordinated Debt), or any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness (any such payment, prepayment, redemption, repurchase of other acquisition, a "Debt Repurchase"), except:

(i)
the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any Subordinated Indebtedness (including Permitted Subordinated Debt) and any Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness (and give any notice in respect thereof); provided that (w) no Default or Event of Default then exists or would result therefrom, (x) in no event shall the sum of the Debt Repurchases made pursuant to this clause (d)(i) exceed the RP/Investment Basket Amount then in effect, (y) any Indebtedness subject to a Debt Repurchase is permanently canceled, and (z) the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of the Borrower, certifying to such officer's knowledge, compliance with the requirements of preceding clauses (w), (x) and (y) and containing the calculations of compliance (in reasonable detail) with preceding clause (x);

(ii)
the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of any 9.25% Notes (and give any notice in respect thereof); provided that (x) no Default or Event of Default then exists or would result therefrom, (y) any 9.25% Notes subject to a Debt Repurchase are permanently canceled, and (z) the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of the Borrower, certifying to such officer's knowledge, compliance with the requirements of preceding clauses (x) and (y); and

(iii)	the Borrower and its Restricted Subsidiaries may at any time effect a Debt Repurchase of the Comcast Note;

(e)
amend, modify or waive or permit the amendment, modification or waiver of, on and after the execution and delivery thereof, any Permitted Subordinated Debt Document, any Senior Secured Notes Documents, any TLB Loan Document, any Revolving Loan Document, or any Permitted Refinancing Debt Documents in respect of any of the foregoing Indebtedness that, in any such case, is adverse to the interests of the Lenders in any material respect (including, without limitation, with respect to any rights of such Lenders to receive mandatory repayments under Sections 4.02(b) and (f)) (other than any such amendment or modification that (i) makes the provisions thereof less restrictive on the Borrower and its Subsidiaries (taken as a whole) (including with respect to any representation, warranty, covenant, default or event of default), (ii) reduces interest rates, prepayment premiums, commissions or fees paid (or to be paid) by the Borrower or any of its Restricted Subsidiaries in connection therewith, (iii) extends the stated maturity of any Indebtedness thereunder or (iv) in the case of the TLB Loan Documents and Revolving Loan Documents, modifies conditions to borrowing, financial covenants, reserves, borrowing base, advance rates or overadvance limitations, in each case so long as (x) no fees (or any economically equivalent payment) are paid to any lender, holder or other Person required to consent to, or otherwise approve, any such amendment or modification, and (y) a copy of any document relating to any of the matters described in this clause (e) is promptly supplied to the Administrative Agent;

(f)	[reserved]; and
(g)
in the case of a Restricted Subsidiary, permit any such Restricted Subsidiary to operate, manage or direct the day-to-day operations of any of its Stations unless it has entered into an Operating Agreement with a License Subsidiary and such Operating Agreement is in full force and effect.

9.10 Limitation on Certain Restrictions on Restricted Subsidiaries.  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its Equity Interest or participation in its profits owned by the Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to the Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to the Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, rule, regulation or order, (ii) this Agreement and the other Credit Documents, (iii) the TLB Loan Documents, the Revolving Loan Documents, the Senior Secured Notes Documents, the 9.25% Notes Documents and, after the execution and delivery thereof, the Permitted Subordinated Debt Documents and any Permitted Refinancing Debt Documents governing Permitted Refinancing Indebtedness in respect of any of the foregoing Indebtedness, (iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Borrower or any of its Restricted Subsidiaries, (v) customary provisions restricting assignment of any licensing agreement or other contract (and in each case, any assets subject thereto) entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business, (vi) restrictions on the transfer of any asset pending the close of the sale of such asset, (vii) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01(c), (f), (g), (j), (o) or (p); (viii) any agreement or instrument governing Permitted Acquired Debt, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or Investment and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Investment; (ix) restrictions applicable to any joint venture that is a Restricted Subsidiary existing at the time of the acquisition thereof as a result of an Investment pursuant to Section 9.05 or a Permitted Acquisition effected in accordance with Section 9.05(l); provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Borrower and its Restricted Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition, (x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 9.04, (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, and (xii) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (viii) above; provided, that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to the Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (viii).

9.11 Limitation on Issuance of Equity Interests.  (a)  The Borrower will not issue (directly or indirectly through an increase in the liquidation value) (i) any Preferred Equity (other than Designated Preferred Stock and Disqualified Preferred Stock issued pursuant to clause (c) below and Qualified Preferred Stock) or (ii) any redeemable common stock or other redeemable common Equity Interests other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Borrower.
(b) The Borrower will not permit any of its Restricted Subsidiaries to issue any Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, Equity Interests, except (i) for transfers and replacements of then outstanding shares of Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Borrower or any of its Restricted Subsidiaries (taken as a whole) in any class of the Equity Interests of such Restricted Subsidiary, (iii) in the case of Foreign Restricted Subsidiaries of the Borrower, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Borrower and its Restricted Subsidiaries to the extent required under applicable law, (iv) for issuances by Restricted Subsidiaries of the Borrower which are newly created or acquired in accordance with the terms of this Agreement, and (v) for issuances of Preferred Equity to any other Restricted Subsidiary that is a 100%-Owned Subsidiary; provided that in no event shall any Restricted Subsidiary issue any Preferred Equity or any redeemable common stock or other redeemable common Equity Interests (other than common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of such Restricted Subsidiary).
(c) The Borrower may from time to time issue Disqualified Preferred Stock and Designated Preferred Stock (including by way of an increase in the liquidation value thereof to pay in kind regularly scheduled Dividends thereon), so long as (i) except in connection with an issuance of additional shares of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, or an increase in the liquidation value of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, to pay in kind regularly scheduled Dividends on then outstanding Disqualified Preferred Stock, no Event of Default shall exist at the time of any such issuance or immediately after giving effect thereto, (ii) on a Pro Forma Basis, the Total Gross Leverage Ratio immediately after giving effect to such issuance is equal to, or less than, the Total Gross Leverage Ratio immediately before giving effect to such issuance, and (iii) except in connection with an issuance of additional shares of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, or an increase in the liquidation value of Disqualified Preferred Stock or Designated Preferred Stock, as applicable, to pay in kind regularly scheduled Dividends on then outstanding Disqualified Preferred Stock, the Borrower shall have delivered to the Administrative Agent an officer's certificate executed by an Authorized Officer of the Borrower, certifying to such officer's knowledge, compliance with the requirements of preceding clauses (i) and (ii) and containing the calculations of compliance (in reasonable detail) with preceding clause (ii).
(d) Notwithstanding the foregoing, (i) the Borrower will not issue any Preferred Equity (other than Designated Preferred Stock) that requires the declaration or payment of Dividends or other distributions (other than Dividends or distributions payable in Equity Interests (other than Disqualified Preferred Stock) or an increase in the liquidation value thereof) and (ii) any Disqualified Preferred Stock and Designated Preferred Stock issued by the Borrower (and all related obligations) shall be subordinated in right of payment to the prior payment in full of all Obligations (other than contingent obligations) on terms reasonably satisfactory to the Required Lenders.

9.12 Business; Etc.  (a)  The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage directly or indirectly in any business other than a Permitted Business.
(b) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not permit any License Subsidiary to (i) own or hold any significant assets (including the ownership of stock or any other Equity Interests in any Person) other than Operating Agreements and FCC Licenses and other Authorizations issued by the FCC related to its Stations, (ii) engage in any business other than the holding, acquisition and maintenance of FCC Licenses and other Authorizations issued by the FCC, (iii) be an Unrestricted Subsidiary, (iv) have any Investments in any other Person other than the Borrower or (v) owe any Indebtedness (other than pursuant to the 9.25% Notes Documents, the Senior Secured Notes Documents, the TLB Loan Documents, the Revolving Loan Documents and, after the execution and delivery thereof, the Permitted Subordinated Debt Documents and any Permitted Refinancing Debt Documents in respect of any of the foregoing Indebtedness) to any Person other than the Borrower and its Restricted Subsidiaries; provided that each License Subsidiary may engage in those activities that are incidental or reasonably related to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.
(c) Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Borrower will not permit any U.S. Foreign Holding Company to engage in any business or own any significant assets or have any material liabilities other than its ownership of the Equity Interests and Intercompany Debt of Foreign Restricted Subsidiaries, those related to its ownership of such Equity Interests, Intercompany Debt and cash and Cash Equivalents held temporarily before Dividend or Investment to or in another Person as permitted by this Agreement; provided that such U.S. Foreign Holding Company may engage in those activities and have liabilities that are incidental or reasonably related to (x) the maintenance of its existence in compliance with applicable law and (y) legal, tax and accounting matters in connection with any of the foregoing activities.

Section 10.     Events of Default.  Upon the occurrence of any of the following specified events (each, an "Event of Default"):
10.01 Payments.  The Borrower shall (i) default in the payment when due of any principal of any Loan or any Note, or (ii) default, and such default shall continue unremedied for five (5) or more Business Days, in the payment when due of any interest on any Loan or Note, any Fees or any other amounts owing hereunder or under any other Credit Document; or
10.02 Representations, Etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
10.03 Covenants.  The Borrower or any of its Restricted Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 8.01(f)(i), 8.04 (solely in respect of the existence of the Borrower), 8.08 or 8.14 (including as a result of the proviso appearing in the definition of Unrestricted Subsidiary), or Section 9, or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or any other Credit Document (other than those set forth in Sections 10.01 and 10.02) and, in the case of this clause (ii), such default shall continue unremedied for a period of thirty (30) days after the earlier of (x) the date on which such default shall first become known to any Authorized Officer of the Borrower or any other Credit Party or (y) the date on which written notice thereof is given to the Borrower by the Administrative Agent or the Required Lenders; or
10.04 Default Under Other Agreements.  (i) The Borrower or any of its Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace (after delivery of any notice if required and after giving effect to any waiver, amendment, cure or grace period), if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required, but after giving effect to any waiver, amendment, cure or grace period), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof (other than, in the case of this clause (ii), any secured Indebtedness that is required to be prepaid as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness so long as such sale or transfer is not prohibited under this Agreement and such Indebtedness is paid in full concurrently with such sale or transfer); provided that it shall not be a Default or an Event of Default under this Section 10.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $15,000,000; or

10.05 Bankruptcy, Etc.  The Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) and the petition is not controverted within thirty (30) days, or is not dismissed within sixty (60) days after the filing thereof; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) to operate all or any substantial portion of the business of the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) or there is commenced against the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of sixty (60) days after the filing thereof, or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any of its Restricted Subsidiaries (other than any Immaterial Subsidiary) authorizing any of the foregoing; or
10.06 ERISA.  (a)  One or more ERISA Events shall have occurred;
(b) there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability); or
(c) there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Borrower, any Subsidiary of the Borrower or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans;
and the liability of any or all of the Borrower, any Subsidiary of the Borrower and the ERISA Affiliates contemplated by the foregoing clauses (a), (b) and (c), either individually or in the aggregate, has had or would be reasonably expected to have, a Material Adverse Effect; or

10.07 [Reserved].
10.08 Guaranties.  Any Subsidiaries Guaranty or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of such Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor's obligations under the Subsidiaries Guaranty to which it is a party; or
10.09 Judgments.  One or more final judgments or decrees shall be entered against the Borrower or any Restricted Subsidiary of the Borrower involving a liability for the Borrower and its Restricted Subsidiaries (not paid or to the extent not covered by a reputable and solvent insurance company with respect to judgments for the payment of money and for which coverage has not been denied after written notice has been furnished thereto) and such final judgments and decrees are not vacated, discharged or stayed or bonded pending appeal for any period of sixty (60) consecutive days and the aggregate amount of all such judgments equals or exceeds $15,000,000; or
10.10 Change of Control.  A Change of Control shall occur; or
10.11 [Reserved].
10.12 FCC Licenses and Authorizations.  There shall have occurred any of the following:  (i) the Borrower or any of its Restricted Subsidiaries shall lose, fail to keep in force, suffer the termination, suspension or revocation of or terminate, forfeit or suffer an amendment to any FCC License or other material license at any time held by it, the loss, termination, suspension or revocation of which could reasonably be expected to have a Material Adverse Effect, (ii) any proceeding shall be brought by any Person challenging the validity or enforceability of any Necessary Authorization of the Borrower or any of its Restricted Subsidiaries, except when such proceeding could not reasonably be expected to have a Material Adverse Effect, (iii) the Borrower or any of its Restricted Subsidiaries shall fail to comply with the Communications Act or any rule or regulation promulgated by the FCC and such failure to comply results in a fine in excess of $15,000,000, (iv) the FCC shall materially and adversely modify any material Necessary Authorization or shall suspend, revoke or terminate any Necessary Authorization and such modification, suspension, revocation or termination is not subject to appeal or is being appealed by the Borrower or a Restricted Subsidiary so as to prevent the effectiveness of such modification, suspension, revocation or termination, except when such modification, suspension, revocation or termination could not reasonably be expected to have a Material Adverse Effect, or (v) any contractual obligation which is materially necessary to the operation of the broadcasting operations of the Borrower or any of its Restricted Subsidiaries shall be revoked or terminated and not replaced by a substitute, within ninety (90) days after such revocation or termination, and such revocation or termination and non-replacement could reasonably be expected to have a Material Adverse Effect; or

10.13 Senior Indebtedness.  The Indebtedness under the Permitted Subordinated Debt Documents or any other Subordinated Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount equal to or greater than $2,500,000 shall cease (or any Credit Party or an Affiliate of any Credit Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the Permitted Subordinated Debt Documents or the agreements evidencing such other Subordinated Indebtedness;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrower, take any or all of the following actions (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to a Credit Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice):  (i) declare the Total Term Loan Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately and shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; and (iii) enforce each Subsidiaries Guaranty.
After the exercise of remedies provided for in Section 10 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable law):
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts payable to the Lenders, ratably among them in proportion to the amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including post-petition interest) on the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Term Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the payment of all other Obligations of the Borrower that are due and payable to the Administrative Agent and the Lenders on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the Lenders on such date; and
Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by law.

Section 11. The Agents.
11.01 Appointment.  The Lenders hereby irrevocably designate and appoint Wilmington Trust, National Association as Administrative Agent to act in such capacity under this Agreement and the other Credit Documents.  Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto.  The Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by it or through its Related Parties.  The exculpatory provisions of this Section 11 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Loans as well as activities as Administrative Agent.  In the event that the Administrative Agent (or any Related Party) appoints a sub-agent in accordance with the foregoing, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Credit Documents to be exercised by or vested in or conveyed to the Administrative Agent (or Related Party) shall be exercisable by and vest in such sub-agent to the extent, and only to the extent, necessary to enable such sub-agent to perform the duties for which the Administrative Agent so appointed it, and every covenant and obligation contained in the Credit Documents and necessary to the exercise or performance of such duties by such sub-agent shall run to and be enforceable by either the Administrative Agent (or Related Party) or such sub-agent, and (ii) without limiting the foregoing, the provisions of this Section 11 and of Sections 11.06 and 12.01 that refer to the Administrative Agent (or Related Party) shall inure to the benefit of such sub-agent and all references therein to the Administrative Agent (or Related Party) shall be deemed to be references to the Administrative Agent (or Related Party) and/or such sub-agent, as the context may require.  Should any instrument in writing from any Credit Party be required by any sub-agent so appointed by the Administrative Agent for more fully and certainly vesting in and confirming to him, her or it such rights, powers, privileges and duties, such Credit Party shall execute, acknowledge and deliver any and all such instruments promptly upon request by the Administrative Agent.  In case any sub-agent, or a successor thereto, shall die, become incapable of acting, resign or be removed by the Administrative Agent, all the rights, powers, privileges and duties of such sub-agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment (in the Administrative Agent's sole discretion) of a new sub-agent.  The provisions of this Section 11 are solely for the benefit of the Administrative Agent, any sub-agent thereof, the Lead Arranger (and the Related Parties of each of the foregoing) and the Lenders, and no Credit Party shall have rights as a third party beneficiary of any such provisions.  The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.  In performing its functions and duties hereunder, the Administrative Agent does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower or any of its Subsidiaries.

11.02 Nature of Duties.  (a)  The Agents shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents.  None of the Agents nor any of their respective Related Parties shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10 and 12.12), or (ii) in the absence of its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).  The duties of each Agent shall be mechanical and administrative in nature; no Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the any Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.  Without limiting the generality of the foregoing sentence, the use of the term "agent" herein and in the other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.  Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless such Agent shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances provided herein) and until such instructions are received, such Agent shall act, or refrain from acting, as it deems advisable.  If any Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders or Required Lenders, as applicable, against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Credit Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.  No provision of this Agreement or any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require any Agent to:  (u) exercise any of the powers vested in it by this Agreement or the other Credit Documents or to undertake any investigation of matters arising hereunder or thereunder or to institute, conduct or defend any litigation hereunder or thereunder or in relation hereto or thereto at the request, order or direction of any of the Lenders, unless such directing Lender or Lenders shall have provided to such Agent indemnity and/or security satisfactory to it against the costs, expenses or liabilities which may be incurred therein or thereby, (v) expend or risk its own funds, provide indemnities or otherwise incur any financial liability in the performance of any of its duties hereunder or under any other Credit Document, or in the exercise of any rights or powers of such Agent hereunder or thereunder, (w) except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any Credit Party Affiliate that is communicated to or obtained by any Person serving as an Agent or any of its Affiliates in any capacity, (x) be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or any other Credit Document arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation:  acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities; computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action, (y) act upon, or be bound by, any written direction given to any Agent by the Required Lenders or any Credit Party that in the sole judgment of such Agent imposes, purports to impose or might reasonably be expected to impose upon such Agent any obligation or liability not set forth in or arising under this Agreement and the other Credit Documents (unless such Agent elects, at its sole option, to accept such direction) or (z) take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided, that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, is contrary to any Credit Document or applicable legal requirements including, for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a foreclosure, modification or termination of property of a Lender in default under this Agreement under any Debtor Relief Law.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers (except as provided herein), duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Agents as, and to the extent, provided for under Sections 11.06 and 12.01.  Without limitation of the foregoing, the Lead Arranger shall not, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender, Credit Party or any other Person.

11.03 Lack of Reliance on the Agents.  (a)  Independently and without reliance upon the Administrative Agent or the Lead Arranger, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of the Borrower and its Restricted Subsidiaries in connection with the purchase of the Loan, the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Borrower and its Restricted Subsidiaries and, except as expressly provided in this Agreement, neither the Administrative Agent nor the Lead Arranger shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.  Each of the Lenders represents and warrants that it has reviewed each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof (including any such terms and conditions set forth, or otherwise maintained, on the Platform with respect thereto).  Each Lender acknowledges that neither the Administrative Agent nor the Lead Arranger has made any representation or warranty to it, and that no act by the Administrative Agent or the Lead Arranger hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Credit Party or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Lead Arranger to any Lender as to any matter, including whether the Administrative Agent or the Lead Arranger have disclosed material information in their possession.  Neither the Administrative Agent nor the Lead Arranger shall be responsible to any Lender or the holder of any Note for, or have any duty to ascertain or inquire into, any recitals, statements, information, representations or warranties herein or in any other Credit Document or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Borrower or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Borrower or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.  Neither the Administrative Agent nor the Lead Arranger shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent or the Lead Arranger, as applicable, by the Borrower or a Lender.  To the extent applicable, each party to this Agreement acknowledges and agrees that the Administrative Agent may (but shall not be required) from time to time use one or more outside service providers for the tracking of all UCC financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Credit Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that each of such service providers will be deemed to be acting at the request and on behalf of Borrower and the other Credit Parties; provided that the Administrative Agent shall not be responsible for the acts or omissions of such outside service providers in any respect.  Delivery of any reports, information and documents to an Agent is for informational purposes only and such Agent's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower's compliance with any of the covenants hereunder.

(b) No Agent shall be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien, if any, granted under this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re-recording or continuing or any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the collateral for the Obligations, if any, or (iv) inspecting the properties, books or records of any Credit Party or any Affiliate thereof.  The actions described in items (i) through (iii) shall be the sole responsibility of the Borrower.
(c) Each Agent has accepted and is bound by this Agreement and the other Credit Documents executed by such Agent.  Each Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Credit Documents to which such Agent is a party).
(d) In no event shall any Agent be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether such Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.
(e) The Administrative Agent shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).
(f) Delivery of any reports, information and documents to an Agent is for informational purposes only and such Agent's receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Borrower's compliance with any of its covenants hereunder.
(g) No Agent shall be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as such Agent.
11.04 [Reserved].
11.05 Reliance.  Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that such Agent believed to be the proper Person, and upon advice of counsel selected by such Agent (including, without limitation, counsel to the Borrower or any of the Credit Parties), independent accountants and other experts selected by such Agent.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received written notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent shall be fully justified in failing or refusing to take any action under any Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent may consult with legal counsel (who may be counsel for the Credit Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

11.06 Indemnification.  To the extent any Agent (or any Related Party thereof) is not reimbursed and indemnified by the Borrower, the Lenders will reimburse and indemnify such Agent (and any Related Party thereof) in proportion to their respective Pro Rata Shares as in effect on the date on which indemnification is sought under this Section 11.06 (or, if indemnification is sought after the date upon which all Commitments shall have terminated and all of the Obligations (other than inchoate indemnification obligations) shall have been paid in full, in proportion to their respective Pro Rata Shares as in effect immediately prior to such date) for and against any and all Indemnified Liabilities incurred by it in its capacity as such; provided that no Lender shall be liable for the payment of any portion of such Indemnified Liabilities that are found by a final and nonappealable judgment of a court of competent jurisdiction to have directly resulted solely and directly from such Agent's or Related Party's, as the case may be, gross negligence or willful misconduct; provided further that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.06.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 11.06 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its Pro Rata Share of any costs or out-of-pocket expenses incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to such Lender from any source against any amount due to the Administrative Agent under this Section 11.06.  The agreements in this Section 11.06 shall survive the resignation or removal of any Agent and the payment of the Loans and all other amounts payable hereunder.  The undertaking in this Section 11.06 shall survive termination of the Commitments, the payment of all other Obligations, the resignation or removal of the Administrative Agent, and the exercise of Write-Down and Conversion Powers by an EEA Resolution Authority with respect to any Lender that is an EEA Financial Institution.
11.07 Each Agent in its Individual Capacity.  With respect to any Agent that is also a Lender hereunder and its obligation (if any) to make Loans under this Agreement, such Agent shall have the rights and powers specified herein for a "Lender" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Lender", "Required Lenders" or any similar terms shall, unless the context clearly indicates otherwise, include such relevant Agent in its respective individual capacities as such.  Each Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Credit Party Affiliate (or any Person engaged in a similar business with any Credit Party or any Credit Party Affiliate) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or Credit Party Affiliate for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.  The Lenders acknowledge that, pursuant to such activities, any Agent or its Affiliates may receive information regarding any Credit Party or any Credit Party Affiliate (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Credit Party Affiliate) and acknowledge that no Agent shall be under any obligation to provide such information to them.
11.08 [Reserved].

11.09 Resignation by the Administrative Agent.  (a)  The Administrative Agent may resign as the Administrative Agent at any time by giving twenty (20) Business Days' prior written notice to the Lenders and, unless an Event of Default under Section 10.05 then exists, the Borrower. Such resignation shall become effective at such time as provided in the succeeding clauses of this Section 11.09.
(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower's approval shall not be required if an Event of Default then exists).
(c) If a successor Administrative Agent shall not have been so appointed within such twenty (20) Business Day period, such resigning Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided that the Borrower's consent shall not be required if an Event of Default then exists), may (but is not obligated to) then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the twentieth (20th) Business Day after the date such notice of resignation was given by the Administrative Agent (whether or not the Borrower shall have given its consent in the manner set forth in clause (a) above), the Administrative Agent's resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.
(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent, its sub-agents and its Related Parties shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 11 and Section 12.01 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent its sub-agents and its Related Parties for all of their actions and inactions while serving as the Administrative Agent, its sub-agents and Related Parties.
(f) Upon the acceptance of its appointment as a successor Administrative Agent hereunder, the Person acting as such successor Administrative Agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of its resignation) and the term "Administrative Agent" shall mean such successor administrative agent, and the retiring Administrative Agent's appointment, powers and duties as the Administrative Agent shall be terminated (if not already terminated as provided below).
11.10 [Reserved].

11.11 Administrative Agent may File Bankruptcy Disclosure and Proofs of Claim.  (a)  In case of the pendency of any proceeding under any Debtor Relief Laws relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:
(i)
to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule's disclosure requirements for entities representing more than one creditor;

(ii)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent allowed in such judicial proceeding; and

(iii)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents, Related Parties and counsel, and any other amounts due the Administrative Agent under this Agreement.  To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents, Related Parties and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Lenders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.
(b) Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
11.12 Delivery of Information; Lender's Acknowledgement.  (a)  The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Restricted Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (i) as specifically provided in this Agreement or any other Credit Document and (ii) (other than with respect to documents subject to a confidentiality or non-disclosure agreement binding on the Administrative Agent or otherwise not intended or designed for distribution to the Lenders (whether pursuant to market custom or otherwise)) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication, in each case, designed, prepared, intended and/or appropriate to be shared with the Lenders and received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment and Assumption Agreement, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by the Administrative Agent, the Required Lenders or the Lenders, as applicable, on the Effective Date.
11.13 [Reserved].
11.14 Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding tax from such payment, such Lender shall, within 10 days after written demand therefor,  indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred, whether or not such tax was correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 11.14.  The agreements in this Section 11.14 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

Section 12. Miscellaneous.
12.01 Payment of Expenses, Etc.  (a)  The Borrower hereby agrees to:  (i) pay all reasonable documented out-of-pocket costs and expenses of the (x) the Lead Arranger (including, without limitation, the reasonable fees and disbursements of White & Case LLP and one local counsel to the Lead Arranger in each relevant jurisdiction and one regulatory counsel) and (y) the Administrative Agent (including, without limitation, the reasonable fees and disbursements of one primary counsel to the Administrative Agent, and one local counsel to the Administrative Agent in each relevant jurisdiction and one regulatory counsel (and each of the Lead Arranger's and the Administrative Agent's Related Parties) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, the administration of the Term Loans and Term Loan Commitments, and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent, the Lead Arranger (and each of the foregoing Persons' Related Parties) and their respective Affiliates in connection with its or their syndication efforts with respect to this Agreement and each of the Administrative Agent, the Lead Arranger and the Lenders in connection with the enforcement of, or protection of their rights under, this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings; and (ii) indemnify the Administrative Agent, the Lead Arranger and each Lender, and each of their respective Related Parties (each, an "Indemnified Person") from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), actual losses, damages, penalties, claims, actions, judgments, awards, suits, costs, expenses and disbursements (including, with respect to any such Proceeding, reasonable out-of-pocket fees and disbursements of counsel) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any private, regulatory, self-regulatory or governmental requests, inquiries, investigations, actions, claims, interrogatories, subpoenas, suits, litigation, injunction or other proceeding (whether or not the Administrative Agent, Lead Arranger or any Lender is a party thereto and whether or not any of the foregoing is brought by or on behalf of any Credit Party (collectively, "Proceedings") related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Loans hereunder or the consummation of the transactions contemplated herein or in any other Credit Document or the exercise of any of their rights, duties or remedies provided herein or in the other Credit Documents (including the performance by the Administrative Agent of its duties under Section 12.15), or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Borrower or any of its Restricted Subsidiaries at any location, whether or not owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, the non-compliance by the Borrower or any of its Restricted Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim, asserted against the Borrower, any of its Restricted Subsidiaries or any Real Property at any time owned, leased or operated by the Borrower or any of its Restricted Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such Proceeding (all the foregoing items in this clause (ii), collectively, the "Indemnified Liabilities"); provided that, notwithstanding the foregoing, such indemnity shall not, as to any Indemnified Person, be available to the extent that such liabilities, obligations, actual losses, damages, penalties, claims, demands, actions, judgments, suits, reasonable out-of-pocket costs, expenses or disbursements resulted primarily and directly from the gross negligence or willful misconduct of such Indemnified Person or of any director, officer, employee, agent or attorney-in-fact of such Indemnified Person, as determined by the final non-appealable judgment of a court of competent jurisdiction.  To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, Lead Arranger or any Lender (or any of their respective Related Parties) set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.  Notwithstanding anything to the contrary contained in this Section 12.01, any payments required under this clause (a) shall be payable upon receipt of a summary invoice for such costs and expenses (and with respect to any EEA Financial Institution, such amounts shall be deemed due and payable not later than six (6) days after demand therefor).  For the avoidance of doubt, this Section 12.01(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b) To the full extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof; provided, however, that the foregoing provisions shall not relieve the Borrower of its indemnification obligations as provided in Section 12.01(a) to the extent any Indemnified Person is found liable for any such damages.  No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person's gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(c) The Borrower agrees that, without the prior written consent of the Administrative Agent, the Lead Arranger and any affected Lender, which consent(s), with respect to any such Lender, will not be unreasonably withheld, the Credit Parties will not enter into any settlement of a claim in respect of the subject matter of clause (iii) of Section 12.01(a) unless such settlement includes an explicit, full and unconditional release from the party bringing such claim of all Indemnified Persons and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Persons.
(d) The Credit Parties agree that no Indemnified Person shall have any liability (whether in contract, tort or otherwise) to any Credit Party or any of their respective Subsidiaries or any of their respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Credit Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily and directly from such Indemnified Person's bad faith, gross negligence or willful misconduct.
(e) The provisions of this Section 12.01 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loans and any other Obligations, the release of any Subsidiary Guarantor, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Credit Document, or any investigation made by or on behalf of the Administrative Agent, Lead Arranger or any Lender.

12.02 Right of Setoff.  In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Agent and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by such Agent or such Lender (including, without limitation, by branches and agencies of such Agent or such Lender wherever located) to or for the credit or the account of the Borrower or any of its Restricted Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to such Agent or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 12.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Agent or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured; provided that any recovery by any Lender or its Affiliates pursuant to its setoff rights under this Section 12.02 is subject to the provisions of Section 12.06(b).  Each Lender agrees promptly to notify the Administrative Agent in writing after any such setoff made by such Lender; provided, that the failure to give such notice shall not affect the validity of such setoff.
12.03 Notices, Electronic Communications.  (a)  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier) and mailed, telecopied or delivered:  if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on its signature page hereto or in its Administrative Questionnaire; if to the Administrative Agent, to the Notice Information; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, telecopied or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrower shall not be effective until received by the Administrative Agent or the Borrower, as the case may be.  As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.
(b) The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to the Borrower, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents or to the Lenders under Section 8, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Notice of Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as "Communications"), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.  In addition, the Borrower agrees, and agrees to cause its Subsidiaries, to continue to provide the Communications to the Administrative Agent or the Lenders, as the case may be, in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.

(c) The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, the "Borrower Materials") by posting the Borrower Materials on Intralinks, SyndTrak, DebtDomain or another similar electronic system (the "Platform") and (b) certain of the Lenders may be "public-side" Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) (each, a "Public Lender").  The Borrower shall use commercially reasonable efforts to (and, at the request of the Lead Arranger, shall) clearly designate as such all Borrower Materials provided to the Lead Arranger by or on behalf of the Borrower that are suitable to be made available to Public Lenders.  The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower, the Subsidiary Guarantors or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 12.16); (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated as "Public Investor;" and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform not marked as "Public Investor." Notwithstanding the foregoing, the following Borrower Materials shall be marked "PUBLIC", unless the Borrower notifies the Administrative Agent promptly that any such document contains material non-public information:  (1) the Credit Documents and (2) notification of changes in the terms of this Agreement or the other Credit Documents.
(d) Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the "Private Side Information" or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender's compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the "Public Side Information" portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.  The Borrower agrees to use all commercially reasonable efforts to mark any document provided under Section 8.01(a), 8.01(b) or 8.01(e) "PUBLIC."

(e) THE PLATFORM IS PROVIDED "AS IS" AND "AS AVAILABLE".  NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES HAVE ANY LIABILITY TO ANY CREDIT PARTY, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY CREDIT PARTY'S OR THE ADMINISTRATIVE AGENT'S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL AND NON-APPEALABLE RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH PERSON'S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.
(f) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address as set forth in the Notice Information shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents.  Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender's e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
(g) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

12.04 Benefit of Agreement; Assignments; Participations.  (a)  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto; provided, however, neither the Borrower nor any Subsidiary Guarantor may assign or transfer any of its rights, obligations or interest hereunder without the prior written consent of the Agents and the Lenders and; provided, further, that, although any Lender may grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a "Lender" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in Section 12.04(b)) and the participant shall not constitute a "Lender" hereunder and; provided, further, that no Lender shall transfer or grant any participation (A) under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates, which shall not be considered to be a reduction in the rate of interest or Fees) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Term Loan Commitment or a mandatory prepayment of the Loans shall not constitute a change in the terms of such participation, and that an increase in any Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof) or (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and (B) to the Borrower or any of its Restricted Subsidiaries or any Credit Party Affiliate.  In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by the Borrower hereunder shall be determined as if such Lender had not sold such participation.  The parties agree that each participant shall be entitled to the benefits and obligations of Section 4.04 (including the requirements under Section 4.04(b), (c) or (d) (it being understood that the documentation required under Section 4.04(b), (c) or (d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant's interest in the Loans or other obligations under the Credit Documents (collectively, the "Participant Register"); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any Commitments, Loans or any other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version).  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as such) shall have no responsibility for maintaining a Participant Register.

(b) Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Commitments and/or Term Loans and the related outstanding Obligations hereunder to (i)(A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any Related Fund shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B))), or (ii) in the case of any Lender that is a fund or commingled investment vehicle that invests in bank loans, any Related Fund, or (y) assign all, or if less than all, a portion equal to at least $500,000 (or such lesser amount as the Administrative Agent and, so long as no Default or Event of Default under Section 10.01 or 10.05 then exists and is continuing, the Borrower may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Commitments and/or Term Loans and the related outstanding Obligations hereunder to one or more Eligible Transferees (treating any fund or commingled investment vehicle that invests in bank loans and any Related Fund as a single assignor or Eligible Transferee (as applicable) (if any) for purposes of determining whether the minimum assignment requirement is met), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement (by which such assignee represents and warrants that it is an Eligible Transferee legally authorized to enter into such Assignment and Assumption Agreement); provided that (i) at such time, Schedule 1.01A shall be deemed modified to reflect the Commitments and/or outstanding Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) promptly after the surrender of the relevant Notes (if any) by the assigning Lender (or, upon such assigning Lender's indemnifying the Borrower for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrower's expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments and/or outstanding Loans, as the case may be, (iii) the consent of the Administrative Agent and, so long as no Default or Event of Default under Section 10.01 or 10.05 then exists, the Borrower, shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned); provided that (A) the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof and (B) the consent of the Borrower shall not be required for assignments made to (1) any Person that is, or is to become, a Lender hereunder within ten (10) Business Days after the Funding Date or any Affiliate thereof or (2) any Lender that was previously identified and approved in the initial allocations of the Term Loans provided by the Lead Arranger to the Borrower and the Administrative Agent, (iv) unless waived by the Administrative Agent, the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor), (v) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 12.15, (vi) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire (in which the assignee shall designate one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee's compliance procedures and applicable laws, including Federal and state securities laws), and (vii) notwithstanding the foregoing or anything to the contrary set forth herein, no assignment of any Loans or Commitments may be made to the Borrower or any Subsidiary of the Borrower.  To the extent of any assignment pursuant to this Section 12.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans.  At the time of each assignment pursuant to this Section 12.04(b) to a Person which is not already a Lender hereunder, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrower and the Administrative Agent the appropriate IRS Forms and any other certificates described in Section 4.04(b), (c) or (d).  To the extent that an assignment of all or any portion of a Lender's Commitments and related outstanding Obligations pursuant to this Section 12.04(b) would, at the time of such assignment, result in increased costs under Section 2.10 or 4.04 from those being charged by the respective assigning Lender prior to such assignment, then the Borrower shall not be obligated to pay such increased costs (although the Borrower, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

(c) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be.  No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
(d) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPV"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof.  The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 12.04, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.
(e) Any Lender which assigns all of its Commitments and/or Loans hereunder in accordance with Section 12.04(b) shall cease to constitute a "Lender" hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 4.04, 11.06, 12.01 and 12.06), which shall survive as to such assigning Lender.
(f) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with provisions hereof relating to Disqualified Institutions.  Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

12.05 No Waiver; Remedies Cumulative.  No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower or any other Credit Party and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent or any Lender would otherwise have.  No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or any Lender to any other or further action in any circumstances without notice or demand.
12.06 Payments Pro Rata.  (a)  Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment (including pursuant to Section 4.02(m))) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b) Each of the Lenders agrees that, except as otherwise provided in this Agreement, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents), which is applicable to the payment of the principal of, or interest on, the Loans, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which permit disproportionate payments with respect to the Loans as, and to the extent, provided herein.  For the avoidance of doubt, this Section 12.06 shall not limit the ability of the Borrower or any Subsidiary to pay principal, fees, premiums and interest with respect to Permitted Refinancing Indebtedness following the effectiveness of any Permitted Refinancing, as applicable, on a basis different from the Loans that will continue to be held by Lenders that were not Lenders providing such Permitted Refinancing.
12.07 [Reserved].

12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.  (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS AS PROVIDED IN SECTION 12.03(a), SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.
(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.08(c).

12.09 Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.
12.10 [Reserved].
12.11 Headings Descriptive.  The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
12.12 Amendment or Waiver; Etc.  (a)  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders and acknowledged by the Administrative Agent, or by the Administrative Agent with the written consent of the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Restricted Subsidiaries of the Borrower may be released from, the Subsidiaries Guaranty in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders); provided that no such change, waiver, discharge or termination shall, without the consent, in the case of following clauses (i) through (v), of each Lender (with Obligations being directly and adversely affected thereby in the case of following clauses (i)(y) and (v) or whose Obligations are being extended in the case of following clause (i)(x)) or, in the case of following clause (vi), each SPV being directly affected, (i)(x) extend the final scheduled maturity of any Loan or Note, (y) reduce the rate or extend the scheduled time of payment of interest thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), reduce the amount or extend the time of payment of any Fees, or reduce (or forgive) the principal amount of any Loan or Note or (z) release all or substantially all of the value of the Subsidiaries Guaranty, (ii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans on the Funding Date), (iii) reduce the "majority" voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans are included on the Funding Date), (iv) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement, (v) amend, modify or waive any provision of Section 12.06, except in connection with an amendment that provides for a prepayment of Loans by the Borrower (offered ratably to all Lenders) at a discount to par on terms and conditions approved by the Administrative Agent and the Required Lenders or (vi) modify the protections afforded to an SPV pursuant to the provisions of Section 12.04(d); provided, further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Term Loan Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 11 or any other provision of any Credit Document as same relates to the rights or obligations of the Administrative Agent, (3) without the consent of the Required Lenders, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Loans, (4) amend the definition of Required Lenders or (5) reduce the amount of, or extend the date of, any Scheduled Term Loan Repayment without the consent of the Required Lenders; and provided, further, that any amendment or modification to the Administrative Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Administrative Agent.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (vi), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to replace each such non-consenting Lender or Lenders with one or more replacement Lenders pursuant to Section 12.04 so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination; provided, that the Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans solely as a result of the exercise of such Lender's rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).
(c) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Administrative Agent if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 12.04) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
(d) [Reserved].
(e) [Reserved].
(f) Notwithstanding anything to the contrary contained in this Section 12.12, if following the Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.
12.13 Survival.  All covenants, agreements, representations and warranties made by the Credit Parties in the Credit Documents and in the reports, certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Credit Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Credit Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or any incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any Obligation (other than any contingent obligation) is outstanding and so long as the Commitments have not expired or terminated.  The provisions of Sections 2.10, 4.04, 11, 12.01 and 12.08 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

12.14 Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Restricted Subsidiary or Affiliate of such Lender.  Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10 or 4.04 from those being charged by the respective Lender prior to such transfer, then the Borrower shall not be obligated to pay such increased costs (although the Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
12.15 Register.  The Borrower hereby designates the Administrative Agent to serve as its non-fiduciary agent, solely for purposes of this Section 12.15, to maintain at one of its offices in the United States a register (the "Register") on which it will record the Commitments from time to time of each of the Lenders, the principal amounts (and stated interest) of each Loan made or held by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender.  Failure to make any such recordation, or any error in such recordation, shall not affect the Borrower's obligations in respect of such Loans.  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor.  The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b).  Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement.  Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender.  Notwithstanding anything to the contrary contained in this Agreement, the Loans are registered obligations and the right, title and interest of the Lenders in and to such Loans shall be transferable only in accordance with the terms hereof.  This Section 12.15 shall be construed so that the Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.  The Register shall be available for inspection (x) by the Borrower or the Lead Arranger at any time (including at any time after the Effective Date) and (y) by any Lender (but only to entries with respect to itself) at any reasonable time and upon reasonable prior notice.

12.16 Confidentiality.  (a)  Subject to the provisions of clause (b) of this Section 12.16, each Lender agrees that it will not disclose without the prior consent of the Borrower (other than to any of its Related Parties or counsel or to another Lender if such Lender or such Lender's holding or parent company in its sole discretion determines that any such party should have access to such Information (as defined below); provided such Persons shall be instructed to keep such Information confidential pursuant to the terms of this Section 12.16 to the same extent as such Lender) any Information with respect to the Borrower or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document; provided that any Lender may disclose any such Information (i) (x) as has become generally available to the public other than by virtue of a breach of this Section 12.16(a) by the respective Lender or (y) as has become available to such Lender on a non-confidential basis from a source other than the Borrower or any of its Subsidiaries other than by virtue of a breach of such source's confidentiality obligations to the Borrower or any of its Subsidiaries known to such Lender, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required in respect to any summons or subpoena or in connection with any litigation or in connection with the exercise of any remedies under the Credit Documents, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any direct or indirect prospective or actual contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty's professional advisor), so long as such contractual counterparty (or such professional advisor) agrees in writing to be bound by the provisions of this Section 12.16, (vii) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender and (viii) to any rating agency when required by it; provided that such prospective transferee or participant agrees in writing to be bound by the confidentiality provisions contained in this Section 12.16; provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv) such Lender will use its commercially reasonable efforts to notify the Borrowers in advance of such disclosure so as to afford the Borrowers the opportunity to protect the confidentiality of the Information proposed to be so disclosed.  For the purposes of this Section 12.16, "Information" shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower.  Any person required to maintain the confidentiality of Information as provided in this Section 12.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
(b) The Borrower hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any Information related to the Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of the Borrower and its Subsidiaries); provided such Persons shall be instructed to keep such Information confidential pursuant to the terms of this Section 12.16 to the same extent as such Lender.

12.17        [Reserved].
12.18 PATRIOT Act; Beneficial Ownership Regulation.  Each Agent and Lender subject to the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time, the "PATRIOT Act") or the Beneficial Ownership Regulation hereby notifies each Credit Party that pursuant to the requirements of the PATRIOT Act or the Beneficial Ownership Regulation, as applicable, it is required to obtain, verify and record information that identifies the Borrower and the other Credit Parties, which information includes the name, address and taxpayer identification of the Borrower and the other Credit Parties and other information that will allow such Agent or Lender to identify the Borrower and the other Credit Parties in accordance with the PATRIOT Act or the Beneficial Ownership Regulation, as applicable.
12.19 Post-Closing Actions.  Notwithstanding anything to the contrary contained in this Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Borrower and its Restricted Subsidiaries shall be required to take the actions specified in Schedule 12.19 as promptly as commercially practicable, and in any event within the time periods set forth in Schedule 12.19 (as such time periods may be extended at the reasonable discretion of and by the Administrative Agent or the Required Lenders).
All conditions precedent and representations contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Credit Documents); provided that to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Effective Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 12.19.  The acceptance of the benefits of each Term Loan shall constitute a representation, warranty and covenant by the Borrower to each of the Lenders that the actions required pursuant to this Section 12.19 will be, or have been, taken within the relevant time periods referred to in this Section 12.19 and that, at such time, all representations and warranties contained in this Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 12.19, and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.
12.20 Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the "Maximum Rate").  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

12.21 FCC Ownership and Attribution Rules.  No Agent or Lender shall, by virtue of making a Loan or by any subsequent action (including but not limited to the grant of a participation or the assignment of a Lender's Commitments, rights or obligations under this Agreement), cause an Agent or a Lender to acquire an "attributable" interest in the Borrower or any Subsidiary of the Borrower which causes the Borrower, any Subsidiary of the Borrower or such Lender to be in violation of the FCC's media ownership rules.
12.22 Lender Action.  Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Credit Party or any other obligor under any of the Credit Documents (including the exercise of any right of setoff, rights on account of any banker's lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any property of any such Credit Party, unless expressly provided for herein or in any other Credit Document, without the prior written consent of the Administrative Agent.  The provisions of this Section 12.22 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Credit Party.
12.23 Obligations Absolute.  To the fullest extent permitted by applicable law, all obligations of the Credit Parties hereunder shall be absolute and unconditional irrespective of:
(a)	any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;
(b)	any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto against any Credit Party;
(c)
any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Credit Document or any other agreement or instrument relating thereto;

(d)	any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
(e)	any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Credit Document; or
(f)	any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Credit Parties.

12.24 No Advisory or Fiduciary Responsibility.  (a)  In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates' understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm's-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Lead Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Lead Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or Lead Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Lead Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents, (iv) the Administrative Agent, the Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lead Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Lead Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.  Each Credit Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Lead Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty under applicable law relating to agency and fiduciary obligations.
(b) Each Credit Party acknowledges and agrees that each Lender, the Administrative Agent, the Lead Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Administrative Agent, the Lead Arranger or Affiliate thereof were not a Lender, the Administrative Agent, the Lead Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Loans) and without any duty to account therefor to any other Lender, the Administrative Agent, the Lead Arranger, the Borrower or any Affiliate of the foregoing.  Each Lender, the Administrative Agent, the Lead Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Loans or otherwise without having to account for the same to any other Lender, the Administrative Agent, the Lead Arranger, the Borrower or any Affiliate of the foregoing.  Some or all of the Lenders, the Administrative Agent and the Lead Arranger may have directly or indirectly acquired certain equity interests (including warrants) in the Borrower or an Affiliate thereof or may have directly or indirectly extended credit on a subordinated basis to the Borrower or an Affiliate thereof.  Each party hereto, on its behalf and on behalf of its Affiliates, acknowledges and waives the potential conflict of interest resulting from any such Lender, the Administrative Agent, the Lead Arranger or an Affiliate thereof holding disproportionate interests in the extensions of credit under the Loans or otherwise acting as arranger or agent thereunder and such Lender, the Administrative Agent, the Lead Arranger or any Affiliate thereof directly or indirectly holding equity interests in or subordinated debt issued by the Borrower or an Affiliate thereof.

12.25 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(b) the effects of any Bail-In Action on any such liability, including, if applicable:
(i)	a reduction in full or in part or cancellation of any such liability;
(ii)
a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)	the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.
URBAN ONE, INC.

By:
Name: Peter D. Thompson
Title:   Executive Vice President and Chief Financial Officer
Address: 1010 Wayne Avenue
                14th  Floor
                Silver Spring, MD 20910

WILMINGTON TRUST, NATIONAL ASSOCIATION,
 as Administrative Agent

By:
Name: Alisha Clendaniel
Title:   Assistant Vice President

TCG Senior Funding L.L.C.,
 as a Lender

By:
Name: Justin Plouffe
Title:   Managing Director
Address: 520 Madison Avenue
                New York, NY 10022

CCOF Master, L.P.,
 as a Lender
By: CCOF General Partner, L.P., its general partner
By: CCOF L.L.C., its general partner

By:
Name: Alex Popov
Title:   Managing Director
Address:

OFI  Caryle Private Credit Fund,
 as a Lender
By:
Name: Brian Marcus
Title:   Principal
Address:

Finance 1805 S.A.,
acting as nominee on behalf of undiscloded clients,
as a Lender
By:
Name: Laurent Stoller
Title:   Attorney
Address:

By:
Name: Gerald Formaz
Title:   Attorney
Address:

c/o Banque Pictet & CIE SA
       Route des Acacias 60
       1211 Geneve 73
        Suisse

Halcyon Loan Trading Fund LLC as a Lender
By: Bardin Hill Credit Management LP, its Manager

By:
Name: John Freese
Title:   Authorized Signatory
Address:  477 Madison Avenue  8th Floor
                 New York, NY 10022
By:
Name: Suzanne McDermott
Title:   Chiel Legal Officer and Chief Compliance Officer
Address:  477 Madison Avenue  8th Floor
                 New York, NY 10022

HCN LP, as a Lender
By: Bardin Hill Investment Partners LP, its Manager

By:
Name: John Freese
Title:   Authorized Signatory
Address:  477 Madison Avenue  8th Floor
                 New York, NY 10022
By:
Name: Suzanne McDermott
Title:   Chiel Legal Officer and Chief Compliance Officer
Address:  477 Madison Avenue  8th Floor
                 New York, NY 10022

Schedules to Credit Agreement - Urban One, Inc.
Schedule 1.01A
Term Loan Commitments

Schedule 1.01C
Unrestricted Subsidiaries

Unrestricted Subsidiary	Ownership Percentage	Record Owner
Radio One Entertainment Holdings, LLC	100%	Urban One, Inc.
Urban One Productions, LLC	100%	Urban One, Inc.
Urban One Entertainment SPV, LLC	100%	Radio One Entertainment Holdings, LLC

Schedule 1.01D
Consolidated EBITDA

None.

Schedule 7.10
Plans

None.

Schedule 7.12
Real Property

Owned Real Property

Address	Owner
11821 Euclid Avenue, Cleveland, Ohio	Blue Chip Broadcasting, Ltd.
9466 Ridge Road, North Royalton, Ohio	Blue Chip Broadcasting, Ltd.
29700 King Road, Taylor, Michigan	Blue Chip Broadcasting, Ltd.[1]
2255 North Hawthorne Lane, Indianapolis, Indiana	Radio One of Indiana, L.P.
1200 Rea Washington St , Petersburg City, VA	Urban One, Inc.
902 W. Sumner Avenue, Indianapolis, IN	Urban One, Inc.
6000 Ager RD Hyattsville, MD	Urban One, Inc.
8001-101 Creedmoor Road, Raleigh, NC	Urban One, Inc.

Leased or Licensed Real Property

Market/Division	Site Address
Atlanta	2406 Fairburn Road, Atlanta, GA
Atlanta	365 Swanson Road, Tyrone, GA
Atlanta	1050 Crown Pointe Parkway, Atlanta, GA
Atlanta	101 Marietta Street NW, Suite 1200, Atlanta, GA
Atlanta	315 Chester Avenue SW, Suite 107, Atlanta, GA
Atlanta	5904 Goshen Springs Road, Norcross, GA
Baltimore	3500 E. Monument Street, Baltimore, MD
Baltimore	1705 Whitehead Road, Baltimore, MD
Charlotte	405 Bob Friday Road, Dallas, NC
Charlotte	232 Heathway Drive, Charlotte, NC
Charlotte	8809 Lenox Pointe, Charlotte, NC
Charlotte	509 Matthews Street, Charlotte, NC
Cincinnati	1430 Martin Drive (Eden Park), Cincinnati, OH
Cincinnati	2601 W 8th Street and Matson Place, Cincinnati, OH
Cincinnati	2400 Lehman Road, Cincinnati, OH
Cincinnati	One Centennial Place, 705 Central Ave, Cincinnati, OH
Cleveland	8200 Snowville Road, Brecksville, OH
Cleveland	6555 Carnegie Ave, Cleveland, OH
Columbus	180 E Broad Street, Columbus OH
Columbus	350 E 1st Avenue, Columbus, OH
Columbus	345 E 2nd Avenue, Columbus, OH
Columbus	1219 London Lockborne Rd, London, OH
Dallas	13760 Noel Road, Dallas, TX
Dallas	925 E Main Street, Lewinsville, TX
Dallas	13331 Preston Road, Dallas, TX
Dallas	501 S. Potter Street, Cedar Hill, TX
Dallas	2133 Tar Road, Cedar Hill, TX
Dallas	3853 County Road, McKinney, TX
Detroit	24600 Greenfield Road, Oak Park, MI
Detroit	3250 E Franklin, Detroit, MI
Houston	4110 McHard Avenue, Houston, TX
Houston	24 Greenway Plaza, Houston, TX
Houston	4525 County Road 197, Liverpool TX

Market/Division	Site Address
Houston	2945 Senior Road, Missouri City, TX
Houston	5034 McHard Road, Missouri City, TX
Indianapolis	600 N Alabama, Indianapolis, IN
Indianapolis	2255 Hawthorne Lane, Indianapolis, IN
Indianapolis	910 West Sumner, Indianapolis, IN
Indianapolis	21 E St. Joseph Street, Indianapolis, IN
Indianapolis	553 South Post Rd, Indianapolis, IN
Philadelphia	400-405 Domino Lane, Philadelphia, PA
Philadelphia	Two Bala Plaza, Bala Cynwyd, PA
Philadelphia	One Liberty Place /1650 Market Street, Philadelphia, PA
Raleigh	Edwards Road, Castalia Township, NC
Raleigh	Noble Drive, Oak Grove Township, NC
Raleigh	Intersection of State Route 55 & 42, Fuquay-Varina, NC
Richmond	3245 Basie Road, Richmond, VA
Richmond	701 German School Road, Richmond, VA
Richmond	2809 Emerywood Parkway, Richmond, VA
St. Louis	845 Carrico Road, Florissant, MO
St. Louis	3298 N Highway 67/ N Lindbergh, Florissant, MO
St. Louis	9666 Olive Boulevard. St. Louis, MO
St. Louis	532 DeBaliviere, St. Louis, MO
Washington, DC	4001 Nebraska Avenue, Washington, DC
Washington, DC	4400 Massachusetts Avenue Washington, DC
Washington, DC	5221 First Place NE, Washington, DC (Colfax)
Washington, DC	8515 Georgia Avenue, Silver Spring, MD
Washington, DC	1010 Wayne Avenue, Silver Spring, MD
Interactive One	4 New York Plaza, New York, New York 10002
TV ONE	Two Prudential Plaza, Chicago, IL
TV ONE	1010 Wayne Avenue, Silver Spring, MD
Interactive One	439 Edgewood Ave NE Atlanta GA
Reach Media	13760 Noel Rd, Dallas TX

1 On April 4, 2017, the Company executed an Asset Sale Agreement with WMUZ Radio, Inc. for the sale of the assets of that certain AM radio station with the call sign WCHB licensed to Taylor, Michigan (FCC Facility ID No. 4598) for approximately $2,000,000. In connection with this sale, the approximately 80 acres that is at 29700 King Road, Taylor, Michigan was split into 2 parcels and the Company has retained approximately 25 acres.

Schedule 7.13
Restricted Subsidiaries

Restricted Subsidiary	Ownership Percentage	Record Owner
Bell Broadcasting Company, LLC	100% (Class A Common Stock and Class B Common Stock)	Urban One, Inc.
Blue Chip Broadcasting Licenses, Ltd.	100%	Blue Chip Broadcasting, Ltd.
Blue Chip Broadcasting, Ltd.	100%	Urban One, Inc.
BossipMadameNoire, LLC	100%	Urban One, Inc.
Charlotte Broadcasting, LLC	100%	Radio One of Charlotte, LLC
Distribution One, LLC	100%	Radio One Distribution Holdings, LLC
Gaffney Broadcasting, LLC	100%	Charlotte Broadcasting, LLC
Interactive One, Inc.	100%	Urban One, Inc.
Interactive One, LLC	100% (Class A Units)	Interactive One, Inc.
New Mableton Broadcasting Corporation	100%	Urban One, Inc.
Radio One Cable Holdings, LLC	100%	Urban One, Inc.
Radio One Distribution Holdings, LLC	100%	Urban One, Inc.
Radio One Licenses, LLC	100%	Urban One, Inc.
Radio One Media Holdings, LLC	100%	Urban One, Inc.
Radio One of Charlotte, LLC	100%	Urban One, Inc.
Radio One of Detroit, LLC	100%	Bell Broadcasting Company, LLC
Radio One of Indiana, LLC	100%	Radio One of Indiana, L.P.
Radio One of Indiana, L.P.	99%	Urban One, Inc.
	1%	Charlotte Broadcasting, LLC
Radio One of North Carolina, LLC	100%	Charlotte Broadcasting, LLC
Radio One of Texas II, LLC	100%	Urban One, Inc.
Satellite One, L.L.C.	100%	Urban One, Inc.
Radio One Urban Network Holdings, LLC	100%	Urban One, Inc.
Reach Media, Inc.	80%	Radio One Media Holdings, LLC
TV One, LLC	100%	Radio One Cable Holdings, LLC
Charlie Bear Productions, LLC[2]	100%	TV One, LLC
T Tenth Productions, LLC[2]	100%	TV One, LLC
CLEOTV, LLC	100%	TV One, LLC
RO One Solution, LLC	100%	Urban One, Inc.

2 Immaterial Subsidiary.

Schedule 7.16
Insurance

Property/Business Interruption and Crime
Insurer: Hartford Fire Insurance Company
Policy Number: 39UUNNX6506, Policy Year: May 1, 2018 – May 1, 2019
Terrorism coverage included.

Property/Business Interruption
•	Limits:
-	Buildings, towers, antennas, transmission lines and dishes - $45,747,951
-	Furniture & fixtures, computers, studio & transmitter equipment - $50,438,950
-	Business interruption - $42,143,885
-	Mobile equipment – Various, by market
-	Flood - $2,000,000 occ/agg (limitations/excluded locations apply)
-	Earthquake - $2,000,000 occ/agg (limitations/excluded locations apply)
•	Deductibles:
-	Property and business interruption, any one occurrence - $100,000
-	Business interruption losses, any one occurrence – 24 hours
-	Mobile equipment - $2,500
-	Windstorm at 24 Greenway Plaza, Houston - 2%, minimum of $100,000, 72 hours
-	Windstorm at 3250 County Road 46, Brazoria County, TX – 10%, minimum of $100,000, 72 hours
-	Windstorm coverage is not provided for 4525 County Road 197, Liverpool, TX

Crime
•	Coverage for employee dishonesty, depositors forgery, computer fraud subject to a limit of $250,000 each occurrence
•	Deductible - $5,000 each occurrence

Windstorm/Difference in Conditions
Insurer: Markel American Insurance Company
Policy Number: MKLM61M0051703, Policy Year: May 1, 2018 – May 1, 2019
Terrorism coverage excluded
•	Covered location - 4525 County Road 197, Liverpool, TX
•	Limits of protection:
-	Building and equipment - $350,000(total limits)
-	Business interruption - $988,824
•
Deductible - $5,000; except: 48 hour waiting period Business Interruption; 2% of total insurable values, including Time Element, each occurrence, subject to $75,000 minimum each & every occurrence as respects Wind & Hail.

General Liability
Insurer: Hartford Fire Insurance Company
Policy Number: 39UUNNX6506, Policy Year: May 1, 2018 – May 1, 2019
Terrorism coverage included
•	Limits:
-	General Aggregate - $3,000,000
-	Products/comp. Operations aggregate - $3,000,000
-	Personal injury - $1,000,000
-	Each occurrence - $1,000,000
-	Damage to premises rented - $300,000
-	Premises medical payments - $10,000
-	Employee benefit liability - $1,000,000 per occurrence/$3,000,000 aggregate
•	Deductible - $25,000 any one occurrence

Automobile – Fleet Policy
Insurer: Insurer: Hartford Fire Insurance Company
Policy Number: 39UENJB8388, Policy Year: May 1, 2018 – May 1, 2019
•	Limits:
-	Bodily injury/property damage liability - $1,000,000
-	Uninsured/underinsured motorists liability - various
-	Personal injury protection - various
-	Medical payments – various
•	Deductible:
-	$10,000 per accident
•	Comprehensive and collision coverages are not provided

Automobile – Comprehensive and Collision Policy
Insurer: Insurer: Hartford Underwriters Insurance Company
Policy Number: 39UENNX6265, Policy Year: May 1, 2018 – May 1, 2019
•	Limits:
            -  No liability coverage is provided.
•	Deductibles:
-	Comprehensive coverage - $1,000
-	Collision coverage - $1,000
•	Covered vehicles: 2017 Porsche (155107), 2011 King trailer (007946), 2016 Mercedes (163288)

Workers Compensation/Employers Liability, FL, LA, VA
Insurer – Hartford Casualty Insurance Company
Policy Number - 39WBRR27401
Policy Year: May 1, 2018 – May 1, 2019
•	Medical expense protection, wage loss coverage per applicable statues
•	Employers liability limits:
-	Bodily injury by accident - $1,000,000 each accident
-	Bodily injury by disease - $1,000,000 policy limit
-	Bodily injury by disease - $1,000,000 each employee
•	Deductibles - $250,000 any one occurrence, $1,200,000 policy aggregate

Workers Compensation/Employers Liability, All Other States
Insurer - Hartford Insurance Company of the Midwest
Policy Number - 39WNR27400
Policy Year: May 1, 2018 – May 1, 2019
•	Medical expense protection, wage loss coverage per applicable statues
•	Employers liability limits:
-	Bodily injury by accident - $1,000,000 each accident
-	Bodily injury by disease - $1,000,000 policy limit
-	Bodily injury by disease - $1,000,000 each employee
•	Deductibles - $250,000 any one occurrence, $1,200,000 policy aggregate

International
Insurer: ACE American Insurance Company
Policy Number: D38344936 006, Policy Year: May 1, 2018 – May 1, 2019
General Liability
•	Limits:
-	General aggregate - $2,000,000
-	Products/completed operations aggregate - $2,000,000
-	Personal injury/advertising injury - $1,000,000
-	Each occurrence - $1,000,000
-	Combined bodily injury/property damage, each occurrence - $2,000,000
Automobile
•	Limits: Contingent auto bodily injury/property damage liability - $2,000,000

Employer's Liability
•	Limits:
-	Bodily injury by accident, each accident - $1,000,000
-	Bodily injury by disease, policy limit - $1,000,000
-	Bodily injury by disease, per employee - $1,000,000

Multimedia Liability
Insurer: Axis Insurance Company
Policy Number: MNN773765/01/2018, Policy Year: May 1, 2018 – May 1, 2019
•	Limit - $5,000,000 occurrence/aggregate, defense cost within limits
•	Deductible - $100,000 for each claim
•	Endorsements/extensions of coverage include:
-	Security and Privacy Liability Coverage Endorsement
-	Addition of Incidental Publishing Change Endorsement
-	Contextual Error or Omission
-	Advertising Services E&O Endorsement

Cyber Liability
Insurer: Axis Insurance Company
Policy Number: MCN000213541801, Policy Year: May 1, 2018 – May 1, 2019
•	Limit - $5,000,000 occurrence/aggregate, defense cost within limits
•	Deductible - $25,000 for each claim
•	Claims made policy form

Lead Umbrella Liability
Insurer: Hartford Casualty Insurance Company
Policy Number: 39RHUAN6758, Policy Year: May 1, 2018 – May 1, 2019
 Terrorism coverage included
•	Following form coverage over scheduled primary insurance policies:
-	Commercial automobile BI/PD liability
-	Commercial general liability
-	Employers liability
-	International liability
•	Umbrella coverage for certain claims outside of scheduled primary policies
•	Limit: $5,000,000 occurrence/aggregate
•	Retention: $10,000 each occurrence

Mid- Layer Excess/Umbrella Liability
Insurer: The American Insurance Company
Policy Number: SHX00049036361, Policy Year: May 1, 2018– May 1, 2019
Terrorism coverage included
•	Following form coverage over scheduled primary insurance policies:
-	Lead Umbrella Liability
-	Multimedia liability
•	Limit: $20,000,000 occurrence/aggregate
•	Retention: Zero

Upper Layer Excess Liability
Insurer: St. Paul Fire and Marine Insurance Co. (Travelers)
Policy Number: ZUP-71M30307, Policy Year: May 1, 2018 – May 1, 2019
 Terrorism coverage included
•	Following form coverage over scheduled primary insurance policies:
-	Intermediate Excess/Umbrella Liability
•	Limit: $10,000,000 occurrence/aggregate
•	Retention: Zero

Tower Removal Bond
Coverage is provided solely for Blue Chip Broadcasting, LTD in favor of Town of Newbury, Geauga County, Ohio
Insurer: Hartford Fire Insurance Company
Policy Number: 39BSBFN4891
Policy Year: August 31, 2018 - August 31, 2019
•	Bond Limit: $97,500
•	Deductible: Nil

Pollution Liability - Baltimore
Coverage for certain liability arising out of new conditions at tower/transmitter site.
Insurer: American International Specialty Lines insurance Company
Policy Number: PRE 1827605 00, Policy Period: November 3, 2013 – November 3, 2023
•	Limit - $1,000,000 occurrence/$3,000,000 aggregate, each coverage section, defense within the limits
•	Deductible - $250,000 each incident
•	Claims-made policy form

ERISA Bond
Coverage is provided solely for Radio One, Inc. Employee Retirement Plan
Insurer: Hartford Fire Insurance Company
Policy Number: 39BDDHJ5680
Policy Year: March 1, 2016 - March 1, 2019
•	Limit: $1,000,000
•	Deductible: Nil

Management Liability Policies
Policy Term:       May 6, 2018 to May 6, 2019
•	Starr Indemnity & Liability D&O: Primary $10,000,000 1000058694181
•	Agro D&O: $5M xs $10M MLX 7601960-02
•	XL Specialty Insurance Co. D&O: $5M xs $15M XS 71 00 05 14
•	Berkley D&O: $5M xs $20M BPRO8032110
•	Continental Casualty Co EPL: $5,000,000 425556566

Schedule 7.18
Agreements with Principals

1.
Employment Agreement dated as of April 16, 2008 by and between Urban One, Inc. (formerly Radio One, Inc.) and Alfred C. Liggins, III, as modified by those certain Terms of Employment as described on that certain Current Report on Form 8K dated September 30, 2014 and filed October 6, 2014.

2.
Employment Agreement dated as of April 16, 2008 by and between Urban One, Inc. (formerly Radio One, Inc.) and Catherine L. Hughes, as modified by those certain Terms of Employment as described on that certain Current Report on Form 8K dated September 30, 2014 and filed October 6, 2014.

Schedule 7.20
Scheduled Existing Indebtedness

Type of Debt	Principal Amount Outstanding	Borrower	Guarantor
Contingent Letter of Credit reimbursement obligation for Letter of Credit issued by Credit Suisse AG, Cayman Islands Branch	$30,000.00	Urban One, Inc. on behalf of TV One, LLC	N/A
Contingent Letter of Credit reimbursement obligation for Letter of Credit issued by Credit Suisse AG, Cayman Islands Branch	$420,000.00	Urban One, Inc.	N/A
Contingent Letter of Credit reimbursement obligation for Letter of Credit issued by Credit Suisse AG, Cayman Islands Branch	$200,000.00	Urban One, Inc.	N/A
Contingent Letter of Credit reimbursement obligation for Letter of Credit issued by Credit Suisse AG, Cayman Islands Branch	$77,640.00	Urban One, Inc.	N/A
Contingent Letter of Credit reimbursement obligation for Letter of Credit issued by Credit Suisse AG, Cayman Islands Branch	$49,500.00	Urban One, Inc. on behalf of Interactive One, LLC	N/A
Contingent Letter of Credit reimbursement obligation for Letter of Credit issued by Credit Suisse AG, Cayman Islands Branch	$40,000.00	Urban One, Inc.	N/A

Schedule 7.22
Stations

Credit Party	Station

Urban One, Inc.	KBFB-FM	WFXC-FM	WNNL-FM	WRNB-FM
	KBXX-FM	WFXK-FM	WOL-AM	WTPS-AM
	KMJQ-FM	WHHL-FM	WOLB-AM	WWIN-AM
	KROI-FM	WHTA-FM	WPHI-FM	WWIN-FM
	KZMJ-FM	WKJM-FM	WPPZ-FM	WYCB-AM
	WCDX-FM	WKJS-FM	WPRS-FM	WAMJ-FM
	WERQ-FM	WKYS-FM	WPZZ-FM	WUMJ-FM
	WFUN-FM	WMMJ-FM	WQOK- FM	WTEM-AM
	WDCJ-FM	WXGI-AM

Bell Broadcasting Company, LLC	WDMK-FM

Blue Chip Broadcasting L, Ltd.	WIZF-FM	WOSL-FM	WERE-AM	WJMO-AM
	WDBZ-AM	WENZ-FM	WZAK-FM	WBMO-FM
	WCKX-FM	WXMG-FM	WJYD-FM

Charlotte Broadcasting, LLC	WQNC-FM	WPZS-FM	WOSF-FM

New Mableton Broadcasting Corporation	WPZE (FM)

Radio One of Indiana, L.P.	WTLC-FM	WHHH-FM	WDNI-CD
	WTLC-AM	WNOW-FM

Schedule 7.23 FCC Licenses
Market	Station Call Letters	Year of Acquisition	FCC Class	ERP (FM) Power (AM) in Kilowatts	Antenna Height (AM) HAAT in Meters	Operating Frequency	Expiration Date of FCC License
Atlanta	WUMJ-FM	1999	C3	8.5	165.0	97.5 MHz	4/1/2020
	WAMJ-FM	1999	C2	33.0	185.0	107.5 MHz	4/1/2020
	WHTA-FM	2002	C2	35.0	177.0	107.9 MHz	4/1/2020
	WPZE-FM	1999	A	3.0	143.0	102.5 MHz	4/1/2020

Washington, DC	WOL-AM	1980	C	0.37	N/A	1450 kHz	10/1/2019
	WMMJ-FM	1987	A	2.9	146.0	102.3 MHz	10/1/2019
	WKYS-FM	1995	B	24.5	215.0	93.9 MHz	10/1/2019
	WPRS-FM	2008	B	20.0	244.0	104.1 MHz	10/1/2019
	WYCB-AM	1998	C	1.0	N/A	1340 kHz	10/1/2019
	WDCJ-FM	2017	A	2.85	145.0	92.7 MHz	10/1/2019
	WTEM-AM	2018	B	50.0	N/A	980 kHz	10/1/2019

Philadelphia	WPPZ-FM	1997	A	0.78	276.0	107.9 MHz	6/1/2022
	WRNB-FM	2000	B	17.0	263.0	100.3 MHz	8/1/2022
	WPHI-FM	2004	A	0.27	338.0	103.9 MHz	8/1/2022

Houston	KMJQ-FM	2000	C	100.0	524.0	102.1 MHz	8/1/2021
	KBXX-FM	2000	C	95.0	585.0	97.9 MHz	8/1/2021
	KROI-FM	2004	C1	21.36	526	92.1 MHz	8/1/2021

Detroit	WDMK-FM	1998	B	20.0	221.0	105.9 MHz	10/1/2020

Dallas	KBFB-FM	2000	C	99.0	574	97.9 MHz	8/1/2021
	KZMJ-FM	2001	C	100.0	591.0	94.5 MHz	8/1/2021

Baltimore	WWIN-AM	1992	C	0.5	N/A	1400 kHz	10/1/2019
	WWIN-FM	1992	A	3.0	91.0	95.9 MHz	10/1/2019
	WOLB-AM	1993	D	0.25	N/A	1010 kHz	10/1/2019
	WERQ-FM	1993	B	37.0	173.0	92.3 MHz	10/1/2019

Charlotte	WQNC-FM	2000	C3	10.5	154.0	92.7 MHz	12/1/2019
	WPZS-FM	2004	A	6.0	94.0	100.9 MHz	12/1/2019
	WOSF-FM	2014	C1	51.0	395.0	105.3 MHz	12/1/2019

St. Louis	WFUN-FM	1999	C3	10.5	155.0	95.5 MHz	12/1/2020
	WHHL-FM	2006	C2	50.0	140.0	104.1 MHz	2/1/2021

Cleveland	WJMO-AM	1999	B	5.0	N/A	1300 kHz	10/1/2020
	WENZ-FM	1999	B	16.0	272.0	107.9 MHz	10/1/2020
	WZAK-FM	2000	B	27.5	189.0	93.1 MHz	10/1/2020
	WERE-AM	2000	C	1.0	N/A	1490 kHz	10/1/2020

Raleigh-Durham	WQOK-FM	2000	C2	50.0	146.0	97.5 MHz	12/1/2019
	WFXK-FM	2000	C1	100.0	299.0	104.3 MHz	12/1/2019
	WFXC-FM	2000	C3	13.0	141.0	107.1 MHz	12/1/2019
	WNNL-FM	2000	C3	7.9	176.0	103.9 MHz	12/1/2019

Richmond	WPZZ-FM	1999	C1	100.0	299.0	104.7 MHz	10/1/2019
	WCDX-FM	2001	B1	4.5	235.0	92.1 MHz	10/1/2019
	WKJM-FM	2001	A	6.0	100.0	99.3 MHz	10/1/2019
	WKJS-FM	2001	A	2.3	162.0	105.7 MHz	10/1/2019
	WTPS-AM	2001	C	1.0	N/A	1240 kHz	10/1/2019
	WXGI-AM	2017	D	3.9	N/A	950 kHz	10/1/2019

Columbus	WCKX-FM	2001	A	1.9	126.0	107.5 MHz	10/1/2020
	WBMO-FM	2001	A	6.0	99.0	106.3 MHz	10/1/2020
	WXMG-FM	2016	B	21.0	232.0	95.5 MHz	10/1/2020
	WJYD-FM	2016	A	6.0	100.0	107.1 MHz	10/1/2020

Schedule 9.01

JURISDICTION	FILING TYPE	DATE	FILE NUMBER	DEBTOR	SECURED PARTY	COLLATERAL
TEXAS SECRETARY OF STATE	UCC	May 25, 2007	07-0017712055	REACH MEDIA, INC.	MIDFIRST BANK	SPECIFIC EQUIPMENT

TEXAS SECRETARY OF STATE	UCC	January 7, 2013	13-0000599471	REACH MEDIA, INC.	INTERBANK	SPECIFIC EQUIPMENT

TEXAS SECRETARY OF STATE	UCC	January 23, 2014	14-0002311476	REACH MEDIA, INC.	IMAGENET CONSULTING LLC	SPECIFIC EQUIPMENT

TEXAS SECRETARY OF STATE	UCC	January 8, 2015	15-0000584326	REACH MEDIA, INC.	IMAGENET CONSULTING LLC	SPECIFIC EQUIPMENT

TEXAS SECRETARY OF STATE	UCC	February 16, 2016	16-0004930326	REACH MEDIA, INC.	IMAGENET CONSULTING LLC	SPECIFIC EQUIPMENT

MD - U.S. DISTRICT COURT	Judgment	March 8, 2010	8:09-CV-01285-DKC	TV ONE, LLC		COMPLAINT BY TOMEKA DAVIS

MD - U.S. DISTRICT COURT	Federal Defendant Suit	July 7, 2015	8:15-CV-01960-DKC	TV ONE, LLC		COMPLAINT BY NIKKI WEBBER ALLEN

Schedule 9.02
Scheduled Dispositions

None.

Schedule 9.05A
Existing Investments

1.	Investments held by the Borrower and its Restricted Subsidiaries in Reach Media, Inc. and TV One, LLC.

Schedule 9.05B
Future Investments

None.

Schedule 9.06
Transactions with Credit Party Affiliates

1.
Alfred C. Liggins and Catherine Hughes own a music company called Music One, Inc. ("Music One"). The Borrower sometimes engages in promoting the recorded music product of Music One and the Borrower may provide office space and administrative support to Music One.  The office space and administrative support transactions between Borrower and Music One are conducted at cost and all expenses associated with the transactions are passed through at actual costs.

2.
In connection with the founding of TV One on behalf of the Borrower, Alfred C. Liggins is eligible to receive an award amount equal to approximately 4% of any proceeds from distributions or other liquidity events in excess of the return of our aggregate investment in TV One (the "TV One Award"). The Borrower's obligation to pay the award was triggered after the Borrower's recovery of the aggregate amount of our pre-Comcast Buyout capital contribution in TV One, and payment is required only upon actual receipt of distributions of cash or marketable securities or proceeds from a liquidity event in excess of such invested amount.

3.	From time to time, Catherine Hughes hosts a television show on TV One called "TV One on One with Cathy Hughes" or appears on other TV One shows.
4.	Mr. Liggins step-sister, Trina Liggins-Sledge is employed by the Borrower as Director, Creative Services, Digital Sales.
5.
Karen Wishart is the Borrower's Executive Vice President and Chief Administrative Officer and a Vice President of each of the Borrower's subsidiaries. Ms. Wishart owns a controlling interest in a temporary staffing and recruiting services firm. The staffing firm has provided services to the Borrower in the past and continues to provide new staffing and/or recruiting services to the Borrower.  However, the staffing firm will only be reimbursed for direct expenses incurred.

Schedule 12.19
Post-Closing Matters

None

EXHIBIT A

FORM OF NOTICE OF BORROWING
 [______], 20[__]
Wilmington Trust, National Association, as Administrative Agent
(the "Administrative Agent") for the Lenders party
to the Credit Agreement referred to below
10 Riverside Plaza, Suite 875
Chicago, IL 60606
 Attention: Meghan McCauley
Ladies and Gentlemen:
The undersigned, Urban One, Inc. (the "Borrower"), refers to the Credit Agreement, dated as of December 4, 2018 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement", the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (each, a "Lender" and collectively, the "Lenders"), Wilmington Trust, National Association, as Administrative Agent for such Lenders, and TCG Senior Funding L.L.C., as Sole Lead Arranger and Sole Bookrunner, and hereby gives you notice, irrevocably, pursuant to Section 6.09 of the Credit Agreement, that the undersigned hereby requests a Borrowing of Term Loans under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 6.09 of the Credit Agreement:
(i) The Business Day of the Proposed Borrowing is [______], 20[__].
(ii)	The aggregate principal amount of the Proposed Borrowing is $192,000,000.
(iii)	The requested funds are to be disbursed to the Borrower's account with Bank of America, N.A. (Routing No. 026009593; Account No. 3751529730).

Very truly yours,
URBAN ONE, INC.
By:	Name: Title:

EXHIBIT B
FORM OF NOTE
THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THE TERM LOANS WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT ("OID") WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. HOLDERS MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF OID, THE ISSUE PRICE, THE ISSUE DATE AND THE YIELD TO MATURITY RELATING TO THE NOTES BY CONTACTING THE CHIEF FINANCIAL OFFICER AT (301) 429-4638.

$__________                                                                                                                                                                                                                                                                                                                                                                                                                                                                            New York, New York
 [______], 20[__]
FOR VALUE RECEIVED, Urban One, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to [______] or its registered permitted assigns (the "Lender"), in lawful money of the United States of America in immediately available funds, to the Payment Account (as defined in the Agreement referred to below) on the Term Loan Maturity Date (as defined in the Agreement) the principal sum of __________ DOLLARS ($__________) or, if less, the aggregate unpaid principal amount of all Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, due and payable at such times and in such amounts as are specified in the Agreement.
The Borrower also promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.
Subject to Section 12.04 of the Agreement, the holder of this Note may endorse and attach a schedule to reflect the date and amount of each Term Loan of the Lender outstanding under the Agreement and the date and amount of each payment or prepayment of principal hereof; provided that the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of the Borrower hereunder or under the Agreement.
This Note is one of the Notes referred to in the Credit Agreement, dated as of December 4, 2018 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Agreement", the capitalized terms defined therein being used herein as therein defined), among the Borrower, the lenders from time to time party thereto (including the Lender), Wilmington Trust, National Association, as Administrative Agent, and TCG Senior Funding L.L.C., as Sole Lead Arranger and Sole Bookrunner, and is entitled to the benefits thereof and of the other Credit Documents.  This Note is entitled to the benefits of the Subsidiaries Guaranty.  As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Term Loan Maturity Date, in whole or in part.
In case an Event of Default shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.
The Borrower hereby waives, to the extent permitted by applicable law, presentment, demand, protest or notice of any kind in connection with this Note.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
URBAN ONE, INC.
By:	Name: Title:

EXHIBIT C
FORM OF SECTION 4.04(b)(ii) CERTIFICATE
Reference is hereby made to the Credit Agreement, dated as of December 4, 2018, among Urban One, Inc., as the Borrower, the lenders from time to time party thereto, Wilmington Trust, National Association, as Administrative Agent, and TCG Senior Funding L.L.C., as Sole Lead Arranger and Sole Bookrunner (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement", capitalized terms defined therein being used herein as therein defined).  Pursuant to the provisions of Section 4.04(b)(ii) of the Credit Agreement, the undersigned hereby certifies:  (1) that it is not a "bank" as such term is used in Section 881(c)(3)(A) of the Code; (2) that it is not a 10 percent shareholder of the Borrower or any of its Subsidiaries (within the meaning of Section 881(c)(3)(B) of the Code); and (3) that it is not a controlled foreign corporation related to the Borrower or any of its Subsidiaries (within the meaning of Section 881(c)(3)(C) of the Code).
[NAME OF LENDER]
By	Name: Title:
Date:  _______________, _____

EXHIBIT D
URBAN ONE, INC.
ASSISTANT SECRETARY'S CERTIFICATE
December 4, 2018
I hereby certify that I am the duly elected, qualified and acting Assistant Secretary of Urban One, Inc., a Delaware corporation (the "Company"), and am authorized to execute this Certificate (the "Certificate") on behalf of the Company.  This Certificate is delivered pursuant to that certain Credit Agreement, dated as of the date hereof (as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time, the "Credit Agreement") by and among the Company, as Borrower, the lenders party thereto from time to time (each as a "Lender", and collectively, the "Lenders"), Wilmington Trust, National Association, as Administrative Agent (in such capacity, the "Administrative Agent"), and TCG Senior Funding L.L.C., as Sole Lead Arranger and Sole Bookrunner. Capitalized terms not herein defined in this Certificate shall have the same meanings set forth in the Credit Agreement.

Solely in my capacity as Assistant Secretary and on behalf of the Company and not in my individual capacity, I hereby certify that:

(a)
Attached hereto as Exhibit A is a true, accurate and complete copy of the Certificate of Incorporation of the Company (including any amendments thereto).  Except as attached hereto, no document with respect to an amendment thereto has been filed in the Office of the Secretary of State of the State of Delaware, and no actions have been taken by the Company in contemplation of the dissolution, liquidation, bankruptcy, receivership, merger or consolidation of the Company.  The Certificate of Incorporation has not been modified, amended, rescinded or revoked, except as shown, and is in full force and effect as of the date hereof.

(b)
Attached hereto as Exhibit B is a true, accurate and complete copy of the bylaws of the Company (including any further amendments thereto, if any) in effect as of the date hereof.  The bylaws of the Company have not been modified, amended, rescinded or revoked, except as shown, and are in full force and effect as of the date hereof.

(c)
Attached hereto as Exhibit C is a true, accurate and complete copy of all of the resolutions duly adopted by the Board of Directors of the Company approving and authorizing the execution, delivery and performance of the Credit Agreement and each of the other agreements, instruments, certificates and documents contemplated thereby, and the consummation of all of the other transactions contemplated thereby. Such resolutions have not been amended, rescinded, revoked or modified since their adoption and remain in full force and effect as of the date hereof and there are no inconsistent or conflicting resolutions that have been adopted by the Board of Directors of the Company.

(d)
The persons whose names appear on Exhibit D hereto are and were at the time of signing, the duly elected, qualified and acting officers of the Company occupying the offices set forth adjacent to their respective names on Exhibit D, and the signatures set forth adjacent to their respective names are their true signatures, and each such officer is and was at the time of signing duly authorized and empowered to execute and deliver on behalf of the Company the Credit Agreement and each of the other agreements, instruments, certificates and documents contemplated thereby and to act as an authorized officer on behalf of the Company under the Credit Agreement and each of the other agreements, instruments, certificates and documents contemplated thereby.

(e)	Attached hereto as Exhibit E is a certificate of good standing for the Company, as received from the Secretary of State of the State of Delaware.
*******

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the Company as of the date hereof.
URBAN ONE, INC.

By:______________________________
 Name: Karen Wishart
 Title: Assistant Secretary

The undersigned, being the duly elected and qualified Executive Vice President of the Company, hereby certifies that Karen Wishart is the duly elected and qualified Assistant Secretary of the Company and that the foregoing signature appearing above her name is her genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of the Company as of the date hereof.
URBAN ONE, INC.

By: ______________________________
 Name: Peter D. Thompson
 Title: Executive Vice President

EXHIBIT A

Certificate of Incorporation

Attached.

EXHIBIT B
Bylaws

Attached.

EXHIBIT C
Resolutions of
 the Board of Directors

Attached.

EXHIBIT D
Incumbency

Name	Office	Signature
Alfred C. Liggins, III	President and Chief Executive Officer	____________________________
Peter D. Thompson	Executive Vice President and Chief Financial Officer	____________________________
Karen Wishart	Executive Vice President, Chief Administrative Officer and Assistant Secretary	____________________________

EXHIBIT E
Certificate of Good Standing

Attached.

EXHIBIT D

December 4, 2018

OFFICER'S  CERTIFICATE

OF

BELL BROADCASTING COMPANY, LLC
BLUE CHIP BROADCASTING LICENSES, LTD.
BLUE CHIP BROADCASTING, LTD.
BOSSIPMADAMENOIRE, LLC
CHARLOTTE BROADCASTING, LLC
DISTRIBUTION ONE, LLC
GAFFNEY BROADCASTING, LLC
INTERACTIVE ONE, INC.
INTERACTIVE ONE, LLC
NEW MABLETON BROADCASTING CORPORATION
RADIO ONE CABLE HOLDINGS, LLC
RADIO ONE DISTRIBUTION HOLDINGS, LLC
RADIO ONE LICENSES, LLC
RADIO ONE MEDIA HOLDINGS, LLC
RADIO ONE OF CHARLOTTE, LLC
RADIO ONE OF DETROIT, LLC
RADIO ONE OF INDIANA, L.P.
RADIO ONE OF INDIANA, LLC
RADIO ONE OF NORTH CAROLINA, LLC
RADIO ONE OF TEXAS II, LLC
RADIO ONE URBAN NETWORK HOLDINGS, LLC
REACH MEDIA, INC.
SATELLITE ONE, L.L.C.
(collectively, "Companies A")
CLEOTV, LLC

("Company B"; together with Companies A each, a "Company" and collectively, the "Companies")

I hereby certify that I am the duly elected, qualified and acting President of each of the Companies and am authorized to execute this Officer's Certificate (the "Certificate") on behalf of each of the Companies. This Certificate is delivered pursuant to that certain Credit Agreement, dated as of the date hereof (as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time, the "Credit Agreement") by and among Urban One, Inc., a Delaware corporation (the "Borrower"), the lenders party thereto from time to time (each as a "Lender", and collectively, the "Lenders"), Wilmington Trust, National Association, as Administrative Agent (in such capacity, the "Administrative Agent"), and TCG Senior Funding L.L.C., as Sole Lead Arranger and Sole Bookrunner.  All capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Solely in my capacity as President of each Company and not in my individual capacity, I certify as of the date hereof that:

(a)
Attached hereto as Exhibit A is a true, accurate and complete copy of the Certificate of Incorporation or the equivalent of each Company (including any amendments thereto, the "Charter").  Except as attached hereto, no document with respect to an amendment thereto has been filed in the office of the Secretary of State of the state of incorporation or organization, and no actions have been taken by any Company in contemplation of the dissolution, liquidation, bankruptcy, receivership, merger or consolidation of such Company.  The Charter of each Company has not been modified, amended, rescinded or revoked, except as shown, and is in full force and effect.

(b)
Attached hereto as Exhibit B is a true, accurate and complete copy of the bylaws, limited liability company agreement, operating agreement or limited partnership agreement, as applicable, of each Company (including any further amendments thereto, the "Bylaws") in effect as of the date hereof.  The Bylaws of each Company have not been modified, amended, rescinded or revoked, except as shown, and are in full force and effect.

(c)
Attached hereto as Exhibit C is a true, accurate and complete copy of all of the resolutions duly adopted by the board of directors, board of managers, sole member or general partner, as applicable (the "Board"), of each Company approving and authorizing the execution, delivery and performance of the Credit Agreement and the other Credit Documents to be entered into or delivered by each Company and each of the other agreements, instruments, certificates and documents contemplated thereby, and the consummation of all of the other transactions contemplated thereby. Such resolutions have not been amended, rescinded, revoked or modified since their adoption and remain in full force and effect as of the date hereof and there are no inconsistent or conflicting resolutions that have been adopted by the Board of any Company.

(d)
The persons whose names appear on Exhibit D hereto are as of the date hereof duly elected, qualified and acting officers of each respective Company occupying the offices set forth adjacent to their respective names on Exhibit D, and the signatures set forth adjacent to their respective names are their true signatures, and each such officer is and was at the time of signing duly authorized and empowered to execute and deliver on behalf of each respective Company the Credit Agreement and the other Credit Documents to which each Company is a party, and each of the other agreements, instruments, certificates and documents contemplated thereby and to act as an authorized officer on behalf of each Company under the Credit Agreement and the Credit Documents and each of the other agreements, instruments, certificates and documents contemplated thereby.

(e)
Attached hereto as Exhibit E is a copy of a written confirmation from the office of the Secretary of State of the state of incorporation or organization of each Company, dated as of a recent date herewith, confirming that each Company is in good standing in such state.

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of each Company as of the date hereof.

By:______________________________
 Name: Alfred C. Liggins, III
 Title: President

The undersigned, being the duly elected and qualified Vice President of each Company, hereby certifies that Alfred C. Liggins, III is the duly elected and qualified President of each Company and that the foregoing signature appearing above her name is her genuine signature.

IN WITNESS WHEREOF, I have hereunto set my hand on behalf of each Company as of the date hereof.

By:______________________________
 Name: Peter D. Thompson
 Title: Vice President

Exhibit A

Charters

Attached.

Exhibit B

Bylaws

Attached.

Exhibit C

Resolutions

Attached.

Exhibit D

Incumbency

Companies A
Name	Office	Signature
Alfred C. Liggins, III	President	____________________________
Peter D. Thompson	Vice President	____________________________
Karen Wishart	Vice President and Assistant Secretary	____________________________

Company B

Name	Office	Signature
Alfred C. Liggins, III	President	____________________________
Peter D. Thompson	Vice President	____________________________
Karen Wishart	Vice President	____________________________

EXHIBIT E
Certificates of Good Standing

EXHIBIT E

FORM OF SUBSIDIARIES GUARANTY
[See attached.]

EXECUTION VERSION
SUBSIDIARIES GUARANTY
among
CERTAIN SUBSIDIARIES OF URBAN ONE, INC.
and
WILMINGTON TRUST, NATIONAL ASSOCIATION,
 as ADMINISTRATIVE AGENT

Dated as of December 04, 2018

TABLE OF CONTENTS
1.	GUARANTY
2.	LIABILITY OF GUARANTORS ABSOLUTE
3.	OBLIGATIONS OF GUARANTORS INDEPENDENT
4.	WAIVERS BY GUARANTORS
5.	[RESERVED]
6.	RIGHTS OF LENDER CREDITORS
7.	CONTINUING GUARANTY
8.	SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS
9.	GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT
10.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS
11.	AGENT'S APPOINTMENT AS ATTORNEY-IN-FACT, ETC; FURTHER ASSURANCES
12.	EXPENSES; INDEMNITY
13.	BENEFIT AND BINDING EFFECT
14.	AMENDMENTS; WAIVERS
15.	SET OFF
16.	NOTICE
17.	REINSTATEMENT
18.	GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS AND WAIVER OF TRIAL BY JURY
19.	RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION; TERMINATION
20.	[RESERVED]
21.	LIMITATION ON GUARANTEED OBLIGATIONS
22.	COUNTERPARTS
23.	PAYMENTS
24.	ADDITIONAL GUARANTORS
25.	HEADINGS DESCRIPTIVE
26.	APPLICATION OF PROCEEDS

SUBSIDIARIES GUARANTY
SUBSIDIARIES GUARANTY (as amended, modified, restated, amended and restated, and/or supplemented from time to time, this "Guaranty"), dated as of December 04, 2018, made by and among each of the undersigned guarantors (each, a "Guarantor" and, together with any other entity that becomes a guarantor hereunder pursuant to Section 24 hereof, collectively, the "Guarantors") in favor of WILMINGTON TRUST, NATIONAL ASSOCIATION, as Administrative Agent (together with any permitted successor administrative agent, the "Administrative Agent"), for the benefit of the Lender Creditors (as defined below).  Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.
W I T N E S S E T H :
WHEREAS, Urban One, Inc., a Delaware corporation (the "Borrower"), the lenders from time to time party thereto (the "Lenders"), and the Administrative Agent have entered into a Credit Agreement, dated as of the date hereof (as amended, modified, restated, amended and restated, and/or supplemented from time to time, the "Credit Agreement"), providing for the making of Term Loans to the Borrower, all as contemplated therein (the Lenders, the Administrative Agent and each other Agent are herein called the "Lender Creditors");
WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Borrower;
WHEREAS, it is a condition precedent to the making of Term Loans to the Borrower under the Credit Agreement that each Guarantor shall have executed and delivered to the Administrative Agent this Guaranty; and
WHEREAS, each Guarantor will obtain benefits from the incurrence of Term Loans by the Borrower under the Credit Agreement and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Term Loans to the Borrower;
NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Lender Creditors and hereby covenants and agrees with each other Guarantor and the Administrative Agent for the benefit of the Lender Creditors as follows:
1. GUARANTY.  (a) Each Guarantor, jointly and severally, irrevocably, absolutely and un-conditionally guarantees as a primary obligor and not merely as surety to the Lender Creditors the full payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of the Borrower or any Guarantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding), fees, costs, expenses and indemnities) of the Borrower or such Guarantor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each Credit Document to which the Borrower or such Guarantor is a party (including, without limitation, all such obligations, liabilities and indebtedness of such Guarantor under this Guaranty) and the due performance and compliance by the Borrower or such Guarantor with all of the terms, conditions and agreements contained in each such Credit Document (all such obligations, liabilities and indebtedness being herein collectively called the "Guaranteed Obligations").

Each Guarantor understands, agrees and confirms that the Lender Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against such Guarantor without proceeding against any other Guarantor or the Borrower for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations.  This Guaranty is a guaranty of prompt payment and not of collection.
(b) Additionally, each Guarantor, jointly and severally, unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower upon the occurrence in respect of the Borrower of any of the events specified in Section 10.05 of the Credit Agreement, and unconditionally, absolutely and irrevocably, jointly and severally, promises to pay such Guaranteed Obligations to the Lender Creditors, or to the order of the Lender Creditors, promptly after written demand.
2. LIABILITY OF GUARANTORS ABSOLUTE.  The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any other guaranty of the indebtedness of the Borrower whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the Borrower or any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any payment made to any Lender Creditor on the indebtedness which any Lender Creditor repays the Borrower pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (g) any action or inaction by the Lender Creditors as contemplated in Section 6 hereof or (h) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations.
3. OBLIGATIONS OF GUARANTORS INDEPENDENT.  The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor or the Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor or the Borrower and whether or not any other Guarantor, any other guarantor or the Borrower be joined in any such action or actions.  Each Guarantor waives (to the fullest extent permitted by applicable law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or other circumstance which operates to toll any statute of limitations as to the Borrower shall operate to toll the statute of limitations as to each Guarantor.

4. WAIVERS BY GUARANTORS.  (a) Each Guarantor hereby waives (to the fullest extent permitted by applicable law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives to the extent permitted by applicable law promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Lender Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor or the Borrower) and each Guarantor further hereby waives to the extent permitted by applicable law any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Lender Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.
(b) Each Guarantor waives to the fullest extent permitted by applicable law any right to require the Lender Creditors to: (i) proceed against the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party or (ii) pursue any other remedy in the Lender Creditors' power whatsoever.  Each Guarantor waives to the fullest extent permitted by applicable law any defense based on or arising out of any defense of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower other than payment in full of the Guaranteed Obligations.  The Lender Creditors may after the occurrence and during the continuance of an Event of Default, at their election, exercise any right or remedy the Lender Creditors may have against the Borrower or any other party without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations (other than unasserted contingent indemnification obligations) have been paid in full.  Each Guarantor waives to the fullest extent permitted by applicable law any defense arising out of any such election by the Lender Creditors, even though such election operates to impair or extinguish any right of reimbursement, contribution, indemnification or subrogation or other right or remedy of such Guarantor against the Borrower, any other guarantor of the Guaranteed Obligations or any other party.

(c) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Borrower's and each other Guarantor's financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Borrower and each other Guarantor on an ongoing basis information relating thereto and the Borrower's and each other Guarantor's ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect.  Each Guarantor acknowledges and agrees that (x) the Lender Creditors shall have no obligation to investigate the financial condition or affairs of the Borrower or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Borrower or any other Guarantor that might become known to any Lender Creditor at any time, whether or not such Lender Creditor knows or reasonably believes that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (y) the Lender Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.
(d) [Reserved].
(e) [Reserved].
(f) [Reserved].
(g) [Reserved].
(h) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.
5. [RESERVED].

6. RIGHTS OF LENDER CREDITORS.  Subject to Sections 4 and 15, any Lender Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:
(a)
change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

(b)	[reserved];
(c)
exercise or refrain from exercising any rights against the Borrower, any other Credit Party, any Subsidiary thereof, any other guarantor of the Borrower or others or otherwise act or refrain from acting;

(d)	release or substitute any one or more endorsers, Guarantors, other guarantors, the Borrower or other obligors;
(e)
settle or compromise any of the Guaranteed Obligations or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower to creditors of the Borrower other than the Lender Creditors;

(f)	apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower to the Lender Creditors regardless of what liabilities of the Borrower remain unpaid;
(g)
consent to or waive any breach of, or any act, omission or default under, any of the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Credit Documents or any of such other instruments or agreements;

(h)	act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against the Borrower to recover full indemnity for any payments made pursuant to this Guaranty; and/or
(i)
take any other action or omit to take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense (other than a defense of payment) to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

No invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Credit Documents or any other agreement or instrument relating to the Guaranteed Obligations or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full of the Guaranteed Obligations.
7. CONTINUING GUARANTY.  This Guaranty is a continuing one of payment and performance and not merely of collectability and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of any Lender Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Lender Creditor would otherwise have.  No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Lender Creditor to any other or further action in any circumstances without notice or demand.  It is not necessary for any Lender Creditor to inquire into the capacity or powers of the Borrower or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
8. SUBORDINATION OF INDEBTEDNESS HELD BY GUARANTORS.  Any Indebtedness of the Borrower now or hereafter held by any Guarantor is hereby subordinated to the Indebtedness of the Borrower to the Lender Creditors; and such Indebtedness of the Borrower to any Guarantor, if the Administrative Agent (acting at the written direction of the Required Lenders), after an Event of Default has occurred and is continuing, so requests, shall be collected, enforced and received by such Guarantor as trustee for the Lender Creditors and be paid over to the Lender Creditors on account of the indebtedness of the Borrower to the Lender Creditors, but without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty.  Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of the Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination.  Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Lender Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations (other than unasserted contingent indemnification obligations) have been paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the payment in full in cash of all the Guaranteed Obligations (other than the unasserted contingent indemnification obligations), such amount shall be held in trust for the benefit of the Lender Creditors and shall promptly be paid to the Lender Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Credit Documents or, if the Credit Documents do not provide for the application of such amount, to be held by the Lender Creditors as collateral security for any Guaranteed Obligations thereafter existing.

9. GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT.  Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Lender Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no other Lender Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Lender Creditors upon the terms of this Guaranty.  The Lender Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder).
10. REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS.  In order to induce the Lenders to make Term Loans to the Borrower pursuant to the Credit Agreement, each Guarantor represents, warrants and covenants that until the Termination Date, such Guarantor will comply, and will cause each of its Restricted Subsidiaries to comply, with all of the applicable provisions, covenants and agreements contained in Sections 8 and 9 of the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no default or event of default, is caused by the actions of such guarantor or any of its restricted subsidiaries.
11. AGENT'S APPOINTMENT AS ATTORNEY-IN-FACT, ETC; FURTHER ASSURANCES.  (a) Each Guarantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Guarantor and in the name of such Guarantor or in its own name, for the purpose of carrying out the terms of this Guaranty, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Guaranty.
(b) Each Guarantor agrees that from time to time, at the expense of such Guarantor, it shall promptly execute and deliver all further instruments and documents and take all further action that may be necessary or desirable, or that the Administrative Agent may reasonably request, in order to ensure that the Lender Creditors receive the intended benefits hereof or to enable the Administrative Agent to exercise and enforce its rights and remedies hereunder.
12. EXPENSES; INDEMNITY.  The Guarantors hereby jointly and severally agree to be bound by the provisions of Section 12.01 of the Credit Agreement with the same force and effect, and to the same extent, as if each reference therein to the Borrower were a reference to each such Guarantor.

13. BENEFIT AND BINDING EFFECT.  This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Lender Creditors and their permitted successors and assigns.
14. AMENDMENTS; WAIVERS.  Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and with the written consent of the Required Lenders (or, to the extent required by Section 12.12 of the Credit Agreement, with the written consent of each Lender or each Lender directly and adversely affected thereby).
15. SET OFF.  In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Lender Creditor is hereby authorized, at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to the extent permitted by applicable law, to set off and to appropriate and apply any and all deposits (general or special but excluding, in any event, accounts used exclusively for payroll, taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by such Lender Creditor to or for the credit or the account of such Guarantor, against and on account of the Obligations and liabilities of such Guarantor to such Lender Creditor under this Guaranty, irrespective of whether or not such Lender Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.  Each Lender Creditor (by its acceptance of the benefits hereof) acknowledges and agrees that the provisions of this Section 15 are subject to the sharing provisions set forth in Section 12.06 of the Credit Agreement.
16. NOTICE.  Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telecopy or courier service and all such notices and communications shall, when mailed, telecopied, or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent or any Guarantor shall not be effective until received by the Administrative Agent or such Guarantor, as the case may be.  All notices and other communications shall be in writing and, if to the Administrative Agent, any Credit Party or any Lender, as provided in Section 12.03 the Credit Agreement, or, in each case, at such other address or addressed to such other individual as shall have been furnished or identified, as applicable, in writing by the party to whom such notice is required to be given to the party required to give the same.
17. REINSTATEMENT.  The obligations of the Guarantors under this Guaranty shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrower or other Credit Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

18. GOVERNING LAW; CONSENT TO JURISDICTION; SERVICE OF PROCESS AND WAIVER OF TRIAL BY JURY.  (a) THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PARTY.  EACH PARTY HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT ITS ADDRESS SET FORTH IN SECTION 12.03 OF THE CREDIT AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF (i) ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR (ii) THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE BORROWER IN ANY OTHER JURISDICTION.
(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS GUARANTY OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c) EACH OF THE PARTIES TO THIS GUARANTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18(c).

19. RELEASE OF LIABILITY OF GUARANTOR UPON SALE OR DISSOLUTION; TERMINATION.  In the event that (a) all of the Equity Interests of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 9.02 of the Credit Agreement, (b) any Guarantor is designated as an Unrestricted Subsidiary pursuant to Section 8.14 of the Credit Agreement, (c) [intentionally omitted] or (d) a sale, other disposition or liquidation of a Guarantor has been approved in writing by the Required Lenders (or all the Lenders if required by Section 12.12 of the Credit Agreement), such Guarantor shall, upon consummation of such sale or other disposition, designation or other event contemplated by clauses (a) through (d) (except to the extent that a sale or disposition pursuant to clauses (a) and (d) is to the Borrower or another Guarantor), be released from this Guaranty automatically and without further action and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the Equity Interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 19).  On the Termination Date, this Guaranty shall automatically terminate and all liability of Guarantors shall be automatically released.  Upon such release or termination as described above, the Administrative Agent shall promptly execute and deliver to the applicable Guarantor, at the expense of such Guarantor, evidence of termination and/or release in accordance with the terms of the Credit Agreement; provided, that in the case of any release contemplated under the first sentence of this Section 19, the Administrative Agent shall have received a certificate executed by an Authorized Officer of the Borrower certifying that the applicable transaction giving rise to such release is permitted under the Credit Documents (such certificate, an "Officer's Certificate") and each of the Lender Creditors, by accepting the benefits hereof, hereby irrevocably agrees that the Administrative Agent may, in performing its obligations under this sentence, conclusively rely on such Officer's Certificate as evidence that the applicable releases are permitted to be provided by the Administrative Agent hereunder.  As used in this Guaranty, "Termination Date" shall mean the date upon which all Commitments under the Credit Agreement have been terminated and the Term Loans, Notes (together with interest thereon), Fees and other Obligations (other than indemnities described in Section 12.13 of the Credit Agreement and reimbursement obligations under Section 12.01 which, in either case, are not then due and payable or any other contingent obligation not then due and payable) have been paid in full.
20. [RESERVED].

21. LIMITATION ON GUARANTEED OBLIGATIONS.  Each Guarantor and each Lender Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Lender Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.
22. COUNTERPARTS.  This Guaranty may be executed in any number of counterparts in original or by facsimile or other electronic transmission and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower and the Administrative Agent.  Delivery of an executed counterpart of this Guaranty by facsimile or electronic mail shall be effective as delivery of an original executed counterpart.
23. PAYMENTS.  All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Sections 4.03 and 4.04 of the Credit Agreement.
24. ADDITIONAL GUARANTORS.  It is understood and agreed that any Subsidiary of the Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall become a Guarantor hereunder by executing and delivering a counterpart hereof to the Administrative Agent or executing a joinder agreement and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance reasonably satisfactory to) the Administrative Agent (acting at the direction of the Required Lenders).
25. HEADINGS DESCRIPTIVE.  The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.
26. APPLICATION OF PROCEEDS.  All monies collected by the Administrative Agent hereunder pursuant to the enforcement of remedies by the Administrative Agent hereunder shall be applied in the manner provided in the Credit Agreement.
* * *

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

BELL BROADCASTING COMPANY, LLC
BOSSIPMADAMENOIRE, LLC
BLUE CHIP BROADCASTING, LTD.
BLUE CHIP BROADCASTING LICENSES, LTD.
CHARLOTTE BROADCASTING, LLC
DISTRIBUTION ONE, LLC
GAFFNEY BROADCASTING, LLC
INTERACTIVE ONE, INC.
INTERACTIVE ONE, LLC
NEW MABLETON BROADCASTING CORPORATION
RADIO ONE CABLE HOLDINGS, LLC
RADIO ONE DISTRIBUTION HOLDINGS, LLC
RADIO ONE LICENSES, LLC
RADIO ONE MEDIA HOLDINGS, LLC
RADIO ONE URBAN NETWORK HOLDINGS, LLC
RADIO ONE OF CHARLOTTE, LLC
RADIO ONE OF DETROIT, LLC
RADIO ONE OF INDIANA, LLC
RADIO ONE OF INDIANA, L.P.
RADIO ONE OF NORTH CAROLINA, LLC
RADIO ONE OF TEXAS II, LLC
REACH MEDIA, INC.
SATELLITE ONE, L.L.C.,
CLEOTV, LLC
TV ONE, LLC,
each as a Guarantor

By:
Name: Peter D. Thompson
Title: Vice President

Accepted and Agreed to:
WILMINGTON TRUST, NATIONAL ASSOCIATION,
as Administrative Agent
By: ,
Name: Alisha Clendaniel
Title:   Assistant Vice President

EXHIBIT F
FORM OF SOLVENCY CERTIFICATE
[______], 20[__]
To the Administrative Agent and each of the Lenders
 party to the Credit Agreement referred to below:
I, the undersigned, the Chief Financial Officer of Urban One, Inc., a Delaware corporation (the "Borrower"), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof), that:
(i)
This Certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [5.09][6.06] of the Credit Agreement, dated as of [the date hereof][ December 4, 2018], among the Borrower, the lenders from time to time party thereto (each, a "Lender" and, collectively, the "Lenders"), Wilmington Trust, National Association, as Administrative Agent for such Lenders, and TCG Senior Funding L.L.C., as Sole Lead Arranger and Sole Bookrunner.  Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

(ii)
As of the [Effective][Funding] Date, on a consolidated basis and after giving effect to the Transactions on [such date][the Effective Date], (a) the sum of the fair value (on a going concern basis) of the assets, at a fair valuation, of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (b) the sum of the present fair salable value of the assets (on a going concern basis) of the Borrower and its Restricted Subsidiaries (taken as a whole) will exceed their debts, (c) the Borrower and its Restricted Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature and (d) the Borrower and its Restricted Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their businesses as currently conducted or proposed to be conducted.

For purposes of this Certificate, (a) "debt" means any liability on a claim, and (b) "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and (c) the amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

[Remainder of page intentionally left blank]

The foregoing certifications are made and delivered as of the date first set forth above.
By:
Name: Peter D. Thompson
Title: Chief Financial Officer

EXHIBIT G

FORM OF BUDGET
[See attached.]

EXHIBIT H
FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 8.01(e) of the Credit Agreement, dated as of December 4, 2018 (as amended, restated, amended and restated, supplemented or modified from time to time, the "Credit Agreement"), among Urban One, Inc. (the "Company"), the lenders party thereto from time to time, Wilmington Trust, National Association, as Administrative Agent, and TCG Senior Funding L.L.C., as Sole Lead Arranger and Sole Bookrunner.  Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.  I, the undersigned, the duly elected, qualified and acting [title of Authorized Officer] of the Company, in that capacity only and not in my individual capacity (and without personal liability) do hereby certify as of the date hereof:
1. I have reviewed and am familiar with the contents of this Compliance Certificate.  I am providing this Compliance Certificate solely in my capacity as an officer of the Company.  The matters set forth herein are true to my knowledge after due inquiry.
2. I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the "Financial Statements").  Except as set forth on ANNEX 1(a), such review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, after due inquiry, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default.
3. Attached hereto as ANNEX 2 are the computations showing (in reasonable detail) compliance with the covenants specified therein.
4. Attached hereto as ANNEX 3 is a list of all Restricted Subsidiaries and Unrestricted Subsidiaries of the Company as of the date hereof.

IN WITNESS WHEREOF, I have executed this Compliance Certificate this ____ day of _________, ___.
URBAN ONE, INC.
By:
Name:
Title:

ANNEX 1

[Applicable Financial Statements to Be Attached]

ANNEX 1(A)

[Defaults / Events of Default]

ANNEX 2
The information described herein is as of _________, ____1 (the "Computation Date") and, except as otherwise indicated below, pertains to the period from [the Funding Date][_____, 20__] to the Computation Date (the "Relevant Period").
I. Financial Covenant	Amount
Total Gross Leverage Ratio (Section 9.08)
a. Consolidated Indebtedness[2] as at the Computation Date	$_____
b. Consolidated EBITDA[3] for the Test Period ended on the Computation Date	$_____
c. The ratio of line a to line b	_____:1.00
d. Level required pursuant to Section 9.08	[8.00][4] [7.50][5] [7.00][6] [6.50][7] :1:00
II. RP/Investment Basket Amount
The Available Basket Amount on the Computation Date was $_____.[8]
[IV. Excess Cash Flow
The amount of Excess Cash Flow for the Test Period was $_____.][9]

[1]	Insert the last day of the respective fiscal quarter or year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
2 Attach hereto in reasonable detail the calculations required to arrive at Consolidated Indebtedness.
3 Attach hereto in reasonable detail the calculations to arrive at Consolidated EBITDA.
4     Insert for any Fiscal Quarter of the Borrower which ends during the Fiscal Year ending December 31, 2019.
5     Insert for any Fiscal Quarter of the Borrower which ends during the Fiscal Year ending December 31, 2020.
6 Insert for any Fiscal Quarter of the Borrower which ends during the Fiscal Year ending December 31, 2021.
7 Insert for any Fiscal Quarter of the Borrower which ends during the Fiscal Year ending December 31, 2022.
8 Attach hereto in reasonable detail the calculations required to establish the RP/Investment Basket Amount.
9 Include only for Compliance Certificates delivered in respect of Test Period ending December 31.  Attach hereto in reasonable detail the calculations required to establish Excess Cash Flow and the amount of the related mandatory repayment.

ANNEX 3

[List of Restricted Subsidiaries and Unrestricted Subsidiaries of the Company as of the Computation Date]

EXHIBIT I
FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT10
This Assignment and Assumption Agreement (this "Assignment"), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the][each, an] "Assignor") and [the][each] Assignee identified in item 2 below ([the][each, an] "Assignee").  [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, the "Credit Agreement"), receipt of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the "Standard Terms and Conditions") are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the][each] Assignee, and [the][each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor's outstanding rights and obligations ([the][each, an] "Assigned Interest").  [Each][Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.
[1.	Assignor:
2.	Assignee:	][11] [and is an Affiliate /Related Fund of [identify Lender] [and is at least 50% owned by [identify Lender] or its parent company]]
[1][3].	Credit Agreement:
Credit Agreement, dated as of December 4, 2018, among Urban One, Inc. (the "Borrower"), the Subsidiary Guarantors, the lenders from time to time party thereto, Wilmington Trust, National Association, as Administrative Agent, and TCG Senior Funding L.L.C., as Sole Lead Arranger and Sole Bookrunner.

[10]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
11      If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively.  In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

[2. Assigned Term Loan Interests:
Assignor	Assignee	Aggregate Amount of [Term Loans][Commitments] of all Lenders	Amount of [Term Loans][Commitments] Assigned	Percentage of Aggregate Amount of [Term Loans][Commitments]
[Name of Assignor]	[Name of Assignee]	$_______________	$_______________	_______________%
[Name of Assignor]	[Name of Assignee]	$_______________	$_______________	_______________%
]12
[4. Assigned Term Loan Interest:
Aggregate Amount of [Term Loans][Commitments] of all Lenders	Amount of [Term Loans][Commitments] Assigned	Percentage of Aggregate Amount of [Term Loans][Commitments]
$______________	$______________	______________%
]13

Effective Date ___________, ____, ____.

[12]
Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

[13]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.

The terms set forth in this Assignment are hereby agreed to:
ASSIGNOR [NAME OF ASSIGNEE]	ASSIGNEE [NAME OF ASSIGNOR][14]

By: Name: Title:	By: Name: Title:

[Consented to and]15 Accepted:
WILMINGTON TRUST, NATIONAL ASSOCIATION,
 as Administrative Agent
By:	____________________________ Name: Title:
URBAN ONE, INC.,
 as the Borrower
By:	____________________________ Name: Title:][16]

14 Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.
[15]
Insert only if assignment is being made to an Eligible Transferee pursuant to Section 12.04(b)(y) of the Credit Agreement.  Consent of the Administrative Agent shall not be unreasonably withheld, delayed or conditioned.

[16]
Insert only if (i) no Event of Default under Section 10.01 or 10.05 of the Credit Agreement is then in existence and, (ii) the assignment is being made to an Eligible Transferee pursuant to 12.04(b)(y) of the Credit Agreement; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof. Consent of the Borrower shall not be unreasonably withheld, delayed or conditioned.

ANNEX 1 TO EXHIBIT I
URBAN ONE, INC.
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
 AND ASSUMPTION AGREEMENT
1. Representations and Warranties.
1.1. Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][its] Assigned Interest, (ii) [the][its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document (other than this Assignment), (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment), (iii) the financial condition of the Borrower, any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2. Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is not a Disqualified Institution and it meets all of the requirements of an Eligible Transferee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, has knowledge and experience in financial, business and debt financing matters as to be capable of evaluating the merits and risks of participating in the Term Loans and the Transaction and protecting its interests, including, without limitation, the merits and risks in connection with the Term Loans, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision, (vi) it has, independently and without reliance upon the Administrative Agent, the Lead Arranger and their respective Related Parties (all the foregoing, each, an "Agent Party", and collectively, the "Agent Parties") or any statements or other information provided by any Agent Party (if any) or any due diligence investigation that any Agent Party may have conducted with respect to the Borrower and its Subsidiaries (A) conducted its own due diligence investigation, credit analysis, appraisals and decisions with respect to the Borrower, any of its Subsidiaries or affiliates, the Term Loans and the Transaction to inform itself as to the business, operations, property, assets, condition (financial or otherwise), prospects and creditworthiness of the Borrower and any of its Subsidiaries and affiliates, and (B) based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest[,] [and] (vii) it has consulted with its own legal, tax and accounting advisors and has made its own assessments as it deemed necessary or appropriate in connection with its potential participation in the Transaction (including its participation in the Term Loans); and (viii) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that (i) it will, independently and without reliance upon any Agent Party or any statements or other information provided by any Agent Party (if any) or any due diligence investigation that any Agent Party may conduct with respect to the Borrower and its Subsidiaries, (A) conduct its own due diligence investigation, credit analysis, appraisals and decisions with respect to the Borrower, any of its Subsidiaries or affiliates, the Term Loans and the Transaction as it deems necessary to inform itself as to the business, operations, property, assets, condition (financial or otherwise), prospects and creditworthiness of the Borrower and any of its Subsidiaries and affiliates, and (B) based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (ii) no Agent Party shall have any duty or responsibility, either initially or on a continuing basis, to provide you or any other person or entity with any credit or other information concerning the business, operations, property, assets, condition (financial or otherwise), prospects or creditworthiness of the Borrower or its Subsidiaries that may come into the possession of any Agent Party either prior to, on or after the date hereof, (iii) no Agent Party has made or will be making any express or implied representation or warranty as to the business, operations, property, assets, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its Subsidiaries, (iv) it will continue to consult with its own legal, tax and accounting advisors and shall continue to make its own assessments as it deems necessary or appropriate in connection with its participation in the Transaction (including its participation in the Term Loans), and (v) the Agent Parties may have information concerning the Borrower, the Term Loans or the Transaction that has not been provided to it; (c) appoints and authorizes each of the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the Administrative Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payment.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][each] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.
3. Effect of Assignment.  Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.
4. General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment.  THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).
*           *            *

EXHIBIT J
INTERCOMPANY NOTE
New York, New York
 December 4, 2018
FOR VALUE RECEIVED, each of the undersigned entities identified on the signature pages hereto as a Payor and any entity becoming a party hereto by executing a counterpart signature hereto as a Payor, in each case to the extent a borrower from time to time (each, in such capacity and as identified on Schedule A hereto, a "Payor"), hereby promises to pay on demand to the order of each of the undersigned entities identified on the signature pages hereto as a Payee and each entity becoming a party hereto by executing a counterpart signature hereto as a Payee, in each case to the extent a lender to any Payor from time to time (each, in such capacity and as identified on Schedule A hereto, a "Payee"), as the case may be, in lawful money of the United States of America, or such other currency as may be agreed between the applicable Payor and Payee, in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all indebtedness for borrowed money incurred by such Payor to such Payee.  Each Payor promises also to pay interest (if any) on the unpaid principal amount of all such indebtedness for borrowed money in like money at said location from the date of incurrence of such indebtedness until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.
This note (this "Note") is subject to that certain Credit Agreement dated as of December 4, 2018 (as amended, restated, amended and restated, modified and/or supplemented from time to time, the "Credit Agreement", the capitalized terms defined therein being used herein as therein defined), by and among Urban One, Inc., a Delaware corporation (the "Borrower"), the lenders party thereto from time to time, and Wilmington Trust, National Association, as administrative agent (together with its permitted successors in such capacity, the "Administrative Agent"), and TCG Senior Funding L.L.C., as sole lead arranger and sole bookrunner.  Each such Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement with respect to this Note.
Anything in this Note to the contrary notwithstanding, the indebtedness and other payment obligations (including accrued but unpaid interest) evidenced by this Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full in cash of all of each Payor's Obligations (as defined in the Subsidiaries Guaranty referred to in the Credit Agreement), including, as applicable, such Payor's guarantee of the Guaranteed Obligations (as defined in the Subsidiaries Guaranty referred to in the Credit Agreement) (such Obligations, Guaranteed Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as the "Senior Indebtedness"):

(i) in the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Payor or to its creditors, as such, or to its property, or any distribution, partial or complete, voluntary or involuntary, by operation of law or otherwise of its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before any Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of any indebtedness and other payment obligations (including accrued but unpaid interest) evidenced by this Note, and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which any Payee would otherwise be entitled, whether in cash, property or securities, shall be made to the holders of Senior Indebtedness;
(ii) if any Event of Default occurs and is continuing with respect to any Senior Indebtedness and the applicable Payor has received notice from the applicable Agent, then (x) no payment or distribution of any kind or character shall be made by or on behalf of such Payor or any other Person on its behalf with respect to this Note and (y) no amount of indebtedness by this Note owing to any Payor to any Payee shall be forgiven or otherwise reduced in any way other than as a result of payment in full thereof; and
(iii) if any payment or distribution of any character, whether in cash, securities or other property, in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall) be held for the benefit of, and shall promptly be paid over or delivered to the Administrative Agent for application in accordance with the Credit Agreement.
To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced or impaired in its right to enforce the subordination of this Note by any act or failure to act on the part of any Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder.  The holders of the Senior Indebtedness may, without in any way affecting the obligations of the holder of this Note with respect thereto, at any time or from time to time and in their absolute discretion, change the manner, place or terms of payment of, change or extend the time of payment of, or renew or alter, any Senior Indebtedness, or amend, modify or supplement any agreement or instrument governing or evidencing such Senior Indebtedness or any other document referred to therein, or exercise or refrain from exercising any other of their rights under the Senior Indebtedness including, without limitation, the waiver of default thereunder, all without notice to or assent from the holder of this Note.  Each Payee and each Payor hereby agrees that the subordination of this Note is for the benefit of the Lender Creditors (as defined in the Subsidiaries Guaranty), such Lender Creditors are obligees under this Note to the same extent as if their names were written herein as such and the Administrative Agent may, on behalf of any Lender Creditor, proceed to enforce the subordination provisions herein.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between any Payor and any Payee, the obligations of any Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of any Payee and other creditors of such Payor other than the holders of Senior Indebtedness; provided that, subject to the prior payment in full in cash of all Senior Indebtedness, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Payor applicable to the Senior Indebtedness until all amounts owing on this Note shall be paid in full, and for the purpose of such subrogation no payments or distributions to the holders of the Senior Indebtedness by or on behalf of the Payor or by or on behalf of the holder of this Note by virtue of this agreement which otherwise would have been made to the holder of this Note shall, as between the Payor, its creditors other than the holders of Senior Indebtedness, and the holder of this Note, be deemed to be payment by the Payor to or on account of the Senior Indebtedness, it being understood that the provisions of this Note are and are intended solely for the purpose of defining the relative rights of the holder of this Note, on the one hand, and the holders of the Senior Indebtedness, on the other hand; provided that at any time clause (i) or (ii) of the third paragraph of this Note is operative, no such Payor shall assert or enforce such right of subrogation hereunder until the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness.
Each Payee is hereby authorized to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note.  All payments under this Note shall be made without offset, counterclaim or deduction of any kind.
Additional Payors and Payees may become parties to this Note by executing a counterpart signature page to this Note.  Upon delivery of such counterpart signature page, notice of which is waived by all parties hereto, such Payor or Payee, as the case may be, shall become a party hereto as fully as if it were an original signatory hereto.  Each Payor agrees that its obligations under or evidenced by this Note shall not be diminished or impaired by the addition of an additional Payor.
 THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
 [Signature Pages to Follow]

URBAN ONE, INC.,
 as a Payor and Payee
By:       _________________________
Name: Peter D. Thompson
Title; Chief Executive Officer and Executive Vice President

BELL BROADCASTING COMPANY
BOSSIPMADAMENOIRE, LLC
 BLUE CHIP BROADCASTING, LTD.
BLUE CHIP BROADCASTING LICENSES, LTD.
CHARLOTTE BROADCASTING, LLC
 DISTRIBUTION ONE, LLC
GAFFNEY BROADCASTING, LLC
INTERACTIVE ONE, INC.
 INTERACTIVE ONE, LLC
NEW MABLETON BROADCASTING CORPORATION
RADIO ONE CABLE HOLDINGS, LLC
RADIO ONE DISTRIBUTION HOLDINGS, LLC
RADIO ONE LICENSES, LLC
RADIO ONE MEDIA HOLDINGS, LLC
 RADIO ONE OF CHARLOTTE, LLC
RADIO ONE OF DETROIT, LLC
RADIO ONE OF INDIANA, LLC
 RADIO ONE OF INDIANA, L.P.
RADIO ONE OF NORTH CAROLINA, LLC
 RADIO ONE OF TEXAS II, LLC
RADIO ONE URBAN NETWORK HOLDINGS, LLC
REACH MEDIA, INC.
 SATELLITE ONE, L.L.C.
CLEOTV, LLC
TV ONE, LLC,
each as a Payor and Payee

By:
Name: Peter D. Thompson
 Title: Vice President

SCHEDULE A
ADVANCE AND PAYMENTS OF PRINCIPAL
PAYEE: [INSERT NAME OF PAYEE]
 PAYOR: [INSERT NAME OF PAYOR]
Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made by

ALLONGE ENDORSEMENT
____________ __, 20__
Pay to the order of Wilmington Trust, National Association, in its capacity as Administrative Agent and together with any permitted successors in such capacity (the "Administrative Agent") pursuant to the Credit Agreement dated as of December 4, 2018, ("Credit Agreement"), by and among the Administrative Agent and the other parties thereto, as the same now exists or may be hereafter modified, supplemented, extended, renewed, amended and restated, restated, amended or replaced, without recourse, the promissory note described below to which this Allonge Endorsement is affixed:
Intercompany Note, dated as of December 4, 2018 (the "Intercompany Note"), made by Payors (as such term is defined in the Intercompany Note) payable to the order of each of the Payees (as such term is defined in the Intercompany Note) listed below:

 [Signature Pages to Follow]

URBAN ONE, INC.
By:
 Name: Peter D. Thompson
Title:Chief Financial Officer and Executive Vice President
BELL BROADCASTING COMPANY
BOSSIPMADAMENOIRE, LLC
 BLUE CHIP BROADCASTING, LTD.
BLUE CHIP BROADCASTING LICENSES, LTD.
CHARLOTTE BROADCASTING, LLC
 DISTRIBUTION ONE, LLC
GAFFNEY BROADCASTING, LLC
INTERACTIVE ONE, INC.
 INTERACTIVE ONE, LLC
NEW MABLETON BROADCASTING CORPORATION
RADIO ONE CABLE HOLDINGS, LLC
RADIO ONE DISTRIBUTION HOLDINGS, LLC
RADIO ONE LICENSES, LLC
RADIO ONE MEDIA HOLDINGS, LLC
 RADIO ONE OF CHARLOTTE, LLC
RADIO ONE OF DETROIT, LLC
RADIO ONE OF INDIANA, LLC
 RADIO ONE OF INDIANA, L.P.
RADIO ONE OF NORTH CAROLINA, LLC
 RADIO ONE OF TEXAS II, LLC
RADIO ONE URBAN NETWORK HOLDINGS, LLC
REACH MEDIA, INC.
 SATELLITE ONE, L.L.C.
CLEOTV, LLC
TV ONE, LLC,
each as a Guarantor

By:
Name: Peter D. Thompson
 Title: Vice President

EXHIBIT K
FORM OF OPERATING AGREEMENT
OPERATING AGREEMENT dated effective as of ________________, between _____________________, a ________________ corporation (the "License Holder"), and _____________________, a __________________ corporation (the "Company").
WHEREAS, the License Holder holds the licenses (the "Licenses") issued by the Federal Communications Commission (the "FCC") to operate one or more radio stations (the "Stations"), and other licenses, permits and authorizations relating to the operations of the Stations;
WHEREAS, the Company, which wholly owns the License Holder, owns all of the assets (not including Licenses) and facilities (the "Facilities") used or useful in the operation of the Stations; and
WHEREAS, the License Holder and the Company wish to enter into this Agreement to ensure that the Company manages operations of the Stations in accordance with policies established by the License Holder, and in accordance with the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder by the FCC;
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Section 1. The Company's Duties.  Subject to the provisions of Section 2 hereof, the Company shall manage and direct the day-to-day operations of the Stations, including, but not limited to, providing staffing, determining the programming schedule of the Stations, selling advertising time, operating and maintaining the Facilities, and assuring compliance with FCC requirements.  The Company shall maintain such facilities and equipment and hire and supervise such employees as are necessary to the fulfillment of its responsibilities hereunder.  It is understood that all expenses and capital costs incurred in operating the Stations shall be paid by the Company and all advertising and other receipts collected in operating the Stations shall be retained by the Company.  The Company shall not be entitled to any compensation for services rendered hereunder.

Section 2. Control by the License Holder.  The License Holder shall at all times exercise ultimate control over the programming, personnel, finances, operations and policies of the Stations, and the Company shall operate the Stations in compliance therewith.  The Company shall provide the License Holder with such books of account, records and reports, including quarterly programming schedules and reports, as the License Holder may reasonably request from time to time, and shall afford the License Holder and its officers and employees access at all times to all aspects of operations of the Stations.  Without limiting the foregoing reservation of control, the License Holder shall have the right throughout the term of this Agreement (a) to require the deletion of any program or advertising material if the License Holder believes that its transmission would be contrary to the public interest, (b) to require the transmission of any program or advertising material if the License Holder believes that its transmission would serve the public interest, and (c) to relieve any person of his or her duties at any Station if the License Holder believes that his or her conduct is inconsistent with the policies or rules of the License Holder or the FCC or is otherwise inconsistent with the public interest.  This paragraph shall be construed so as to vest in the License Holder all powers which may be necessary for discharge of its responsibilities as a licensee under the Communications Act of 1934, as amended, and the policies and the rules promulgated thereunder by the FCC.

Section 3. Compliance with the Law.  The Company shall at all times operate each Station in material compliance with the Communications Act of 1934, as amended, and all rules, regulations and policies of the FCC and any other governmental agency with authority over the Stations, as such laws, rules, regulations and policies are in effect from time to time.

Section 4. Modification of Facilities.  The Company may, at its discretion, modify the Facilities from time to time, at its expense, subject to the License Holder's approval of the modifications.  If prior FCC approval of such modifications is required, the Company shall prepare an appropriate application for the License Holder to sign and file with the FCC, and no such change shall be implemented prior to the grant of FCC consent therefor.  Any application for a license to cover any construction permit for any Station shall similarly be prepared by the Company for signature and filing by the License Holder.

Section 5. FCC Filings.  The Company shall cooperate with the License Holder in furnishing any information which may be requested by the FCC in connection with the operation of any Station, including, but not limited to, any technical and/or engineering information.  The Company shall prepare, for the License Holder's signature and filing with the FCC, appropriate license renewal applications and such other reports, documents, and filings as may be necessary from time to time to keep in force and effect FCC authorizations for operating any Station.  The License Holder shall cooperate with the Company in signing and filing such license renewal applications and other reports, documents, and filings.

Section 6. Notices.  All notices hereunder shall be given in writing by first class United States mail, postage prepaid, addressed as follows, or to such other address as either party may specify from time to time:

If to the License Holder:
_________________________
_________________________
_________________________
Attn:  ____________________
If to the Company:
_________________________
_________________________
_________________________
Attn:  ____________________

Section 7. Term.  The term of this Agreement shall begin on the date hereof and shall terminate upon the occurrence of any of the following events (unless earlier terminated pursuant to the provisions of Section 8 hereof):
(a)	revocation or expiration without renewal of the license(s) held by the License Holder to operate any Station (in which case this Agreement shall terminate solely with respect to such Station); or
(b)	mutual agreement of the parties to terminate this Agreement.
Section 8. Termination.  The License Holder shall have the right to terminate this Agreement by written notice to the Company at any time during the term hereof upon the occurrence of any of the following events:
(a)	any material failure of the Company to perform any of its obligations under this Agreement;
(b)	the insolvency of the Company, appointment of a receiver of the property of the Company, or any assignment for the benefit of creditors by the Company;
(c)	the filing of a voluntary or involuntary petition by or against the Company under bankruptcy laws of the United States; or
(d)
the foreclosure of any lien or security interest in, or the placement or issuance of any levy, writ of attachment, writ of garnishment, writ of execution or similar process against, the Company or any property of the Company or securities representing an ownership interest in the Company.

Section 9. Assignment.  The Company shall not assign this Agreement or any of the Company's rights or obligations under this Agreement or sell or transfer the Facilities without the prior written consent of the License Holder and any necessary prior consent of the FCC, and any attempted assignment, sale or transfer by the Company not in compliance with this provision shall, at the License Holder's option, be null and void; provided, however, that the Company may replace portions of the Facilities from time to time provided that such replacements do not impair operations of any Station.  Nothing herein shall be interpreted to prevent the Company from granting a mortgage on or other security interest in any of the Facilities.  This Agreement shall bind and inure to the benefit of the permitted successors and assigns of the parties.  The parties agree that, in the event of assignment, transfer of control, or sale of any Station to any third party, the Licenses and the Facilities shall, to the extent required by law (including the regulations of the FCC), be assigned (or control thereof transferred) to such third party together, and not separately, after all requisite FCC consents therefor have been obtained.
Section 10. Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of [_______].

Section 11. Construction.  It is the intent of the parties that operation of the Stations under this Agreement comply with the rules and regulations of the FCC, and all provisions of this Agreement shall be so construed.
Section 12. Severability.  If any provision of this Agreement shall be declared void or invalid by any governmental authority with jurisdiction thereof, then the remainder of this Agreement shall remain in full force and effect without the offending provision, provided that such remainder substantially reflects the original agreement of the parties.
Section 13. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 14. Amendments.  This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and may be amended only by a writing signed by both parties.
[Remainder of Page Intentionally Left Blank.  Signature Pages Follow.]

IN WITNESS WHEREOF, the parties have executed this Operating Agreement as of the date first above written.
LICENSE HOLDER:	COMPANY:

By:	By:
Name:	Name:
Title:	Title: